As filed with the Securities and Exchange Commission on January 23, 2008

Registration No. __________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(Amendment No. __ )

GOLD HORSE INTERNATIONAL, INC.

(Name of small business issuer in its charter)

22-3719165	Florida	3999
(I.R.S. Employer	(State or jurisdiction of	(Primary Standard Industrial
Identification No.)	incorporation or organization)	Classification Code Number)

No. 31 Tongdao Road South

Hohhot, Inner Mongolia

China

86 (471) 339 7999

(Address and telephone number of principal executive offices)

Same as above

(Address of principal place of business or intended principal place of business)

Mr. Liankuan Yang,

Chief Executive Officer

Gold Horse International, Inc.

No. 31 Tongdao Road South

Hohhot, Inner Mongolia, China

telephone: 86 (471) 339 7999

with a copy to:

Mr. Adam Wasserman,

Chief Financial Officer

1643 Royal Grove Way

Weston, Florida 33327

telephone: 800-867-0078

(Name, address and telephone number of agent for service)

with a copy to:

James M. Schneider, Esq.

Schneider Weinberger & Beilly LLP

2200 Corporate Boulevard N.W.

Suite 210

Boca Raton, Florida 33431

telephone (561) 362-9595

telecopier (561) 362-9612

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ __________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ____

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Dollar amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Common stock, par value $0.0001 per share (1)	10,285,470	$0.344	$3,538,202	$140

(1)       Includes 9,520,352 shares of common stock issuable upon the conversion of $3,275,000 principal amount 10% secured convertible debentures and 765,118 shares which the registrant may issue as interest payment on the debenture.

To the extent permitted by Rule 416, this registration statement also covers such additional number of shares of common stock as may be issuable as a result of the anti-dilution provisions of the 10% secured convertible debentures in the event of stock splits, stock dividends or similar transactions.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ii

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 23, 2008

PROSPECTUS

Gold Horse International, Inc.

10,285,470 shares of Common Stock

This prospectus relates to periodic offers and sales of 10,285,470 shares of our common stock by the selling security holders, which includes:

▪	9,520,352 shares issuable upon the possible conversion of $3,275,000 principal amount 10% secured convertible debentures; and

•	765,118 shares which may be issued as interest payments on the debentures.

We will not receive any proceeds from the sale of the shares by the selling security holders. The shares of common stock are being offered for sale by the selling security holders at prices established on the OTC Bulletin Board during the term of this offering. These prices will fluctuate based on the demand for the shares of common stock.

For a description of the plan of distribution of these shares, please see page 64 of this prospectus.

Our common stock is quoted on the OTC Bulletin Board under the symbol “GHII.” On January 22, 2008 the last reported sale price for our common stock was $0.85 per share.

____________________

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus to read about the risks of investing in our common stock.

____________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

____________________

The date of this prospectus is ______, 2008

ABOUT THIS PROSPECTUS

You should only rely on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Our business, financial condition, results of operations and prospectus may have changed since that date.

Unless specifically set forth to the contrary, when used in this prospectus the terms:

•	“Gold Horse International” “we,” “us,” “ours,” and similar terms refers to Gold Horse International, Inc., a Florida corporation,
•	“Gold Horse Nevada” refers to Gold Horse International, Inc., a Nevada corporation and wholly-owned subsidiary of Gold Horse International,
•	“Global Rise” refers to Global Rise International, Limited, a Cayman Islands corporation and wholly-owned subsidiary of Gold Horse Nevada,
•	“IMTD” refers to Inner Mongolia (Cayman) Technology & Development Ltd., a Chinese company and wholly-owned subsidiary of Global Rise,
•	“Jin Ma Real Estate” refers to Inner Mongolia Jin Ma Real Estate Development Co., Ltd., a Chinese company,
•	“Jin Ma Construction” refers to Inner Mongolia Jin Ma Construction Co., Ltd., a Chinese company,
•	“Jin Ma Hotel” refers to Inner Mongolia Jin Ma Hotel Co., Ltd., a Chinese company,
•	“Jin Ma Companies” collectively refers to Jin Ma Real Estate, Jin Ma Construction and Jin Ma Hotel, and
•	“PRC” or “China” refers to the People’s Republic of China.

The information which appears on our web site at www.goldhorseinternational.com is not part of this prospectus.

PROSPECTUS SUMMARY

On June 29, 2007, we executed the Share Exchange Agreement with Gold Horse Nevada whereby we acquired all of the outstanding common stock of Gold Horse Nevada in exchange for the issuance of shares of our common stock to the Gold Horse Nevada stockholders. Gold Horse Nevada conducts its business operations through its wholly owned subsidiary Global Rise and three operating companies based in the PRC. The acquisition of Gold Horse Nevada was accounted for as a reverse merger because on a post-merger basis, the members of Gold Horse Nevada held a majority of our outstanding common stock on a voting and fully-diluted basis.

Through contractual arrangements (the “Contractual Arrangements”) described elsewhere herein with the Jin Ma Companies, we operate, control and beneficially own the construction, hotel and real estate development businesses of the Jin Ma Companies in China. Other than the Contractual Arrangements with the Jin Ma Companies, we do not have any business or operations. As described in the financial statements included elsewhere in this prospectus, our assets and liabilities at each of September 30, 2007 and June 30, 20007 and the results of operations for the three months ended September 30, 2007 and the fiscal years ended June 30, 2007 and 2006 are those of the Jin Ma Companies. All of those assets and operations are located in the PRC.

We were incorporated in New Jersey in March 2001 and in November 2007 we domesticated our company under the name “Gold Horse International, Inc.” in Florida. Our principal executive offices are located at No. 31 Tongdao Road South Hohhot, Inner Mongolia. China. Our telephone number at this location is 86 (471) 339 7999.

ABOUT THE OFFERING

This prospectus covers the resale of a total of 10,285,470 shares of our common stock by selling security holders. Of those shares covered by this prospectus, 9,520,352 shares are issuable upon the conversion of $3,275,000 principal amount 10% secured convertible debentures and 765,118 shares are issuable as interest payments on those debentures. Selling security holders may resell their shares from time-to-time, including through broker-dealers, at prevailing market prices. We will not receive any proceeds from the resale of our shares by the selling security holders. We will pay all of the fees and expenses associated with registration of the shares covered by this prospectus.

Common Stock:

Outstanding Prior to this Offering:	52,364,603 shares of common stock on January 22, 2008.

Common Stock Reserved:

An aggregate of 19,854,658 shares of our common stock, including 9,520,352 shares issuable upon the exercise of the $3,275,000 principal amount 10% secured convertible debentures, 813,954 shares issuable as interest payments on these debentures and 9,520,352 shares underling outstanding warrants. The resale of 10,285,470 of these shares are covered by this prospectus.

Outstanding After this Offering:

62,650,073 shares of common stock, assuming the conversion of $3,275,000 principal amount 10% secured convertible debentures into an aggregate of 9,520,352 shares of common stock and the issuance of 765,118 shares as interest on those debentures, but giving no effect to the exercise of common stock purchase warrants to purchase 9,520,352 shares of our common stock or the possible issuance of an additional 48,836 shares as interest payments on the debentures.

SELECTED CONSOLIDATED FINANCIAL DATA

The following summary of our financial information for the years ended June 30, 2007 and 2006 and the three months ended September 30, 2007 and 2006 has been derived from, and should be read in conjunction with, our consolidated financial statements included elsewhere in this prospectus.

Income Statement Data:

	Three Months Ended September 30,		Fiscal Year Ended June 30,
	2007	2006	2007	2006
	(unaudited)
Total revenues	$9,670,769	$6,807,876	$28,322,306	$22,608,755
Gross profit	1,933,363	1,297,657	5,952,334	4,299,993
Total operating expenses	735,168	1,116,073	1,538,182	1,588,042
Income from operations	1,198,195	181,584	4,414,152	2,711,951
Total other (expense)	(64,626)	(57,833)	(249,535)	(221,355)
Net income (loss)	$734,870	$(78,109)	$2,594,526	$1,668,699
Net income per common share - basic and diluted	$0.01	$0.00	$0.05	$0.03
Weighted average number of shares outstanding - basic and diluted	50,000,002	48,500,000	48,504,110	48,500,000

Balance Sheet Data:

	September 30, 2007	June 30, 2007
	(unaudited)
Working capital	$5,907,439	$7,509,409
Total current assets	$11,413,172	$10,477,630
Total assets	$19,316,222	$15,369,285
Total current liabilities	$5,505,733	$2,968,221
Total liabilities	$7,082,832	$4,654,298
Total shareholders’ equity	$12,233,390	$10.714,987

RISK FACTORS

An investment in our common stock involves a significant degree of risk. You should not invest in our common stock unless you can afford to lose your entire investment. You should consider carefully the following risk factors and other information in this prospectus before deciding to invest in our common stock.

Risks Relating to Overall Business Operations

We do not have any operations other than pursuant to the Contractual Arrangements with the Jin Ma Companies. The term of those Contractual Arrangements is only for 10 years and there are no assurances those agreements will be renewed.

Neither Gold Horse International nor its subsidiaries Gold Horse Nevada or Global Rise or IMTD are engaged in any business or operations other than pursuant to the terms of the various Contractual Arrangements with the Jin Ma Companies as described elsewhere in this prospectus. As such, we are completely dependent on the Contractual Arrangements. We do not generate any revenues and have no assets. All of the Jin Ma Companies’ assets and operations are located in the PRC. As described in the financial statements included elsewhere in this prospectus, the assets and liabilities at each of September 30, 2007 and June 30, 2007 and the results of operations for the three months ended September 30, 2007 and 2006 and the fiscal years ended June 30, 2007 and 2006 are those of the Jin Ma Companies.

The Contractual Arrangements are subject to enforcement under the laws of the PRC. We cannot assure you, however, that we will be able to enforce these contracts. If we are unable to enforce any legal rights we may have under these contracts or otherwise, our ability to continue as a going concern is in jeopardy. In addition, the terms of these contracts expire in August 2016 and there are no assurances these agreements will be renewed. If the Contractual Arrangements are not renewed or are significantly modified, unless we have expanded our business and operations, of which there are no assurances, we will in all likelihood be forced to cease our operations.

Our contractual arrangements with the Jin Ma Companies and their respective shareholders may not be as effective in providing control over these entities as direct ownership.

We have no equity ownership interest in the Jin Ma Companies and rely on contractual arrangements to control and operate such businesses. These contractual arrangements may not be as effective in providing control over the Jin Ma Companies as direct ownership. For example, any of the Jin Ma Companies could fail to take actions required for our businesses despite its contractual obligation to do so. If the Jin Ma Companies fail to perform under their agreements with us, we may have to rely on legal remedies under PRC law, which may not be effective. In addition, we cannot assure you that the Jin Ma Companies’ shareholders would always act in our best interests.

Our President and CEO is also the CEO and founder of the Jin Ma Companies. We are not receiving the benefit of certain terms of the Contractual Arrangements and there are no assurances that the conflicts of interest between obligations to our company and obligations to the Jin Ma Companies will be resolved by Mr. Yang in our favor.

Our President and CEO is also the founder and CEO of the Jin Ma Companies. Pursuant to the Contractual Arrangements we have the ability to control the daily operations and financial affairs of the Jin Ma Companies, appoint each of their senior executives and approve all matters requiring approval by their respective members. While the Contractual Arrangements effectively grant us operating control of the Jin Ma Companies, it is possible that conflicts of interest related to these rights may occur between us and the Jin Ma Companies which may not be resolved to our benefit.

In addition, while the terms of the Contractual Arrangements provide that we are to be paid quarterly service fees equal to the net profit of the Jin Ma Companies, such payments have not been tendered to us and those funds are being retained by the Jin Ma Companies to fund their operations. At September 30, 2007 $734,870 is due to us by the Jin Ma Companies which remains unpaid as of the date hereof. Although we have no business and operations other than pursuant to the terms of the Contractual Arrangements, we incur operating expenses related to our public company reporting requirements including legal and accounting fees. There are no assurances that these fees will be paid, or that any other conflicts of interest which may arise between our company and the Jin Ma Companies related to their obligation to pay the amounts due us will be resolved in our favor.

We have lent substantially all of the net proceeds from our recently completed financing to the Jin Ma Companies on an interest free, unsecured basis. If these amounts are not repaid, or if the Jin Ma Companies do not begin paying their quarterly service fees, it is possible that we will not have sufficient capital to pay our operating expenses which could result in a removal of our common stock from quotation on the OTC Bulletin Board.

We received net proceeds, after offering expenses, of approximately $1,993,000 from the first closing of the sale of our 10% Secured Convertible Debentures. Upon the receipt of the funds, we transferred $1,800,000 to the Jin Ma Companies in the form of an unsecured, interest free advance for use by the Jin Ma Companies in their operations and to fund their registered capital requirements under PRC wholly-owned foreign enterprise rules. We retained the balance to fund our operating costs which are primarily professional fees incurred in complying with the audit and reporting requirements of the Securities and Exchange Commission. Upon receipt of additional funds from the second closing of the sale of our 10% Secured Convertible Debentures, we intend to transfer additional funds to the Jin Ma Companies while retaining sufficient cash to fund our operating expenses for approximately 12 months. We do not have an understanding with the Jin Ma Companies regarding the repayment of the amounts advanced to that company. If these funds are not repaid, we may not have sufficient capital to pay our operating expenses.

It is likely that we will pay the interest on our 10% Secured Convertible Debentures in shares of our common stock which will be dilutive to our shareholders.

Under the terms of the 10% Secured Convertible Debentures we are permitted to pay interest on those debentures in the form of shares of our common stock instead of cash if the shares are issued pursuant to an effective registration statement. Because we may not have sufficient funds available to make cash interest payments, we have included 765,118 shares of our common stock in the registration statement of which this prospectus is a part which may be issued to the holders of our 10% Secured Convertible Debentures as interest in lieu of cash. The issuance of shares of our common stock as interest payment will be dilutive to our shareholders.

The Jin Ma Companies have engaged in a number of related party transactions which could adversely impact our company in future periods. Certain of these related party transactions violate provisions of the Sarbanes-Oxley Act of 2002.

From time to time the Jin Ma Companies have advanced their CEO and companies related through common ownership by their CEO with funds for working capital. Mr. Yang, who is the CEO of the Jin Ma Companies, is also our CEO and principal shareholder. At September 30, 2007 Mr. Yang and these related entities owed the Jin Ma Companies approximately $1,000,000. These advances are non-interest bearing, unsecured and payable on demand. Through monthly payments these companies intend to repay these advances. While these loans were made prior to the closing date of the Share Exchange Agreement, as a result of the closing of that agreement we are now subject to the provisions of the Sarbanes-Oxley Act of 2002 which, in part, prohibits us from making loans to executive officers or directors. We have discontinued the practice of providing advances to our related parties.

The Jin Ma Companies may not be able to maintain and/or comply with all applicable government regulation.

The Jin Ma Companies are subject to extensive regulation by the central government and by the regional and local authorities of Inner Mongolia and Hohhot City where their business operations take place and their properties are located. We believe that the Jin Ma Companies are currently in substantial compliance with all material governmental laws and regulations and maintains all material permits and licenses relating to its operations in construction, hotel operation and real estate development. Nevertheless, there can be no assurance that the Jin Ma Companies will continue to be in substantial compliance with current laws and regulations, or whether they will be able to comply with any future laws and regulations. To the extent that new regulations are adopted, the Jin Ma Companies will be required to conform their activities in order to comply with such regulations. Failure by them to comply with applicable laws and regulations could subject one or more of those companies to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material adverse effect on our business and operations.

Compliance with environmental regulations can be expensive, and noncompliance with these regulations may result in adverse publicity and potentially significant monetary damages and fines.

As the business operations of the Jin Ma Companies generate noise, waste water, gaseous and other industrial wastes, those companies are required to comply with all national and local regulations regarding protection of the environment. We believe that the Jin Ma Companies are in compliance with present environmental protection requirements. However, if more stringent regulations are adopted in the future, the costs of compliance with these new regulations could be substantial. If one or more of these companies should fail to comply with present or future environmental regulations, however, such company may be required to pay substantial fines, suspend production or cease operations. Any failure by the Jin Ma Companies to control the use of, or to restrict adequately the discharge of, hazardous substances could subject those companies to potentially significant monetary damages and fines or suspensions in their business operations which could have an adverse impact on their business and operations in future periods.

The Jin Ma Companies lack of property and general liability insurance.

The Jin Ma Companies are self-insured, and as such do not carry any property insurance, general liability insurance, nor any other insurance that covers the risks of their business operations. As a result, any material loss or damage to its properties or other assets, or personal injuries arising from its business operations would have a material adverse affect on its financial condition and operations.

Risks Relating to Construction Operations

If Jin Ma Construction is unable to accurately estimate and control its contract costs and timelines, then it may incur losses on contracts, which may result in decreases in its operating margins and in a significant reduction or elimination of profits.

Revenues from Jin Ma Construction represent a significant portion of the total revenues of the Jin Ma Companies. If Jin Ma Construction does not control its contract costs, it may be unable to maintain positive operating margins or experience operating losses. Jin Ma Construction typically enter into one of three principal types of contracts with its clients: cost-plus-fee contracts, fixed-price contracts, and fixed-price contracts modified by incentive and penalty provisions. Under fixed-price contracts, it receives a fixed price regardless of what its actual costs will be. Consequently, it realizes a profit on fixed-price contracts only if it control its costs and prevents cost over-runs on the contracts. Under fixed-price contracts modified by incentive and penalty provisions, Jin Ma Construction is paid a fixed price that may be increased or decreased based on incentive and provisions in its contracts. Under cost-plus-fee contracts, which may be subject to contract ceiling amounts, Jin Ma Construction is reimbursed for allowable costs and fees, which may be fixed or performance-based. If its costs exceed the contract ceiling or are not allowable under the provisions of the contract or any applicable regulations, it may not be reimbursed for all of its costs. Under each type of contract, if Jin Ma Construction is unable to estimate and control costs and/or project timelines, it may incur losses on its contracts, which may result in decreases in its operating margins and in a significant reduction or elimination of its profits.

If Jin Ma Construction fails to timely complete, miss a required performance standard or otherwise fail to adequately perform on a project, then it may incur a loss on that project, which may affect its overall profitability.

Jin Ma Construction may commit to a client that it will complete a project by a scheduled date. It may also commit that a project, when completed, will achieve specified performance standards. If the project is not completed by the scheduled date or subsequently fails to meet required performance standards, Jin Ma Construction may either incur significant additional costs or be held responsible for the costs incurred by the client to rectify damages due to late completion or failure to achieve the required performance standards. The uncertainty of the timing of a project can present difficulties in planning the amount of personnel needed for the project. If the project is delayed or canceled, Jin Ma Construction may bear the cost of an underutilized workforce that was dedicated to fulfilling the project. In addition, performance of projects can be affected by a number of factors beyond its control, including unavoidable delays from weather conditions, unavailability of vendor materials, changes in the project scope of services requested by clients or labor disruptions. In some cases, should Jin Ma Construction fail to meet required performance standards, it may also be subject to agreed-upon financial damages, which are determined by the contract. To the extent that these events occur, the total costs of the project could exceed our estimates and Jin Ma Construction could experience reduced profits or, in some cases, incur a loss on that project, which may affect its overall profitability.

Jin Ma Construction’s use of the “percentage-of-completion” method of accounting could result in reduction or reversal of previously recorded revenues and profits.

A substantial portion of Jin Ma Construction’s revenues and profits are measured and recognized using the “percentage-of-completion” method of accounting, which is discussed further in Note 1, “Organization and Summary of Significant Accounting Policies” to our financial statements appearing elsewhere in this prospectus. Jin Ma Construction’s use of this method results in recognition of revenues and profits ratably over the life of a contract, based generally on the proportion of costs incurred to date to total costs expected to be incurred for the entire project. The effect of revisions to revenues and estimated costs is recorded when the amounts are known or can be reasonably estimated. Such revisions could occur in any period and their effects could be material. Although Jin Ma Construction has historically made reasonably reliable estimates of the progress towards completion of long-term engineering, program and construction management or construction contracts in process, the uncertainties inherent in the estimating process make it possible for actual costs to vary materially from estimates, including reductions or reversals of previously recorded revenues and profits.

Jin Ma Construction’s future revenues depend on its ability to consistently bid and win new contracts and renew existing contracts and, therefore, its failure to effectively obtain future contracts could adversely affect its profitability.

Jin Ma Construction’s future revenues and overall results of operations require us to successfully bid on new contracts and renew existing contracts. Contract proposals and negotiations are complex and frequently involve a lengthy bidding and selection process, which is affected by a number of factors, such as market conditions, financing arrangements and required governmental approvals. If negative market conditions arise, or if Jin Ma Construction fails to secure adequate financial arrangements or the required governmental approval, it may not be able to pursue particular projects, which could adversely affect its profitability.

Jin Ma Construction may be subject to significant potential liabilities as a result of construction defect, product liability and warranty claims made against it.

Through Jin Ma Construction, we may be subject to construction defect, product liability and related warranty claims, arising in the ordinary course of business. These claims are common to the real estate development and the construction industries and can be costly. With respect to certain general liability exposures, including construction defect and product liability, interpretation of underlying current and future trends, assessment of claims and the related liability and reserve estimation process is highly judgmental due to the complex nature of these exposures, with each exposure exhibiting unique circumstances. Furthermore, once claims are asserted for construction defects, it is difficult to determine the extent to which the assertion of these claims will expand geographically. Jin Ma Construction may not have sufficient funds available or adequate to cover any liability for damages, the cost of repairs, and/or the expense of litigation surrounding such claims, and future claims may arise out of uninsurable events or circumstances not covered by insurance and not subject to effective indemnification agreements with its subcontractors.

Reliance on independent contractors in providing various services creates risks and Jin Ma Construction is exposed to various risks in relation to contractors’ performance.

Jin Ma Construction engages independent third party contractors, through open tenders, to provide various services including construction, piling and foundation, building and fitting-out works, interior decoration and installation of elevators. Although it is Jin Ma Construction’s strategy and policy to select reputable independent third party contractors with positive track records in most cases and supervises the construction progress, there is no assurance that the services rendered by any of these independent third party contractors will always be satisfactory or match the targeted quality level required by it and there may not be sufficient availability of and satisfactory performance by these unaffiliated third-party subcontractors in the markets in which it operates. Additionally, Jin Ma Construction is exposed to the risk that a contractor may require additional capital in excess of the cost they tendered to complete a contractual property development and Jin Ma Construction may have to provide such additional capital. Furthermore, there is risk that contractors may experience financial or other difficulties which may affect their ability to carry out construction works, thus delaying the completion of Jin Ma Construction’s property developments or resulting in additional costs for it. Any of these factors could adversely affect its revenues and reputation.

Risks Relating to Hotel Operation

Jin Ma Hotel is subject to all the operating risks common to the hotel industry.

Operating risks common to the hotel industry which may affect the Jin Ma Hotel include:

•	changes in general economic conditions in China and specifically in the Inner Mongolia region;
•	impact of terrorist activity including threatened terrorist activity and heightened travel security measures instituted in response thereto;
•	domestic and international political and geopolitical conditions;
•	travelers’ fears of exposures to contagious diseases;
•	decreases in the demand for transient rooms and related lodging services, including a reduction in business travel as a result of general economic conditions;
•	restrictive changes in regulations or in health, safety and environmental laws, rules and regulations and other governmental and regulatory action;
•	changes in travel patterns;
•

changes in operating costs including energy, labor costs, food costs, workers’ compensation and health-care related costs, insurance and unanticipated costs such as acts of nature and their consequences;

•	the availability of capital to allow Jin Ma Hotel to fund renovations and investments;
•	foreign exchange fluctuations; and
•	the financial condition of the airline industry and the impact on air travel.

As these risks are outside the control of the Jin Ma Hotel, it may be unable to take actions which might eliminate or mitigate the risk to it. The occurrences of one or more of the foregoing could result in a significant decline in the revenues from Jim Ma Hotel which would adversely impact our results of operations in future periods.

Jin Ma Hotel’s costs and expenses may remain constant or increase even if its revenues decline. If the Jin Ma Hotel is unable to maintain its good condition and attractive appearance, the hotel occupancy rates may decline.

A significant portion of the operating costs of the Jin Ma Hotel are fixed. Accordingly, a decrease in its revenues could result in a disproportionately higher decrease in its earnings because its operating costs and expenses are unlikely to decrease proportionately. The hotel industry is seasonal in nature. Thus, during Jin Ma Hotel’s slow seasons, its expenses do not vary as significantly as changes in occupancy and revenues, since it is required to continue to pay salaries, make regular repairs, maintenance and renovations and invest in other capital improvements throughout the year to maintain the attractiveness of the hotel. The property development and renovation costs may increase as a result of increasing costs of materials. In addition, although during fiscal year 2006, the Jin Ma Hotel completed a renovation in the future it will be required to undertake ongoing renovations and other leasehold improvements, including periodic replacement of furniture, fixtures and equipment, in order to maintain the hotel’s good condition and attractive appearance. If it does not make needed investments and improvements, it could lose its market share to its competitors and the hotel occupancy rates may decline. However, the Jin Ma Hotel has a limited ability to pass increased costs to customers through room rate increases. This creates an ongoing need for cash to the extent the Jin Ma Hotel cannot fund expenditures from cash generated by operations, funds must be borrowed or otherwise obtained. . Therefore, its costs and expenses may remain constant or increase even if its revenues decline. Accordingly, its financial results may be sensitive to the cost and availability of funds.

The financial and operating performance of the Jin Ma Hotel may be adversely affected by epidemics, natural disasters and other catastrophes.

In early 2003, several economies in Asia, including China, were affected by the outbreak of severe acute respiratory syndrome, or SARS. During May 2003 and June of 2003, many businesses in China were closed by the PRC government to prevent transmission of SARS. In addition, some Asian countries, including China, have recently encountered incidents of the H5N1 strain of bird flu, or avian flu. This disease, which originally spread through poultry populations, is capable in some circumstances of being transmitted to humans and is often fatal. Losses caused by epidemics, natural disasters and other catastrophes, including SARS, avian flu, earthquakes or typhoons, are either uninsurable or too expensive to justify insuring against in China. In the event an uninsured loss or a loss in excess of insured limits occurs, the Jin Ma Companies could lose all or a portion of the capital it has invested in the Jin Ma Hotel, as well as the anticipated future revenue from the hotel. In that event, the Jin Ma Companies might nevertheless remain obligated for any financial obligations related to the hotel. Similarly, terrorist activity including threats of terrorist activity, travel-related accidents, as well as geopolitical uncertainty and international conflict, will affect travel and may in turn have a material adverse effect on the business and results of operations for the Jin Ma Hotel. In addition, the Jin Ma Hotel may not be adequately prepared in contingency planning or recovery capability in relation to a major incident or crisis, and as a result its operational continuity may be adversely affected and its reputation may be harmed.

Risks Relating to Real Estate Development Operations

There are uncertainties with Chinese real estate law.

For the development of a new commercial real estate project, the developer must first obtain land use rights. Land use rights can be granted through bidding, auction and listings. The developer then enters into a land use right grant contract with the relevant government authority. The transferor and transferee must enter into a land use right transfer contract and file the executed contract with the appropriate government bureau, which will then issue a new land use certificate in the name of the transferee. In May

2002, the Ministry of Land and Resources issued a regulation regarding the land use right transfer. Whereas in the past, private parties were able to transfer land use rights by mutual agreement, this practice was prohibited by the new regulation. Under the new scheme, any procurement of land for business purposes can only be effected through bidding, auction and listing on an authorized exchange floor.

The long term value of Chinese land rights are still quite uncertain, and their rights not the kind of secure investment that would lead a lender, as might happen in American, to rely primarily on the land value and look beyond the individual ability of a borrower to repay the debt. Chinese banks, for example, rarely make construction loans because in theory they cannot lend more than the value of the land that is their security at the time of the loan. The Chinese deal with this problem by signing “presale” contracts whereby the end user pays all of the consideration before the building is commenced. Effectively, the users finance the seller’s construction. Users borrow the money from the banks under arrangements which later will “morph” into mortgage loans when there is something to which the mortgage can attach. Usually the developer must deposit the purchase proceeds in the bank and the bank monitors the expenditures.

Before a presale method can be legally adopted, the developer of the project normally must have obtained a:

•	land use right certificate,
•	planning permit for construction use of land,
•	planning permit for the construction project,
•	certificate of commencement of construction, and
•	a permit for presale of commercial housing.

The failure of Jin Ma Real Estate to comply with one or more of these procedures and regulations could adversely impact its ability to continue its business of developing, marketing and selling high-quality, affordable homes in apartment high-rises targeted at Chinese middle income families.

Jin Ma Real Estate’s results of operation and financial condition are greatly affected by the performance of the real estate market.

Jin Ma Real Estate’s development activities are subject to numerous factors beyond its control, including local real estate market conditions, both where its properties are located and in areas where its potential customers reside, substantial existing and potential competition, general national, regional and local economic conditions, fluctuations in interest rates and mortgage availability and changes in demographic conditions. Real estate markets have historically been subject to strong periodic cycles driven by numerous factors beyond the control of market participants. Real estate investments often cannot easily be converted into cash and market values may be adversely affected by these economic circumstances, market fundamentals, competition and demographic conditions. Because of the effect these factors have on real estate values, it is difficult to predict with certainty the level of future sales or sales prices that will be realized for individual assets. Jin Ma Real Estate’s operations are also dependent upon the availability and cost of mortgage financing for potential customers, to the extent they finance their purchases, and for buyers of the potential customers’ existing residences.

Unfavorable changes in market and economic conditions could hurt occupancy or rental rates.

Market and economic conditions may significantly affect rental rates. Occupancy and rental rates in Jin Ma Real Estate’s market, in turn, may significantly affect its profitability and its ability to satisfy its financial obligations. The risks that may affect conditions in Jin Ma Real Estate’s market include the following:

•	the economic climate, which may be adversely impacted by industry slowdowns and other factors;
•	local conditions, such as oversupply of office and residential space and the demand for office and residential space;
•	the inability or unwillingness of tenants to pay their current rent or rent increases; and
•	competition from other available office and residential buildings and changes in market rental rates.

Real estate development is subject to timing, budgeting and other risks.

Jin Ma Real Estate intends to expand its real estate development activities, as suitable opportunities arise, taking into consideration the general economic climate. New project development has a number of risks, including risks associated with:

•	construction delays or cost overruns that may increase project costs;
•	receipt of required governmental permits and authorizations;
•	development costs incurred for projects that are not pursued to completion;
•	so-called acts of God such as earthquakes, hurricanes, floods or fires that could adversely impact a project;
•	defects in design or construction that may result in additional costs to remedy or require all or a portion of a property to be closed during the period required to rectify the situation;
•	ability to raise capital;
•	governmental restrictions on the nature or size of a project or timing of completion; and
•	shortages of materials or skilled labor.

We cannot assure you that any development project will be completed on time or within budget or at all. Jin Ma Real Estate’s cost estimates and projected completion dates for development and construction of new building projects may change significantly as the projects progress. A delay in scheduled openings will delay Jin Ma Real Estate’s receipt of increased sale revenues. If it does not successfully address its increased management needs or it is otherwise are unable to manage its growth effectively, its operating results could be materially and adversely affected.

While Jin Ma Real Estate attempts to anticipate consumer preferences and location-related concerns, it is subject to the inherent uncertainty of market acceptance.

Jin Ma Real Estate is currently selling its developed properties principally in Hohhot. Achieving market acceptance for its properties, particularly in new markets, will require substantial marketing efforts and the expenditure of significant funds. There is substantial risk that any new markets may not accept or be as receptive to its properties. Market acceptance of Jin Ma Real Estate’s current and proposed properties will depend, in large part, upon its ability to inform potential customers that the distinctive characteristics of its properties make them superior to competitive properties and justify their pricing. There can be no assurance that its current and proposed properties will be accepted by consumers or that any of its current or proposed properties will be able to compete effectively against other properties. Lack of market acceptance of Jin Ma Real Estate properties would have a material adverse effect on it.

Jin Ma Real Estate is required by market practice to guarantee the mortgages of its customers.

In accordance with market practice in China, Jin Ma Real Estate is required to provide guarantees during the development phase to the banks in respect of mortgages offered to the property buyers until submission of the relevant real estate ownership certificates and certificates of other interests in the property unit by the relevant property buyers to the mortgage bank. If a property buyer defaults under the loan and Jin Ma Real Estate is required, during the guarantee period, to repay all debt owed by the defaulting property buyer to the mortgage bank, the mortgage bank will assign its rights under the loan and the mortgage to Jin Ma Real Estate and, subject to registration, it will have full recourse to the property. In line with industry practice, Jin Ma Real Estate does not conduct independent credit checks on the property buyers but relies instead on the credit checks conducted by the mortgage banks. For financial reporting purposes, the sale of a property unit is not recognized until title has passed and Jin Ma Real Estate is released from its loan guarantee on the unit

Mortgage interest rates may increase, cooling demand for Jin Ma Real Estate’s properties.

The provision of mortgage facilities to property buyers is considered to have created increasing demand for properties in the China. The recent increases in bank mortgage interest rates, however, may significantly increase the cost of mortgage financing to property buyers, thus reducing the attractiveness of mortgages as a source of financing property purchases and, accordingly, adversely affecting the affordability of residential properties. The Chinese government has also raised the reserve requirements for banks, as well as other conditions, which may make mortgage financing unavailable or unattractive to the potential property buyers.

The practice of pre-selling developments may expose Jin Ma Real Estate to substantial liabilities.

The existing common practices by property developers to pre-sale properties while still under construction in China involves certain risks. For example, Jin Ma Real Estate may fail to complete a property development which may have been fully or partially pre-sold. In such circumstances, it could find itself liable to purchasers of pre-sold units for losses suffered by them. There can be no assurance that these losses would not exceed the purchase price paid in respect of the pre-sold units. In addition, if a pre-sold property development is not completed on time, the purchasers of pre-sold units may be entitled to compensation for late delivery. If the delay extends beyond a certain period, the purchasers may even be entitled to terminate the pre-sale agreement and claim for damages.

If Jin Ma Real Estate is unable to generate sufficient cash from operations or other sources, it may find it necessary to curtail its development activities.

Significant capital resources are required to fund Jin Ma Real Estate’s development expenditures. We cannot guarantee that sufficient capital can be generated to develop every one of Jin Ma Real Estate’s projects by way of only presale revenue, and there can be no assurance that it will otherwise obtain sufficient funds from other sources to meet the expected development plans for its properties. We cannot guarantee Jin Ma Real Estate’s ability to obtain bank loans and credit facilities and renewals of existing borrowings from financial institutions on maturity under favorable terms and conditions. Changes in interest rates on its borrowings will also affect its financing costs and consequently its results of operations.

Dependence on natural resources and construction materials in China.

The major materials of the real estate industry are land and construction materials. Land supply is strictly controlled by the Chinese government. The continuing land consumption by the real estate industry in China will make it continually difficult for real estate developers to obtain land which may lead to substantial increases in land prices, which will in turn increase development costs. In addition, although the costs of some construction materials have declined in recent years, the price of new materials due to the implementation of environmental laws may increase further. The effect of prices of land and construction materials makes Jin Ma Real Estate’s operating results unpredictable.

Risks Related to Doing Business in China

Adverse changes in economic and political policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could adversely affect our business indirectly.

Because we have no business or operations other than the Contractual Arrangements with the Jin Ma Companies, our business operations and financial position are subject, to a significant degree, to the economic, political and legal developments in China. China’s economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. China’s government started implementing its economic reform policy in 1978, which has enabled China economy to gradually transform from a “planned economy” to a “socialist market economy.” In 1993, the concept of the socialist market economy was introduced into the Constitution of China, and the country has since accelerated development of a market economy. A noteworthy phenomenon in the recent development of China economy is that non-state owned enterprises such as private enterprises play an increasingly important role in China economy and the degree of direct control by China government over the economy is gradually declining.

While the PRC economy has experienced significant growth in the past 20 years, growth has been uneven across different regions and among various economic sectors of China. The PRC government has implemented various measures to encourage economic development and guide the allocation of resources. While some of these measures benefit the overall PRC economy, they may also have a negative effect on us. For example, the Jin Ma Companies’ results of operations and financial condition may be adversely affected by government control over capital investments or changes in environmental, health, labor or tax regulations that are applicable to it.

The PRC government also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. For example, China government has been taking macro-economic austerity measures to suppress inflation and curb the pace of economic growth since July 1993. These measures include raising interest rates, tightening credit supply, delaying implementation of certain reform policies on pricing, enhancing financial supervision as well as tightening control on the granting of approval for property and infrastructure projects. However, since 1998, there has been deflation in China economy and the current economic policies of China mainly focus on stimulating consumption and expansion of domestic demand. Since late 2003, the PRC government implemented a number of measures, such as increasing the People’s Bank of China’s statutory deposit reserve ratio and imposing commercial bank lending guidelines that had the effect of restricting loans to certain industries.

While the Chinese government has not reversed its economic reform policies since 1978, any significant material changes in the social, political and economic conditions of China may cause its government to change its economic reform policies and thus the operations and profits of the Jin Ma Companies may be materially affected. Any adverse impact on its operations and profits would likewise adversely impact our company.

Chinese laws and regulations governing the Jin Ma Companies’ current business operations and the Contractual Arrangements are sometimes vague and uncertain. Any changes in such Chinese laws and regulations may have a material and adverse effect on our business.

China’s legal system is a civil law system based on written statutes, in which system decided legal cases have little value as precedents unlike the common law system prevalent in the United States. There are substantial uncertainties regarding the interpretation and application of Chinese laws and regulations, including but not limited to the laws and regulations governing the business of the Jin Ma Companies, or the enforcement and performance of its arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. The Chinese government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, because these laws and regulations are relatively new, and because of the limited volume of published cases and judicial interpretation and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new Chinese laws or regulations may have on the businesses of the Jin Ma Companies. In addition, we do not know if the Contractual Arrangements will be upheld if challenged by the Chinese government. If the relevant authorities find us in violation of Chinese laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation, levying fines, revoking the business and other licenses of the Jin Ma Companies, requiring the Jin Ma Companies to restructure the Contractual Arrangements, and/or requiring that that the Jin Ma Companies discontinue the Contractual Arrangements.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We are dependent upon the payment of the fees to us by the Jin Ma Company for our revenues. Shortages in the availability of foreign currency may restrict the ability of the Jin Ma Companies to remit sufficient foreign currency to pay the quarterly services fees to us. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the Chinese State Administration of Foreign Regulation (SAFE), by complying with certain procedural requirements. However, for most capital account items, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents the Jin Ma Companies from obtaining sufficient foreign currency to satisfy its currency demands, it may not be able to pay the quarterly service fees to us. If we do not receive those fees, we will not have the ability to pay our operating expenses, including those related to our status as public company, and we could be forced to cease our operations.

It may be difficult for shareholders to enforce any judgment obtained in the United States against our managements, which may limit the remedies otherwise available to our shareholders.

The majority of our directors and officers are nationals or residents of China. As a result, it may be difficult for our shareholders to effect service of process within the United States upon these persons. In addition, there is uncertainty as to whether the courts of China would recognize or enforce judgments of U.S. courts obtained against us or such officers and/or directors predicated upon the civil liability provisions of the securities law of the United States or any state thereof, or be competent to hear original actions brought in China against us or such persons predicated upon the securities laws of the United States or any state thereof.

Although we believe we comply with current PRC regulations, we cannot assure you that the PRC government would agree that these operating arrangements comply with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future. If the PRC government determines that we do not comply with applicable law, it could revoke our business and operating licenses, require us to discontinue or restrict our operations, restrict our right to collect revenues, require us to restructure our operations, impose additional conditions or requirements with which we may not be able to comply, impose restrictions on our business operations or on our customers, or take other regulatory or enforcement actions against us that could be harmful to our business.

Risks Related To This Offering

The exercise of outstanding warrants, the issuance of shares of our common stock as interest on the outstanding notes and the possible conversion of those outstanding notes will be dilutive to our existing shareholders.

At January 22, 2008 we had 52,364,603 shares of our common stock issued and outstanding and the following securities which are convertible or exercisable into shares of our common stock were outstanding:

•          9,520,352 shares of our common stock issuable upon the possible conversion of $3,275,000 principal amount 10% secured convertible debentures, based upon a conversion of $0.344 per share;

•          up to an additional 813,954 shares of our common stock which we may issue the debenture holders as interest payments; and

•          9,520,352 shares of our common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $0.50 per share.

The issuance of the shares as interest payment, the exercise of the warrants and/or the conversion of the debentures may materially adversely affect the market price of our common stock and will have a dilutive effect on our existing shareholders.

We have not voluntarily implemented various corporate governance measures, in the absence of which, shareholders may have more limited protections against interested director transactions, conflicts of interest and similar matters.

Recent Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or the NASDAQ Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address board of directors’ independence, audit committee oversight, and the adoption of a code of ethics. Although we have adopted a Code of Financial Ethics, we have not adopted a general code of ethics nor have we adopted any of these other corporate governance measures and, since our securities are not yet listed on a national securities exchange, we are not required to do so. We have not adopted corporate governance measures such as an audit or other independent committees of our board of directors as we presently do not have any independent directors. If we expand our board membership in future periods to include additional independent directors, we may seek to establish an audit and other committees of our board of directors. It is possible that if we were to adopt some or all of these corporate governance measures, shareholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our senior officers and recommendations for director nominees may be made by a majority of directors who have an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

If the selling security holders all elect to sell their shares of our common stock at the same time, the market price of our shares may decrease.

It is possible that the selling security holders will offer all of the shares for sale. Further, because it is possible that a significant number of shares could be sold at the same time hereunder, the sales, or the possibility thereof, may have a depressive effect on the market price of our common stock.

Because our stock currently trades below $5.00 per share, and is quoted on the OTC Bulletin Board, our stock is considered a “penny stock” which can adversely affect its liquidity.

As the trading price of our common stock is less than $5.00 per share, our common stock is considered a “penny stock,” and trading in our common stock is subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser’s written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a “penny stock,” including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of securities in the secondary market because few broker or dealers are likely to undertake these compliance activities. In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Certain statements in this prospectus contain or may contain forward-looking statements that are subject to known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements were based on various factors and were derived utilizing numerous assumptions and other factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, our ability to enforce the Contractual Arrangements, the Jin Ma Companies strategic initiatives, economic, political and market conditions and fluctuations, U.S. and Chinese government and industry regulation, interest rate risk, U.S., Chinese and global competition, and other factors. Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described in connection with any forward-looking statements that may be made herein. Readers are cautioned not to place undue reliance on these forward-looking statements and readers should carefully review this prospectus in its entirety, including the risks described in “Risk Factors.” Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. These forward-looking statements speak only as of the date of this prospectus, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTCBB under the symbol GHII. The reported high and low sales prices for the common stock as reported on the OTCBB are shown below for the periods indicated. The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions.

	High	Low
Fiscal 2006
First quarter ended September 30, 2005	$0	$0
Second quarter ended December 31, 2005	$0	$0
Third quarter ended March 31, 2006	$0	$0
Fourth quarter ended June 30, 2006	$0	$0

Fiscal 2007
First quarter ended September 30, 2006	$0	$0
Second quarter ended December 31, 2006	$0	$0
Third quarter ended March 31, 2007	$0	$0
Fourth quarter ended June 30, 2007, 2007	$0	$0

Fiscal 2008
First quarter ended September 30, 2007	$0	$0
Second quarter ended December 31, 2007	$2.34	$1.36

On January 22, 2008, the last sale price of our common stock as reported on the OTCBB was $0.85. As of January 22, 2008, there were approximately 270 record owners of our common stock.

Dividend Policy

We have never paid cash dividends on our common stock. Payment of dividends will be within the sole discretion of our Board of Directors and will depend, among other factors, upon our earnings, capital requirements and our operating and financial condition. In addition under Florida law, we may declare and pay dividends on our capital stock either out of our surplus, as defined in the relevant Florida statutes, or if there is no such surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. If, however, the capital of our company, computed in accordance with the relevant Florida statutes, has been diminished by depreciation in the value of our property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, we are prohibited from declaring and paying out of such net profits any dividends upon any shares of our capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets shall have been repaired.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2007. The information in this table gives no effect to the sale of the 10% secured convertible debentures or the receipt of the proceeds therefrom. Subsequent to September 30, 2007 and in connection with the domestication of Gold Horse International in Florida, we increased the number of authorized shares of our common stock to 300,000,000 shares. The table should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus.

September 30, 2007 (unaudited)
Long term liabilities:	$1,577,099
Preferred stock, $0.0001 par value, 20,000,000 shares authorized; none issued and outstanding	0
Common stock, $0.0001 par value, 100,000,000 shares authorized, 50,000,0002 shares issued and outstanding	5,000
Non-controlling interest in Variable Interest Entities	5,954,807
Shares to be issued (624,459 shares)	624,459
Statutory reserve	674,423
Retained earnings	4,270,749
Other comprehensive gain - foreign currency	703,952
Total shareholders’ equity	$12,233,390
Total capitalization	$13,810,489

USE OF PROCEEDS

We will not receive any proceeds upon the sale of shares by the selling security holders. Any proceeds that we receive from the exercise of the outstanding warrants will be used by us for general working capital. The actual allocation of proceeds realized from the exercise of these securities will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements. There can be no assurances that any of the outstanding warrants will be exercised.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

Prior to June 29, 2007, we were a development stage company attempting to implement our business plan to become a fully integrated online provider that linked the supply and demand sides of the ground trucking industry. On June 29, 2007, we entered into a Share Exchange Agreement with Gold Horse Nevada whereby we acquired all of the outstanding common stock of Gold Horse Nevada in exchange for newly-issued shares of our common stock to the Gold Horse Nevada shareholders. Gold Horse Nevada conducts its business operations through its wholly owned subsidiary Global Rise which is a party to the Contractual Arrangements with the Jin Ma Companies. On the closing of the share exchange, Gold Horse Nevada was deemed to be the acquirer for accounting purposes. Accordingly, the financial statement data presented are those of Gold Horse Nevada for all periods prior to our acquisition of Gold Horse Nevada on June 29, 2007, and the financial statements of the consolidated companies from the acquisition date forward.

Neither Gold Horse International nor its subsidiaries Gold Horse Nevada, Global Rise or IMTD are engaged in any business or operations other than pursuant to the terms of the various Contractual Arrangements with the Jin Ma Companies as described elsewhere in this prospectus. As such, we are completely dependent on the Contractual Arrangements. We do not generate any revenues and have no assets. Pursuant to the requirements of Financial Accounting Standards Board (FASB) Interpretation No. 46R “Consolidation of Variable Interest Entities” (“FIN 46R”), under generally accepted accounting principles the Jin Ma Companies which are deemed to be variable interest entities (“VIEs”) we are required to consolidate the financial statements of the Jin Ma Companies with our financial statements. Accordingly, and as described elsewhere in this prospectus, the assets and liabilities at September 30, 2007 and June 30, 2007 and 2006 and the results of operations for the three months ended September 30, 2007 and 2006 and the fiscal years ended June 30, 2007 and 2006 are those of the Jin Ma Companies. All of those assets and operations are located in the PRC and the Contractual Arrangements are subject to enforcement under the laws of the PRC. If we are unable to enforce any legal rights we may have under these contracts or otherwise, our ability to continue as a going concern is in jeopardy. In addition, the terms of these contracts expire in August 2016 and there are no assurances these agreements will be renewed. If the Contractual Arrangements are not renewed or are significantly modified, unless we have expanded our business and operations, of which there are no assurances, we will in all likelihood be forced to cease our operations. When used in this section, and except as may be set forth otherwise, the terms “we,” “us,” “ours,” and similar terms includes Gold Horse International and its subsidiaries Gold Horse Nevada, Global Rise and IMTD as well as the Jin Ma Companies.

Critical Accounting Policies and Estimates

While our significant accounting policies are more fully described in Note 1 to our consolidated financial statements appearing elsewhere herein, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating this Management’s Discussion and Analysis.

Principles of consolidation

The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America and present the financial statements of the Company and our wholly-owned and majority-owned subsidiaries including VIEs for which we are the primary beneficiary.

The accompanying consolidated financial statements include the accounts of Gold Horse International and our wholly owned subsidiaries Gold Horse Nevada and Global Rise, and our variable interest entities Jin Ma Construction, Jin Ma Hotel and Jin Ma Real Estate. All significant inter-company accounts and transactions have been eliminated in consolidation.

We have adopted FASB Interpretation No. 46R “Consolidation of Variable Interest Entities” (“FIN 46R”), an Interpretation of Accounting Research Bulletin No. 51. FIN 46R requires a VIE to be consolidated by a company if that company is subject to a majority of the risk of loss for the VIE or is entitled to receive a majority of the VIE’s residual returns. VIEs are those entities in which we, through contractual arrangements, bear the risks of, and enjoy the rewards normally associated with ownership of the entities, and therefore we are the primary beneficiary of these entities.

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates. Significant estimates in 2007 and 2006 include the allowance for doubtful accounts and the useful life of property and equipment, costs and estimated earnings in excess of billings, and billings in excess of costs and estimated earnings.

Accounts and other receivables

We have a policy of reserving for uncollectible accounts based on our best estimate of the amount of probable credit losses in our existing accounts receivable. We periodically review our accounts receivable and other receivables to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt. Account balances deemed to be uncollectible are charged to the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. On September 30, 2007, we had established, based on a review of the outstanding accounts receivable balances, an allowance for doubtful accounts in the amount of $172,449 on current accounts receivable and $822,634 on long-term accounts receivable. Additionally, at September 30, 2007, we established, based on a review of outstanding other receivable balances, an allowance for doubtful accounts in the amount of $816,140.

Inventories

Inventories, consisting of construction materials and consumable goods related to our operations are stated at the lower of cost or market utilizing the first-in, first-out method.

Real estate held for sale

We capitalize as real estate held for sale the direct construction and development costs, property taxes, interest incurred on costs related to land under development and other related costs (i.e. engineering, surveying, landscaping, etc.) until the property reaches its intended use. At September 30, 2007, real estate held for sale amounted to $668,541.

Advances from customers

Advances from customers at September 30, 2007 of $755,814 consist of prepayments from third party customers for construction and real estate transactions to ensure sufficient funds are available to complete the real estate and construction projects. We will recognize the deposits as revenue upon transfer of title to the buyer, in compliance with our revenue recognition policy.

Revenue recognition

We follow the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin 104 for revenue recognition. In general, we record revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. The following policies reflect specific criteria for the various revenues streams:

•          Real estate sales which primarily involve the sale of multi-family homes and community environments are reported in accordance with the provisions of Statement of Financial Accounting Standard (SFAS) No. 66, “Accounting for Sales of Real Estate”. Profit from the sales of development properties, less 5% business tax, is recognized by the full accrual method when the sale is consummated. A sale is not considered consummated until:

•	the parties are bound by the terms of a contract,
•	all consideration has been exchanged,
•	any permanent financing of which the seller is responsible has been arranged,
•	all conditions precedent to closing have been performed,
•	the seller does not have substantial continuing involvement with the property, and
•	the usual risks and rewards of ownership have been transferred to the buyer.

Sales transactions not meeting all the conditions of the full accrual method are accounted for using the deposit method of accounting. Under the deposit method, all costs are capitalized as incurred, and payments received from the buyer are recorded as a deposit liability (reflected as advances from customers in our consolidated balance sheets).

Revenue from the performance of general contracting, construction management and design-building services is recognized upon completion of the service.

Revenue primarily derived from hotel operations, including the rental of rooms and food and beverage sales, is recognized when rooms are occupied and services have been rendered.

In accounting for long-term engineering and construction-type contracts, we follow the provisions of the AICPA’s Statement of Position 81-1—Accounting for Performance of Construction-Type and Certain Production-Type Contracts. We recognize revenues using the percentage of completion method of accounting by relating contract costs incurred to date to the total estimated costs at completion. Contract price and cost estimates are reviewed periodically as work progresses and adjustments proportionate to the percentage of completion are reflected in contract revenues and gross profit in the reporting period when such estimates are revised. This method of revenue recognition requires we prepare estimates of costs to complete contracts in progress. In making such estimates, judgments are required to evaluate contingencies such as potential variances in schedule, the cost of materials and labor, and productivity; and the impact of change orders, liability claims, contract disputes, and achievement of contractual performance standards which may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. The asset, “costs and estimated earnings in excess of billings,” represents revenues recognized in excess of amounts billed. The liability, “billings in excess of costs and estimated earnings,” represents billings in excess of revenues recognized.

Recent Accounting Pronouncements

In July 2006, FASB issued FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes,” an interpretation of FASB Statement No. 109 (“SFAS 109”). The interpretation clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS 109, “Accounting for Income Taxes.” It prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken on a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this interpretation did not have an impact on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157,”Fair Value Measurements” (SFAS 157), which provides guidance for how companies should measure fair value when required to use a fair value measurement for recognition or disclosure purposes under generally accepted accounting principle (GAAP). SFAS 157 is effective for fiscal years beginning after November 15, 2007. We are currently assessing the impact, if any, the adoption of SFAS 157 will have on its financial statements.

In September 2006, the FASB issued SFAS 158 (“SFAS 158”), “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. This statement requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity. This statement also requires an employer to measure the funded status of a plan as of the date of its year end statement of financial position, with limited exceptions. We will be required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year end statement of financial position is effective for fiscal years ending after December 15, 2008, or fiscal 2009 for us. We are currently assessing the impact, if any, the adoption of SFAS 157 will have on our financial statements.

In December 2006, FASB Staff Position No. EITF 00-19-2, “Accounting for Registration Payment Arrangements,” was issued. The FSP specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with SFAS No. 5, “Accounting for Contingencies.” We believe that our current accounting is consistent with the FSP.

In February 2007, the FASB issued SFAS No. 159,”The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115” , under which entities will now be permitted to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis. This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS 157. We are currently assessing the impact, if any, the adoption of SFAS 159 will have on our financial statements.

Comparison of Three Months Ended September 30, 2007 and September 30, 2006.

The following table sets forth the results of our operations for the periods indicated:

	For the Three Months Ended September 30,
	2007	2006
	(Unaudited)	(Unaudited)
NET REVENUES:
Construction	$7,883,769	$6,120,011
Hotel	856,186	687,865
Real Estate	930,814	—
Total Revenues	9,670,769	6,807,876

COST OF SALES:
Construction	6,690,373	5,150,450
Hotel	482,379	359,769
Real Estate	564,654	—
Total Cost of sales	7,737,406	5,510,219

GROSS PROFIT	1,933,363	1,297,657

OPERATING EXPENSES:
Hotel operating expenses	35,176	69,561
Bad debt expense	300,894	543,883
Salaries and employee benefits	134,201	46,796
Depreciation and amortization	99,426	53,132
General and administrative	165,471	402,701
Total Operating Expenses	735,168	1,116,073

INCOME FROM OPERATIONS	1,198,195	181,584

OTHER INCOME (EXPENSE):
Other income	—	—
Other expense	—	(1,697)
Interest income	87	5,032
Interest expense	(64,713)	(61,168)
Total Other Income (Expense)	(64,626)	(57,833)

INCOME BEFORE INCOME TAX	1,133,569	123,751

INCOME TAX	398,699	201,860

NET INCOME	$734,870	$(78,109)

Net Revenues. For the three months ended September 30, 2007, our net revenues increased $2,862,893 or approximately 42% from the comparable period in fiscal 2007. The increase in revenues was mainly due to increased activity in the construction operations. Jin Ma Construction completed the Xiao Kang Xin residential apartment project during the three months ended September 30, 2007 and began two new projects during the period, which translated into an increase in revenues for our construction operation of approximately 28.9%. Revenues for our hotel operations increased $168,321 or approximately 24.5%, because of an increase in tourism resulting from the completion of the Muslim Scenic Route through Hohhot City. Finally, we reported revenues for our real estate development operation increased for the three months ended September 30, 2007 of $930,814 due to the sale of apartments from our inventory of completed projects. We did not have any comparable revenues from this segment during the three months ended September 30, 2006.

Cost of Sales. Overall, cost of sales remained relatively constant at approximately 80% of net revenues for each of the three months ended September 30, 2006 and 2007. Cost of sales from our construction operation increased from $5,150,450 to $6,690,373, an increase of 29.9%, in line with the increased revenue from the increased construction activities in conjunction with the additional projects that Jin Ma Construction added to its roster during fiscal 2006. For this segment, cost of sales as a percentage of net revenues was approximately 85% for the three months ended September 30, 2007 as compared to approximately 16% for the comparable period in fiscal 2007. Additionally, increases in cost of sales from our construction operation were partly attributable to increases in costs for building supplies, labor costs, and other costs incurred on our projects. Cost of sales for our hotel operation increased from $359,769 to $482,379, an increase of 34% rising in proportion to our increase in revenues. As a percentage of net revenues for this segment, cost of sales was approximately 56% for the three months ended September 30, 2007 as compared to approximately 52% for the three months ended September 30, 2006 relating to an increase in food costs. Cost of sales for our real estate development operation as a percentage of net revenues was approximately 61% for the three months ended September 30, 2007. As set forth above, as we did not have revenues from this segment in the fiscal 2007 period there is no comparative data available.

Gross Profit. Overall, gross profit increased approximately 49% from $1,297,657 for the three months ended September 30, 2006 to $1,933,363 for the three months ended September 30, 2007.

Operating Expenses. For the three months ended September 30, 2007, overall operating expenses decreased approximately 61% for the three months ended September 30, 2007 as compared to the three months ended September 30, 2006. This decrease was mainly due to a decrease in hotel operating expenses, bad debt and general and administrative expenses offset by the increases in salaries and employee benefits and depreciation expense as discussed below.

Hotel Operating Expenses. Hotel operating expenses decreased by approximately 49% for the three months ended September 30, 2006 to $35,176 for the three months ended September 30, 2007. Hotel operating expenses were approximately 4% of revenues from this segment for the three months ended September 30, 2007 as compared to approximately 10% for the three months ended September 30, 2006 due to the write off of supply inventory in the 2006 period.

Bad Debt Expense. For the three months ended September 30, 2007, bad debt expense amounted to $300,894 as compared to $543,883 for the three months ended September 30, 2006, a decrease of $242,989 or 45%. We have a policy of reserving for uncollectible accounts based on our best estimate of the amount of probable credit losses in our existing accounts and other receivables. We periodically review our accounts receivable and other receivables to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt. Account balances deemed to be uncollectible are charged to the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. We are currently reviewing our credit policies and began aggressively pursuing overdue accounts.

Salaries and Employee Benefits. For the three months ended September 30, 2007 salaries and employee benefits increased approximately 187% as compared from the comparable period in fiscal 2007, as we increased the number of our employees. These increases included increases in our accounting staff and administrative staff to meet the needs of becoming a public entity as well as increases in real estate sales staff as our sales in this segment increased.

Depreciation and Amortization. For the three months ended September 30, 2007, depreciation and amortization amounted to $99,426 as compared to $53,132 for the three months ended September 30, 2006, an increase of $46,294 or 87% relating to the acquisition of construction equipment in the current period.

General and Administrative Expenses. General and administrative expenses consist of office expenses and supplies, utilities, telephone and communications, maintenance, automobile expense. General and administrative expenses decreased approximately 59% for the three months ended September 30, 2007 as compared to the three months ended September 30, 2006. The decrease was attributable to a decrease in office supplies and expenses and other general and administrative expenses.

Net Income. Net income increased 1,040% from a net loss of $(78,109) for the three months ended September 30, 2006 to net income of $734,870 for the three months ended September 30, 2007. This increase in net income was due primarily to revenues and gross profits and the overall decrease in operating expenses as described above. This translates to basic and diluted net income per common share of $0.01 and $0.00 for the three months ended September 30, 2007 and 2006, respectively.

Comprehensive Income. For the three months ended September 30, 2007 we reported unrealized gain on foreign currency translation of $159,074, as compared to $86,277 for the three months ended September 30, 2006. This gain is a non-cash item. As described elsewhere herein, our functional currency is the Chinese Renminbi; however the accompanying consolidated financial statements have been translated and presented in U.S. dollars using period-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues, costs, and expenses. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations and can have a significant effect on our financial statements. As a result of this non-cash gain, we reported comprehensive income of $893,944 for the three months ended September 30, 2007 as compared to $8,168 for comparable fiscal 2007 period.

Comparison of Years Ended June 30, 2007 and June 30, 2006.

The following table sets forth the results of our operations for the periods indicated:

	For the Years Ended June 30,
	2007	2006
	(Audited)	(Audited)
NET REVENUES:
Construction	$21,615,0615	$17,474,915
Hotel	2,747,727	2,503,971
Real Estate	3,959,518	2,629,869
Total Revenues	28,322,306	22,608,755

COST OF SALES:
Construction	18,178,472	15,232,045
Hotel	1,440,978	1,264,664
Real Estate	2,750,522	1,812,053
Total Cost of sales	22,369,972	18,308,792

GROSS PROFIT	5,952,334	4,299,993

OPERATING EXPENSES:
Hotel operating expenses	171,879	220,054
Bad debt expense	530.963	516,032
Salaries and employee benefits	359,473	326,595
Depreciation and amortization	348,059	209,645
General and administrative	127,808	315,716
Total Operating Expenses	1,538,182	1,588,042

INCOME FROM OPERATIONS	4,414,152	2,711,951

OTHER INCOME (EXPENSE):
Other income	2,453	20,947
Other expense	(2,334	(2,121
Interest income	618	191
Interest expense	(250,2720)	(240,3720
Total Other Income (Expense)	(249,5350)	(221,3550

INCOME BEFORE INCOME TAX	4,164,617	2,490,596

INCOME TAX	1,570,091	821,897

NET INCOME	$2,594,526	$1,668,699

Net Revenues. For the year ended June 30, 2007, our net revenues increased 5,713,551 or 25% from $22,608,755 for fiscal 2006 to $28,322,306 for the year ended June 30, 2007. The increase in revenues was mainly due to increased activity in our construction operations. Jin Ma Construction completed the Hohhot City Intermediate People’s Court Legal Service Center project during fiscal 2006, and was retained as contractor in five construction projects, including the renovation of the administrative building for the Chifeng Area Land Tax Authority, which translated into an increase in revenues for our construction operation from $17,474,915 in fiscal 2006 to $21,615,061 in fiscal 2007. Revenues for our hotel operations increased slightly from $2,503,971 to $2,747,727, an increase of $243,256 or 9.7%, because of an increase in tourism resulting from the completion of the Muslim Scenic Route through Hohhot City, despite some disruption caused by our renovation efforts during the last two quarters of 2006. Revenues for our real estate development operation increased from $2,629,869 for fiscal 2006 to $3,959,518 for fiscal 2007, an increase of $1,329,649 or 50.6% due to the sale of apartments from our inventory of completed projects.

Cost of Sales. Cost of sales increased from $18,308,762, or approximately 81% of net revenues for the year ended June 30, 2006, to $22,369,972, or approximately 79% of net revenues for the year ended June 30, 2007. The increase of 22% in cost of sales in relation to the increase in revenues is in line with the increase in revenues from all three of our operating segments as noted above. Cost of sales from our construction operation increased from $15,232,045 to $18,178,472, an increase of 19%, in line with the increased revenue from the increased construction activities in conjunction with the additional projects that Jin Ma Construction added to its roster during fiscal 2006. Additionally, increases in cost of sales from our construction operation were partly attributable to increases in costs for building supplies, labor costs, and other costs incurred on our projects. Cost of sales for our hotel operation increased from $1,264,664 to $1,440,978, an increase of 14% rising in proportion to our increase in revenues. Cost of sales for our real estate development operation increased from $1,812,053 to $2,750,522, an increase of 52%, rising in proportion to the increase in our real estate revenues.

Gross Profit. Gross profit increased approximately 38% from $4,299,993 for the year ended June 30, 2006 to $5,952,334 for the year ended June 30, 2007.

Operating Expenses. For the year ended June 30, 2007, overall operating expenses decreased $49,860 or approximately 3% from $1,588,042 for the year ended June 30, 2006 to $1,538,182 for the year ended June 30, 2007. This decrease was mainly due to a decrease in hotel operating expenses and general and administrative expenses offset by the increases bad debt expense, salaries and employee benefits and depreciation expense as discussed below.

Hotel Operating Expenses. Hotel operating expenses decreased approximately 22% from $220,054 for the year ended June 30, 2006 to $171,879 for the year ended June 30, 2007.

Bad Debt Expense. For the year ended June 30, 2007, bad debt expense amounted to $530,963 as compared to $516,032 for the year ended June 30, 2006, an increase of $14,931 or 2.9%. Hotel operating expenses decreased approximately 22% from $220,054 for the year ended June 30, 2006 to $171,879 for the year ended June 30, 2007. We have a policy of reserving for uncollectible accounts based on our best estimate of the amount of probable credit losses in our existing accounts and other receivables. We periodically review our accounts receivable and other receivables to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt. Account balances deemed to be uncollectible are charged to the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. We are currently reviewing our credit policies and began aggressively pursuing overdue accounts.

Salaries and Employee Benefits. For the year ended June 30, 2007 salaries and employee benefits amounted to $359,473 as compared to $326,595 for the year ended June 30, 2006, an increase of 32,878 or 10%, as we increased the number of our employees. We increased our accounting staff and administrative staff to meet the needs of becoming a public entity. Additionally, we increased our sales and we increased our real estate sales staff.

Depreciation and Amortization. For the year ended June 30, 2007, depreciation and amortization amounted to $348,059 as compared to $209,645 for the year ended June 30, 2006, an increase of $138,414 or 66%.

General and Administrative Expenses. For the year ended June 30, 2007, general and administrative expenses consist of office expenses and supplies, utilities, telephone and communications, maintenance, automobile expense and amounted to $127,808 as compared to $315,716 for the year ended June 30, 2006, a decrease of $187,908 or 59.5%. The decrease was attributable to a decrease in office supplies and expenses and other general and administrative expenses.

Additionally, due to cost cutting measures, we reduced our office supplies and expenses by $50,873 and reduced other general and administrative expenses by $48,718.

Net Income. Net income increased 55.5% from $1,668,699 for the year ended June 30, 2006 to $2,594,526 for the year ended June 30, 2007. This increase in net income was due primarily to revenues and gross profits and the overall decrease in operating expenses as described above. This translates to basic and diluted net income per common share of $0.05 and $0.03 for the years ended June 30, 2007 and 2006, respectively.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations and otherwise operate on an ongoing basis.

At September 30, 2007, we had a cash balance of $806,186. These funds are located in financial institutions located as China.

We are subject to the regulations of the PRC which restricts the transfer of cash from that country, except under certain specific circumstances. Accordingly, such funds may not be readily available to us to satisfy obligations which have been incurred outside the PRC.

Our working capital position decreased $116,265 to $5,907,439 at September 30, 2007 from $7,509,409 at June 30, 2007. This decrease in working capital is primarily attributable to a reclassification of related party receivables and certain accounts receivable to a long-term asset.

At September 30, 2007 current portion of accounts receivable, net of allowance for doubtful accounts, was $6,832,470 as compared to $5,246,986 at June 30, 2007, an increase of $1,585,484 and was attributable to our construction segment. We anticipate that the balance of these accounts receivable will be paid in accordance with each of their terms.

Our inventory of real estate held for sale at September 30, 2007 was $668,541 as compared to $1,149,906 at June 30, 2007, a decrease of $481,365. We will continue to sell our current inventory of real estate. If we sell our remaining inventory of real estate and have no additional units in our inventory, our cash flows from the sale of real estate inventory may decrease.

Our balance sheet at September 30, 2007 also reflects notes payable to third parties of approximately $133,000 due through September 2012 which was a working capital loan made to us by these third parties. These loans bear annual interest rates ranging from 14.4% to 18% and are unsecured.

Our balance sheet at September 30, 2007 reflects a due from related parties of $1,004,314 which represents advances by the Jin Ma Companies to our CEO and a related party to our CEO for working capital. These advances could also be deemed to be in violation of Section 402 of the Sarbanes Oxley Act of 2002 which prohibits a public company from extending or maintaining credit or arranging for the extension of credit in the form of a “personal loan” to an officer or director. If it is determined that these working capital advances violated Section 402 of the Sarbanes Oxley Act of 2002, we could become subject to SEC investigations and/or litigation, which may not be resolved favorably and will require significant management time and attention, and we could incur costs, which could negatively affect our business, results of operations and cash flows.

Cash Flows

Three Months ended September 30, 2007 and 2006

Net cash flow provided by operating activities was $1,508,074 for the three months ended September 30, 2007 as compared to $96,924 for the three months ended September 30, 2006, an increase of $1,411,150. The increase of net cash flow provided by operating activities in the 2007 period as compared to the 2006 period was mainly due to an increase in net income of $812,979. For the three months ended September 30, 2007, we received cash from the sale of real state of $494,377 as compared to $0 for the three months ended September 30, 2006.

Net cash flow used in investing activities was $1,581,241 for the three months ended September 30, 2007 as compared to cash used in investing activities of $133,257 for the three months ended September 30, 2006. For the three months ended September 30, 2007, cash used in investing activities consisted of cash used for the purchase of property and equipment of $1,517,860 which included heavy equipment for our construction segment and the payments of a deposit on land use rights of $66,058 offset by a decrease in amounts advanced from related parties of $2,677. For the three months ended September 30, 2006, cash used in investing activities consisted of a decrease in construction in progress of $26,125 and cash used for the purchase of property and equipment of $107,132.

Net cash flow provided by financing activities was $624,459 for the three months ended September 30, 2007 which represented proceeds from the sale of our common stock as compared to net cash flow used in financing activities of $31,048 for the three months ended September 30, 2006. For the three months ended September 30, 2006, we used cash for the repayment of related party advances of 102,244 off set by cash received for related party advances of $71,196.

Contractual Obligations and Off-Balance Sheet Arrangements

Contractual Obligations

We have certain fixed contractual obligations and commitments that include future estimated payments. Changes in our business needs, cancellation provisions, changing interest rates, and other factors may result in actual payments differing from the estimates. We cannot provide certainty regarding the timing and amounts of payments. We have presented below a summary of the most significant assumptions used in our determination of amounts presented in the tables, in order to assist in the review of this information within the context of our consolidated financial position, results of operations, and cash flows.

The following tables summarize our contractual obligations as of September 30, 2007, and the effect these obligations are expected to have on our liquidity and cash flows in future periods.

	Payments Due by Period
	Total	Less than 1 year	1-3 Years	4-5 Years	5 Years +
Contractual Obligations :
Other Indebtedness	$1,710,120	133,021	1,264,499	312,600	--
Operating Leases	$--	--	-	--	--
Purchase Obligations	$--	--	-	--	--
Total Contractual Obligations:	$1,710,120	133,021	1,264,499	312,600	-

Other indebtedness includes long-time loans borrowed from individuals.

We have no operations other than the Contractual Arrangements with the Jin Ma Companies and, accordingly, we are dependent upon the quarterly service fees due us to provide cash to pay our operating expenses. As described elsewhere herein, at September 30, 2007 the Jin Ma Companies owned us $734,870 for such fees and we do not know when such funds will be paid to us. We are currently relying upon proceeds from the sale of our 10% Secured Convertible Debentures to provide funds to pay our operating expenses. We currently have no material commitments for capital expenditures but believe that our working capital is sufficient to fund our current operations for approximately the next 12 months. Other than our existing cash we presently have no other alternative source of working capital.

The Jin Ma Companies have historically funded their capital expenditures and ongoing development projects from their working capital and have advised us that they believe this capital is sufficient for their current needs. Should these funds prove insufficient, the Jin Ma Companies believe that they could secure bank financing at competitive rates as necessary to provide funding for their committed projects.

We recently advanced the Jin Ma Companies $1,800,000 from the proceeds of the sale of our 10% Secured Convertible Debentures which they are using as working capital for their current operations and to fund their registered capital requirements under PRC wholly-owned foreign enterprise rules. These advances are unsecured and interest free. Upon receipt of additional funds from the second closing of the sale of our 10% Secured Convertible Debentures, we intend to transfer additional funds to the Jin Ma Companies. It is anticipated that this advance will also be unsecured and interest free. There has been no repayment schedule fixed for the funds advanced to date to the Jin Ma Companies and we do not anticipate that a repayment schedule will be established for any additional funds we should advance. As described elsewhere herein, our CEO is also the CEO and principal shareholder of the Jin Ma Companies. Accordingly, we are solely reliant upon his judgment to ensure that these funds are repaid to us. If these funds should not be repaid, or if the Jin Ma Companies should continue to withhold payment of the quarterly service fee due us under the Contractual Arrangement, it is possible that we will not have sufficient funds to pay our operating expenses. We believe, however, that the net proceeds from the sale our 10% Secured Debentures which we retained should be sufficient to pay our operating expenses for approximately 12 months.

The ability of the Jin Ma Companies to raise any significant capital to expand their operations is very limited. We believe that it is in our best long term interests to assist the Jin Ma Companies in their growth plans. Accordingly, it is likely that we will seek to raise working capital to fund the further expansion of various construction and real estate projects by the Jin Ma Companies as the Jin Ma Companies may not have sufficient working capital to fund new construction and real estate projects as well as to provide working capital necessary for their current projects, ongoing operations and financial obligations. No assurances can be given that we will be successful in obtaining additional capital, or that such capital will be available in terms acceptable to our company.

Off-balance Sheet Arrangements

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties; however we have agreed to guarantee loans for the Jin Ma Companies, if required. As of the date of this prospectus, we have not entered into any guarantee arrangements with the Jin Ma Companies. We have not entered into any derivative contracts that are indexed to our shares and classified as stockholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing or hedging services with us.

Recent Capital Raising Transaction

On November 30, 2007 we entered into a Securities Purchase Agreement pursuant to which we agreed to sell an aggregate of $3,275,000 principal amount 10% Secured Convertible Debentures to seven accredited investors and to issue those investors common stock purchase warrants to purchase an aggregate of 9,520,352 shares of our common stock in a private transaction exempt from registration under the Securities Act of 1933 (the “Securities Act”) in reliance on the exemptions provided by Section 4(2) and Rule 506 of Regulation D of that act.

Under the terms of the Securities Purchase Agreement, on the first closing we issued $2,183,000 principal amount 10% Secured Convertible Debentures to the purchasers together with the common stock purchase warrants to purchase an aggregate of 9,520,352 shares of our common stock. We paid Next Generation Equity Research, LLC a broker dealer and member of FINRA, a commission of $160,000 and reimbursed one of the investors $30,000 to defer its legal fees in connection with the financing. We intend to use the balance of the proceeds for general working capital. Upon the receipt of the funds, we advanced $1,800,000 to the Jin Ma Companies on an interest free unsecured basis for use in their operations and to fund their registered capital requirements under PRC wholly-owned foreign enterprise rules.

Within five days following the effectiveness of the registration statement of which this prospectus forms a part, a second closing will occur and we will issue the remaining $1,092,000 principal amount 10% Secured Convertible Debentures to the purchasers. The second closing is conditioned upon the effectiveness of the registration statement. The issuance is not subject to any other condition other than the registration of the securities. We will not pay any commissions or expense reimbursement on the second closing. Upon receipt of these net proceeds, we intend to advance additional funds to the Jin Ma Companies while retaining sufficient funds to fund our current operations.

The debentures, which bear interest at 10% per annum, are due 16 months from the issuance date. Interest is payable in cash quarterly on January 1, April 1, July 1 and October 1 beginning on the first date after the issuance. At our option, and providing certain conditions precedent have been met, interest can be paid in shares of our common stock valued at the lesser of (i) the conversion rate, or (ii) 90% of the lesser of (a) the average VWAP (as defined in the debenture) for the 20 consecutive trading days prior to the interest payment date or (b) the average VWAP for the 20 consecutive trading days ending on the trading day immediately prior to the delivery of the interest conversion shares. We are not permitted to prepay the debentures without the prior written consent of the holders. The debentures are convertible at any time at the option of the holder into shares of our common stock based upon a conversion rate of $0.344 per share, subject to adjustment as hereinafter set forth.

We agreed that so long as the debentures remain outstanding, unless we receive the prior written consent of the holders of at least 85% of the outstanding principal amount of the debentures, we agreed that we will not:

•	incur additional indebtedness, subject to certain exceptions,
•	incur any liens on any of our property or assets,
•	repurchase any of our common stock, subject to certain exceptions,
•	amend our charter documents in a manner that would be adverse to the debenture holders,
•	pay any cash dividends or distributions on any equity securities, or
•	enter into any transaction with an affiliate unless it is made on an arm’s-length basis and approved by a majority of the disinterred directors.

If we should default on the debentures, the holders have the right to immediately accelerate the maturity date of the principal amount of the debentures as well as any accrued but unpaid interest and it such amount is not satisfied within five days the interest rate on the debentures increases to 18%. Events of default include customary clauses such as failure to make payments when required, failure to observe any covenant contained in the debentures, a default under any other document executed in connection with the transaction, bankruptcy or default under any other obligation greater than $150,000. In addition, an event of default would occur if our common stock should no longer be quoted on the OTC Bulletin Board, if we were a party to a change of control transaction involving in excess of 33% of our assets of if the registration statement described below is not declared effective within 180 days after the first closing date, among other provisions.

The warrants are exercisable for five years from the date of issuance at an initial exercise price of $0.50 per share, subject to adjustment as hereinafter set forth. The warrants are exercisable on a cashless basis at any time when there is not an effective registration statement covering the underlying shares. We are permitted to call the warrants on 30 trading days’ prior notice at $0.001 per warrant at any time after the effective date of the registration statement covering the shares underlying the warrants when, (i) the VWAP (as defined in the warrant) for each of 20 consecutive trading days beginning with the effective date of the registration statement exceeds $1.50, (ii) the average daily volume for during this period exceeds 500,000 shares of common stock per trading day and (iii) the holder is not in possession of any information that constitutes, or might constitute, material non-public information which was provided by us to the holder.

The conversion price of the debentures and the exercise price of the warrants are subject to the proportional adjustment in the event of a stock splits, stock dividends, recapitalizations or similar corporate events. Both the conversion price of the debentures and the number of shares issuable upon conversion of the debentures as well as the exercise price of the warrants and the number of shares issuable upon the exercise of the warrants is subject to adjustment if we should issue shares of common stock or other securities convertible or exercisable into shares of common stock or otherwise reprice any existing conversion or exercise prices to a price less than the then current conversion and/or exercise prices. In that event, the conversion and/or exercise price would be reduced to such lesser price and the number of shares of our common stock issuable upon the conversion of the debentures and/or exercise of the warrants would be increased so that the aggregate conversion and/or exercise prices prior to such reduction will be equal to the aggregate conversion and/or exercise prices prior to such reduction.

The debentures are not convertible and the warrants are not exercisable to the extent that (i) the number of shares of our common stock beneficially owned by the holder and (ii) the number of shares of our common stock issuable upon the conversion of the debentures and/or the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock. This ownership limitation can be increased to 9.99% by the holder upon 61 days notice to us.

In conjunction with the transaction Mr. Liankuan Yang .Ms. Runlan Ma and Ms. Yang Yang, officers and directors of Gold Horse International, pledged an aggregate of 19,000,000 shares of our common stock owned by them as additional security for our obligations under the transaction. Mr. Liankuan Yang, Ms. Runlan Ma and Ms. Yang Yang have also entered into lock-up agreements whereby they are agreed not to offer or sell any shares of our common stock owned by them until the 180th trading day after the effective date of the registration statement described elsewhere herein.

So long as the debentures are outstanding, should we issue any common stock or common stock equivalent we granted the purchasers a right of first refusal whereby each purchaser in this offering has the right to participate in such subsequent financing up to an amount equal to 100% of such subsequent financing upon the same terms and conditions of that financing. If we undertake such a financing while the debentures remain outstanding, other than an underwritten offering, the holders are entitled to exchange the debentures on a dollar for dollar basis for any securities which we may issue in the subsequent financing.

In addition, during the period from the execution of the Securities Purchase Agreement until 90 days following the effective date of the registration statement of which this prospectus forms a part we agreed not to issue any shares of common stock or securities convertible or exercisable into shares of common stock subject to certain exceptions with includes the offer and sale of up to $3,000,000 of equity securities limited solely to offshore purchasers. We also agreed that so long as the purchasers own any of the securities sold or to be issued in the transaction, we will not enter into any agreement which would involve a variable rate transaction, which includes floating conversion prices, conversion prices with reset mechanisms or equity lines of credit among others.

We granted the purchasers certain piggy-back registration rights. In addition, we agreed to file a registration statement with the Securities and Exchange Commission registering the shares of common stock underlying the $3,275,000 principal amount debentures and the warrants so as to permit the public resale thereof within 45 days from the first closing date. This prospectus is part of that registration statement which registers the resale of the shares underlying the debentures as well as a number of shares equal to approximately 94% of the shares which we may issue as interest payments on the debentures. We may be required to file one or more additional registration statements to register the shares underlying the warrants as well as any additional shares we may issue as interest payments on the debentures. We are subject to the payment to the holders liquidated damages if the registration statement is not declared effective within 120 days from the date of the Securities Purchase Agreement (or 150 days if the staff of the SEC reviews the filing), or if all the securities are not registered by April 30, 2008 as well as certain other events. The liquidated damages, which are payable in cash, will be calculated at 1.5% of the aggregate purchase price paid by each holder for every 30 day period, with a maximum of 18% of the aggregate purchase price. If we fail to pay all or any portion of these liquidated damages, they accrue interest at 18% per annum. We are obligated to pay all expenses associated with the registration statement, other than fees and expenses of the holders counsel, if any, any commissions payable by the holders on the sale of the underlying securities.

OUR BUSINESS

Overview

We operate, control and beneficially own the construction, hotel and real estate development businesses in China of the Jin Ma Companies under a series of Contractual Arrangements. Other than the Contractual Arrangements with the Jin Ma Companies, we do not have any business or operations. Pursuant to the Contractual Arrangements we provide business consulting and other general business operation services to the Jin Ma Companies. Through these Contractual Arrangements, we have the ability to control the daily operations and financial affairs of the Jin Ma Companies, appoint each of their senior executives and approve all matters requiring shareholder approval. As a result of these Contractual Arrangements, which enable us to control the Jin Ma Companies, we are considered the primary beneficiary of the Jin Ma Companies. Accordingly, we consolidate the Jin Ma Companies’ results, assets and liabilities in our financial statements. The creditors of the Jin Ma Companies do not have recourse to any assets we may have.

The relationship among the above companies as follows:

PRC law currently places certain limitations on foreign ownership of Chinese companies. To comply with these foreign ownership restrictions, we operate our business in China through the Contractual Arrangements with the Jin Ma Companies, each of which is a limited liability company headquartered in Hohhot, the capital city of the Autonomous Region of Inner Mongolia in China, and organized under PRC laws. Each of the Jin Ma Companies has the relevant licenses and approvals necessary to operate our businesses in China.

The Contractual Arrangements are comprised of a series of agreements, including a Consulting Services Agreement and an Operating Agreement, through which we have the right to advise, consult, manage and operate each of the Jin Ma Companies, and collect and own all of their respective net profits. Additionally, under a Shareholders’ Voting Rights Proxy Agreement, the Jin Ma Companies’ shareholders have vested their voting control over the Jin Ma Companies to us. In order to further reinforce our rights to control and operate the Jin Ma Companies, these companies and their shareholders have granted us, under an Option Agreement, the exclusive right and option to acquire all of their equity interests in the Jin Ma Companies or, alternatively, all of the assets of the Jin Ma Companies. Further the Jin Ma Companies’ shareholders have pledged all of their rights, titles and interests in the Jin Ma Companies to us under an Equity Pledge Agreement.

Under PRC laws, each of Gold Horse International, Gold Horse Nevada, Global Rise, Jin Ma Real Estate, Jin Ma Construction and Jin Ma Hotel is an independent legal person and none of them is exposed to liabilities incurred by the other party. Other than pursuant to the Contractual Arrangements, the Jin Ma Companies do not transfer any other funds generated from their respective operations to us.

We have entered into the following Contractual Arrangements with each of the Jin Ma Companies:

Consulting Services Agreements. Pursuant to the exclusive Consulting Services Agreements with each of the Jin Ma Companies, we exclusively provide to the Jin Ma Companies general business operations services and consulting services as well as general business operation advice and strategic planning. Each of the Jin Ma Companies shall pay a quarterly consulting service fees in Renminbi (“RMB”) to us that is equal to all of its net profit for such quarter. However, as described in Risk Factors appearing earlier in this prospectus, the Jin Ma Companies are presently not remitting these fees to us and are retaining the funds for operating capital.

Operating Agreements. Pursuant to the Operating Agreements with the Jin Ma Companies and their respective shareholders, we provide guidance and instructions on the Jin Ma Companies’ daily operations, financial management and employment issues. The Jin Ma Companies’ shareholders must designate the candidates recommended by us as their representatives on each of the Jin Ma Companies’ board of directors. We have the right to appoint senior executives of the Jin Ma Companies. In addition, we agreed to guarantee the Jin Ma Companies’ performance under any agreements or arrangements relating to the Jin Ma Companies’ business arrangements with any third party, although we have issued no such guarantees as of the date hereof. Each of the Jin Ma Companies, in return, agrees to pledge its accounts receivable and all of its assets to us. Moreover, each of the Jin Ma Companies agrees that without our prior consent, it will not engage in any transactions that could materially affect its assets, liabilities, rights or operations, including, without limitation, incurrence or assumption of any indebtedness, sale or purchase of any assets or rights, incurrence of any encumbrance on any of its assets or intellectual property rights in favor of a third party or transfer of any agreements relating to its business operation to any third party. The term of this agreement is 10 years and may be extended only upon our written confirmation prior to the expiration of this agreement, with the extended term to be mutually agreed upon by the parties.

Equity Pledge Agreements. Under the Equity Pledge Agreements, the shareholders of the Jin Ma Companies pledged all of their equity interests in the Jin Ma Companies to us to guarantee the Jin Ma Companies’ performance of their obligations under the exclusive consulting services agreements. If the Jin Ma Companies or any of their shareholders breach their respective contractual obligations, we, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interests. The shareholders of the Jin Ma Companies also agreed that upon occurrence of any event of default, we shall be granted an exclusive, irrevocable power of attorney to take actions in the place and stead of the shareholders of the Jin Ma Companies to carry out the security provisions of the Equity Pledge Agreement and take any action and execute any instrument that we may deem necessary or advisable to accomplish the purposes of the Equity Pledge Agreement. The shareholders of the Jin Ma Companies agreed not to dispose of the pledged equity interests or take any actions that would prejudice our interest. The Equity Pledge Agreement will expire two years after the Jin Ma Companies’ obligations under the Consulting Services Agreements have been fulfilled.

Option Agreements. Under the Option Agreements, the shareholders of the Jin Ma Companies irrevocably granted us or our designee an exclusive option to purchase, to the extent permitted under PRC law, all or part of the equity interests in the Jin Ma Companies for the cost of the initial contributions to the registered capital or the minimum amount of consideration permitted by applicable PRC law. We, or our designee, have sole discretion to decide when to exercise the option, whether in part or in full. The term of this agreement is 10 years and may be extended prior to its expiration by written agreement of the parties.

Proxy Agreements. Pursuant to the Proxy Agreements, the shareholders of the Jin Ma Companies agreed to irrevocably grant a person to be designated by us with the right to exercise their voting rights and their other rights, in accordance with applicable laws and their respective Article of Association, including but not limited to the rights to sell or transfer all or any of their equity interests of the Jin Ma Companies, and appoint and vote for the directors and chairman as the authorized representative of the shareholders of the Jin Ma Companies.

THE JIN MA COMPANIES

As discussed above, our business operations are conducted through Jin Ma Construction, Jin Ma Hotel, and Jin Ma Real Estate, all three of which are limited liability companies in China and organized under the laws of PRC.

Jin Ma Construction. Jin Ma Construction is an engineering and construction company that offers general contracting, construction management and building design services primarily in Hohhot City, in the Autonomous Region of Inner Mongolia in China. In operation since 1980, Jin Ma Construction was formally registered as a limited liability company in Hohhot City in March 2002. Jin Ma Construction is a Level Two national construction company. To qualify as a Level Two national construction company, Jin Ma Construction must have:

•	at least 40 million RMB in registered capital,
•	at least 150 engineering, technical, accounting staff in the aggregate,
•	achieved, within a three year period, annual revenue in excess of 80 million RMB,
•	achieved satisfactory rating in construction quality, and
•	within a five year period, obtained a construction contract worth at least 30 million RMB and/or completed a construction project that is:
•	at least 12 stories, and/or
•	at least 50 meters in height, and/or
•	at least 21 meters in width, and/or
•	at least 10,000 square meters in gross floor area (“GFA”) for a single-building project or at least 50,000 square meters in GFA for a multiple-building project (“Level Two Project”).

For a description of Jin Ma Construction’s recent and future construction projects, including its Level Two Projects, please refer to the section titled “Construction Operation” in the discussion below.

Jin Ma Hotel. Jin Ma Hotel was founded in 1999 and formally registered in April 2004 as a limited liability company in Hohhot City. Jin Ma Hotel presently owns, operates and manages the Inner Mongolia Jin Ma Hotel, a 22-room full service hotel situated in Hohhot City approximately 15 kilometers from the Hohhot Baita Airport. The hotel combines affordability, convenient location and amenities, such as a business center and a restaurant to attract both business and leisure travelers. In 2001, the Hohhot Tourism Bureau certified the hotel as a two-star hotel, pursuant to the PRC Standard and Star Rating for Tourism and Foreign Use Hotels. For a description of the hotel’s premises and facilities, including recent renovations, please refer to the section titled “Hotel Management” in the discussion below.

Jin Ma Real Estate. Jin Ma Real Estate, established in 1999, was formally registered as a limited liability company in Hohhot City in February 2004. Jin Ma Real Estate is a Level Four real estate development company. To meet the qualifications of Level Four real estate development company, the company must:

•	have registered capital of at least one million RMB,
•	be engaged in real estate development and be in operation for at least one year,
•	have passed satisfied the quality standard examination for all of its finished projects,
•	employ at least five management personnel and two accounting staff; and
•	have implemented a standardized system of “Residential Quality Guarantee” and “Residential Instruction Manual” to be issued in connection with the sales of residential units.

For a description of the development activities of Jin Ma Real Estate, please refer to the section titled “Real Estate Development” in the discussion below. Jin Ma Real Estate expects to seek reclassification as a Level Three development company at the end of 2008. To qualify, Jin Ma Real Estate must increase its registered capital to at least eight million RMB, increase the number of its management personnel to at least 15, and have invested in or have developed at least 50,000 square meters in gross floor area.

ABOUT INNER MONGOLIA AND HOHHOT CITY

Inner Mongolia is a Mongol-autonomous region in western China that is about the size of Texas and California combined. Inner Mongolia borders, from east to west, the provinces of Heilongjiang, Jilin, Liaoning, Hebei, Shanxi, Shaanxi, Ningxia Hui Autonomous Region, and Gansu, while to the north it borders Mongolia and Russia. The regional capital of Inner Mongolia is Hohhot City.

Due to its abundance of natural resources, Inner Mongolia is a national production base in iron, steel and coal, as well as animal husbandry. The Baiyunebo Mine in Baotou, Inner Mongolia is the largest rare earth mine in the world, including gold deposits, iron ore, granite, and graphite, and is also the biggest open-air mine in the world. Inner Mongolia also ranks first in China for wind power storage, averaging 270 million kilowatts per hour. The Hulunbuir Grassland in Inner Mongolia is the largest area of natural grass in the world, and the region is China’s leading producer of animal feeds. The “white goat” cashmere of Inner Mongolia is regarded as the best cashmere in the world for its fineness, brightness and whiteness and is commonly referred to as “Soft Gold”.

Inner Mongolia also has the most inland ports - 18 - of all provinces in China. The Manzhouli Railway Port and the Highway Port, which run across Russia to Eastern Europe and Western Europe, are the bridgeheads of the Euro-Asia Land Bridge. By railway, Hohhot City lies on the Jingbao Railway from Beijing to Baotou. Hohhot Baita International Airport is about an hour from city center and only half an hour drive from the Second Ring Road. It serves Hohhot City and surrounding areas, and has direct flights to Beijing, Shanghai, Shenzhen, Chengdu, Wuhan, Hong Kong, and Ulan Bator in Mongolia. The Hubao Expressway connects Hohhot City to the more remote areas in Inner Mongolia.

Inner Mongolia is also a popular tourism destination, renowned especially for its natural springs. Hohhot City, located in the south-central part of Inner Mongolia, is especially popular during the summer months as a place to escape the heat. An in preparation for 2008 Beijing Olympics, Hohhot City has been upgrading its transportation infrastructure. In connection thereto, the Chinese central government earmarked $70 million to build a new international airport there, scheduled for completion in 2007.

Hohhot City itself has an educated workforce, with 124 scientific research and design institutions and nine universities and colleges all located in the city, which collectively account for 80% of higher education schools in the entire Inner Mongolia.

Since 2000, the Chinese central government has been actively encouraging economic developments in Inner Mongolia. Under the auspices of the Western China Development Policy, the Chinese central government has enacted and implemented specific regulations and policies to boost investments in the region, including the Regulations on Encouragement of Foreign Investment of Inner Mongolia Autonomous Region (I) and the Regulations on Encouragement of Foreign Investment of Inner Mongolia Autonomous Region (II), both issued in 1996, and the Preferential Policies on Encouragement of Foreign Investment of the People’s Government of Inner Mongolia Autonomous Region, issued in 1999. Additionally, in July 2000, the Hohhot Economic and Technological Development Zone (the “HETDZ”) was approved as state-level development zone. Located on the western outskirt of Hohhot City proper, the HETDZ now encompasses 9.1 square kilometers, with established companies in such industries as high technology manufacturing, biopharmaceutical, electronic information, chemical manufacturing, textile, and dairy product processing.

As a result, Inner Mongolia has witnessed economic growth that has exceeded 10% annually for six consecutive years. Inner Mongolia registered $363.32 million in contractual overseas investment in the first quarter of 2006, up 438% from 2005, according to the Hohhot City branch of the People’s Bank of China. The nominal GDP of Inner Mongolia in 2005 was 389.5 billion RMB (approximately US$47.2 billion), a growth of 21.6% from 2004 and 153% from 2000, with an average annual increase of 17.1% according to the Inner Mongolia Government website (www.nmg.gov.cn). Its per capita GDP exceeded 15,500 RMB (approximately US$1,900). The urban per capita disposable income and rural per capita net income for 2005 were 9,130 RMB and 2,980 RMB, up 78% and 46% respectively from 2004.

OVERVIEW OF THE INDUSTRY SEGMENTS

China’s Real Estate Market

China’s growing real estate market is primarily the confluence of two factors: the passage of laws protecting property ownership rights by the Chinese central government to encourage homeownership, and rapid urbanization caused by steady internal migrations from rural regions to cities.

Prior to the 1990s, all land and housing was owned by the state. Then in 1998, the Chinese central government created the basic building block of a market economy in real estate - a transferable ownership interest. This interest, known as a “land use right”, is not 100% ownership interest as we know it in the West. Rather, the state grants a right for a fixed period - varying from 40 years to 70 years - to use a land for the purpose specified in the land use right’s granting charter. Land use rights are transferable, mortgageable, leaseable and renewable, and can usually be subdivided. And although the long term implications of land use right are still uncertain as the concept is still relatively new, any such uncertainties have not discouraged real estate investments and developments. In 2006, 1.938 trillion RMB (approximately US$248.4 billion) were invested in real estate projects, up 21.8% from 2005, according to the Chinese Academy of Social Sciences (CASS). About 41.8%of the investment was used in developing and constructing ordinary residential housing projects, 3.6% for low-cost housing projects and 7.3% for up-market apartment and villas, the CASS report said. The central government expects an increase in aggregate housing area to 64.5 billion square feet, or approximately 70 million individual housing units, by 2015.

Hohhot City, as the capital of the Inner Mongolia region, is experiencing a rapid pace of real estate development. During the first 10 months of 2005, 2.14 billion RMB were invested in commercial buildings, an increase of 20.5% from 2004, and 2.03 billion RMB, an increase of 81.8%, were invested in residential developments. Accordingly to the People’s Bank of China Hohhot Central Sub-branch, overseas investors looking at Hohhot have shifted their focus from traditional industries such as milk, meat, cashmere and manufacturing, to real estate. In 2005, 59.23% of the region’s overseas investment in the period went to the real estate sector.

Fueling the nonstop development and construction activities is the steady internal migration toward urban centers throughout China. The nation’s urban population rose from roughly 170 million in 1978 to 540 million in 2004. The country’s economic boom has drawn rural Chinese to cities in search of better-paying opportunities than those in the countryside, fueling urbanization as well as an increase in migration. Accordingly to the United Nations, more than 40% of the Chinese population lived in cities in 2005, compared with 15% in 1950s, and China’s urban population is expected to grow about 60% to 875 million by 2030. Close to half of the approximately 23.9 million people in Inner Mongolia now live in cities, accordingly to the Chinese central government. Hohhot City has a population of 2.4 million and growing, and demand for housing there is reflected in the increase of 14.9% to the prices of new apartments in 2006.

At the same time, the rising activity in the local and regional real estate market that has benefited our construction and real estate development operations has also, on a national level, caused grave concerns to the Chinese central government, which fears that soaring housing prices could help overheat the country’s already fast-growing economy, and possibly lead to social unrest. To rein in the real estate market, the Chinese central government has taken measures to discourage borrowing, such as hiking the interest rate and raising the amount of money that banks must hold in reserve to reduce the amount available for lending.

China’s Hotel Industry

The hotel industry is a growing segment within the hospitality industry, which is itself a major component of the travel industry. Companies in the lodging industry generally operate in one or more of the various lodging segments, including luxury, upscale, middle and economy. Growth in demand in the lodging industry is driven by two main factors; the general health of the travel and tourism industry and the propensity for corporate spending on business travel.

China is now ranked fourth in the world in terms of overseas tourist arrivals, and the World Travel Organization predicts China will become the number one global tourism destination by 2020. China received 103.6 million overseas visits in the first 10 months of 2006, up 3.4% from the same period in 2005, and 60 times more than in 1978, according to the Chinese National Tourism Administration. Business tourists currently account for 25% of all inbound arrivals; and this sector is anticipated to grow to support the expanding economy. The country is now competing head on with other global tourism destinations.

The growing popularity of Inner Mongolia as a tourism destination, and the importance of Hohhot City as the gateway to the region, is demonstrated by the number of foreign hotel operators that are expanding their operations in the city. Shangri-La Hotels and Resorts, a premium Asian-Pacific hotel brand, opened a hotel in Hohhot City in late 2007. Starwood Hotels and Resorts Worldwide is teaming up with Inner Mongolian Datang International Tuo Ke Tuo Power Generation Company to manage the Sheraton Hohhot Hotel in downtown Hohhot City, which is scheduled to open in July 2009.

To further elevate the level of China’s tourist service, as well as promote the protection, development, management and construction of tourist spots and destinations, the central government has actively promoted the use of rating systems throughout the hotel industry. China had 12,930 star-ranked tourist hotels nationwide by the end of 2006, or 5,572 more than in 2001, which included 288 five-star hotels, 1,307 four-star hotels, 4,747 three-star hotels, and more than 6,500 one-and two-star hotels in China.

Despite the recent series of unprecedented health crises in China, such as the outbreaks of Severe Acute Respiratory Syndrome (SARS) and avian influenza (bird flu), the lodging industry is growing. Even as the aggregate number of hotel rooms has steadily increased in China, demand in the past few years has consistently outpaced supply, creating a continuing favorable business environment for our hotel operation.

THE JIN MA COMPANIES BUSINESS OPERATIONS

Through the three Jin Ma Companies, we operate in three reportable segments:

•	construction,
•	hotel management, and
•	real estate development.

The Construction Operations

The construction business derives revenue primarily from services in general contracting, pre-construction planning and comprehensive construction management services in Hohhot City. The Jin Ma Companies have parlayed their extensive experience in the industry into a robust pipeline of residential, commercial and government construction projects. Its duties as general contractor typically include planning, preparing and organizing each phase of the construction, applying and securing all governmental certificates required for the specific project, coordinating and supervising construction crews and work progress, inspecting and ensuring the quality of the construction, and accounting and distributing construction funds for which it earns gross profit of approximately 20%.

As of December 31, 2007, we completed the construction of the following projects all located within regional capital of Hohhot City:

Name	Location	Property Type	Number of Buildings and/or Units	Completed GFO (m2)	Date of Completion

Hohhot Local Tax Authority Residential Apartments	Jin Qiao Development Zone, Hohhot	Residential	Five buildings containing 494 Units	59,250	October 2005

Traffic Police Garden Residential Apartments	Zhong Zhuan Road, Hohhot	Residential	Six buildings Containing 452 Units	58,800	November 2005

Jin Qiao Residential Apartments	Jin Qiao Development Zone, Hohhot	Residential	Two buildings Containing 320 Units	28,609	April 2006

Jin Quan Comprehensive Community Building	Xin Hua Street, Hohhot	Commercial	One building	14,864	May 2006

Inner Mongolia Technical College of Construction Teaching Building	Wu Chuan Road, Hohhot	Government Building	One building	12,036	June 2006

Ha Deng Expressway Administrative Facilities	Deng Kou, Ba Yan Zhuo Er City	Infrastructure	Not Applicable	Not Applicable	June 2006

He Sheng Jia Yuan Residential Apartments (Phases I and II)	Gong Yuan West Road, Yu Quan District, Hohhot	Residential	Six buildings containing 596 Units	50,736	September 2006

Hohhot City Intermediate People’s Court, Legal Service Center	Jin Qiao Development Zone, Hohhot	Government Building	One building	13,954	November 2006

Bin Shui Xin Cun Residential Apartments	Hailar East Road, Xin Cheng District, Hohhot	Residential	One building containing 106 Units	9,558	December 2006

Chi Feng Local Tax Bureau	The new district of Chi Feng city	Government Building	One Building	12,368	June 2006

Inner Mongolia Agricultural University Yi Fu Building	The new district of Hohhot	Decoration construction	One building	22,000	April 2006

Inner Mongolia Zhun Da Electricity-Generating Corporation	In Erdos of Inner Mongolia	Infrastructure	Not Applicable	Not Applicable	June 2006

Jia Shijie Supermarket	In Hui district of Hohhot	Decoration construction	One building	14,000	April 2006

Xiao Kang Xin Cun Residential Apartments (Phase I )	Tabuban, Hohhot	Residential	15 buildings	January 2007	October 2007

Xiao Kang Xin Cun Residential Apartments (Phase II)	Tabuban, Hohhot	Residential	15 buildings	January 2007	December 2007

Hohhot Local Tax Authority Residential Apartments. This project is comprised of five buildings containing 494 residential units and is a Level Two Project. The Hohhot Local Tax Authority, which owns the land use rights, appointed Jin Ma Construction as contractor. The project is located within the Jin Qiao Development Zone in Hohhot City.

Traffic Police Garden Residential Apartments. The Traffic Police Garden Residential Apartments, made up six buildings with 452 residential units, is a Level Two Project. Jin Ma Construction was appointed the contractor by the Hohhot City Traffic Police Department, which owns the land use rights. The apartment buildings are located close to a retail and commercial area in Hohhot City.

Jin Qiao Residential Apartments. Jin Ma Construction oversaw the construction of the two apartment buildings of the Jin Qiao Apartments. The project was privately developed and is located within the Jin Qiao Development Zone in Hohhot City.

Jin Quan Comprehensive Community Building. The Community Building is a five-story commercial building with two floors of retail commercial spaces and three floors of offices. This project, which is a Level Two Project, was privately developed by a third-party developer, with Jin Ma Construction acting as general contractor.

Inner Mongolia Technical College, Teaching Building. Jin Ma Construction was appointed the general contractor for this project by the Inner Mongolia Technical College of Construction to oversee the construction of this Level Two Project.

Ha Deng Expressway Administrative Facilities. The Ha Deng Expressway is a national highway connecting Hademen and Dengkou in Inner Mongolia. Jin Ma Construction was contracted by the Ha Deng Expressway Construction Administration within the regional government of Inner Mongolia to construct toll stations, administrative offices, restroom facilities and retention walls for the Expressway.

He Sheng Jia Yuan Residential Apartments. The two phases of He Sheng Jia Yuan include six buildings with 596 apartment units in the aggregate. Jin Ma Construction was retained as general contractor in this privately developed project. He Sheng Jia Yuan is situated in Yu Quan District, a part of historical Hohhot City popular with tourists.

Hohhot City Intermediate People’s Court, Legal Service Center. Jin Ma Construction was contracted by the Hohhot City Intermediate People’s Court to supervise the construction of this project. The Legal Service Center, a Level Two Project, serves as an administrative building for residents seeking legal counseling.

Bin Shui Xin Cun Residential Apartments. Bin Shui Xin Cun is a planned apartment community located in Nandian Village in Xincheng District, which is in the downtown area of Hohhot City. Jin Ma Construction was contracted by the Village Committee for Nandian Village to construct one of the buildings, containing 106 apartment units.

Chi Feng Local Tax Bureau Building. Jin Ma Construction was appointed the general contractor for this project by City of Chi Feng to oversee the construction of the administrative building for the city’s local tax bureau office. The building is located in new district of Chi Feng City of the Autonomous Region of Inner Mongolia.

Inner Mongolia Agricultural University Yi Fu Building. Jin Ma Construction was contracted as a general contractor by Inner Mongolia Agricultural University to refinish the Yi Fu Building surface. Yi Fu building is a six floor building and the entire surface area is measured at approximately 22,000 square meters. The building is located in Hohhot city.

Inner Mongolia Zhun Da Electricity-Generating Corporation. Jin Ma Construction was contracted as a general contractor by Inner Mongolia Zhun Da Electricity-Generating Corporation to construct an industrial size water tank, approximately 300 cubic meter capacity. The project is located in Zhong Ge Er Ji County in Inner Mongolia.

Jia Shijie Supermarket. Jia Shijie Supermarket is a privately owned supermarket located in the City of Hohhot. Jin Ma Construction was contracted as a general contractor to refinish the building surface and the entire surface area is measured at approximately 14,000 square meters.

Xiao Kang Xin Cun Residential Apartments (Phase I ). Xiao Kang Xin Cun (Phase I) is located in the Tabuban District in Hohhot City and has a total of 11 buildings. This Level Two Project, was developed by the Village Committee for the Tabuban Village in the Huimin District of Hohhot City, and Jin Ma Construction was in charge of construction for the project.

Xiao Kang Xin Cun Residential Apartments (Phase II). Xiao Kang Xin Cun is located in the Tabuban District in Hohhot City. When completed, it will have a total of 15 buildings and 2,630 residential units. This Level Two Project is being developed by the Village Committee for the Tabuban Village in the

Huimin District of Hohhot City, and Jin Ma Construction is in charge of construction for both phases of the project. The Phase II project was started in January 2007 and completed in December 2007.

Current and Future Construction Projects

We are currently constructing and planning the following residential apartment and retail/commercial properties in the City of Hohhot in China:

Name	Location	Property Type	Number of Buildings	Commencement Date	Expected Date of Completion

Riverbank Garden Community	In SaiHan district of Hohhot	Residential Building	Four buildings	August 2007	May 2008

Barracks for Prison	In Number Two Prison of Hohhot	Government Building	One building	August 2007	February 2008

Hohhot Court (Phase II)	Jin Qiao Development Zone, Hohhot	Government Building	One building	Expected date of commencement- March 2008	November 2008

Inner Mongolia Electrical Vocational Technical School	Saihan District, Hohhot	Student dormitories	Five buildings	November 2007	August 2008

Riverbank Garden Community. When completed, Riverbank Garden Community will include four buildings. It is located in the Sai Han District of Hohhot City. Construction has started the project in August 2007 and expected to complete the project in May 2008.

Barracks for Prison. When completed, Barracks for Prison will include one building. It is located in the Number Two Prison of Hohhot City. Construction has started the project in August 2007, and expected to complete the project in February 2008.

The Hohhot Court. When completed, the building will be the new home of the Hohhot Municipality Intermediate People’s Court, which has appointed Jin Ma Construction as contractor. It is anticipated that construction will commence in March 2008.

Inner Mongolia Electrical Vocational Technical School. When completed, the buildings will be the new dormitories for the Mongolia Electrical Vocational Technical School, which has appointed Jin Ma Construction as contractor. It is anticipated that construction will commence in August 2008.

Jin Ma Constructions’ Services

Construction. Jin Ma Construction often acts as the general contractor in a real estate development project. Its employees monitor the construction of each project, participate in all material design and building decisions, coordinate the activities of subcontractors and suppliers, subject their work to quality and cost controls and monitor compliance with applicable zoning and building codes. The selection of the subcontractors is conducted through a competitive process, and several subcontractors are invited to participate. The main criteria for selecting subcontractors are cost, qualifications, the quality of completed projects and of work done, if any, on existing or prior projects. Once the selection process is completed, Jin Ma Construction will normally negotiate a fixed price contract with the sub-contractors which include terms relating to time for completion of construction, quality of materials used and warranty periods.

Project Management. Jin Ma Construction’s project management is undertaken by a team of architects, engineers, project managers and other support staff. The project management team is responsible for the overall management of all of the development projects. For each project, there is a team responsible for the day-to-day management. Project management covers all major stages of a development project, as follows:

•        Feasibility Studies. Conducting a detailed geological study and market study, formulating a master timetable, and preparing preliminary proposals for the type and class of property to be constructed;

•        Design. Completing a preliminary design layout and obtaining approvals from relevant authorities, commencing site preparation, selecting construction materials, modifying the design layout, producing a construction blue-print and establishing a construction management team;

•        Construction. Obtaining, evaluating and selecting sub-contractor bids, finalizing the design layout and construction blue-print, monitoring construction progress compared to our timetable and introducing and implementing quality and cost control procedures; and

•        Completion. Establishing a property management team, submitting a completion and inspection report to the governmental authorities, obtaining required government approvals and settling payments.

Quality Control. Jin Ma Construction places emphasis on the quality of its development projects and implement quality control procedures at different construction stages to ensure that the work done by its sub-contractors meets its standards and requirements and those of the relevant governmental authorities.

Jin Ma Construction imposes quality control on its building materials. Its on-site management team conducts regular quality inspections of the construction work. When a particular section of construction work is completed, its on-site management team will inspect the work to ensure that the work is in compliance with its quality standards and the relevant governmental regulations. Jin Ma Construction requires its sub-contractors to promptly remedy all defects, and it then makes a further inspection of their work.

Competitive Strengths

Jin Ma Construction is in competition with other construction companies in Hohhot City and Inner Mongolia, some of which are larger and have greater financial resources than it. These include Inner Mongolia Third Construction Company and Hohhot City Construction Company. Nevertheless, Jin Ma Construction believes that it can effectively compete with these companies. Jin Ma Construction is one of the first construction companies in the region, and it has gained a solid reputation based on the quality of its work and an established track record spanning a diverse array of projects. Through the numerous government projects that it has constructed, Jin Ma Construction has established an excellent working relationship with the local and regional governments, and it continues to act as general contractor in many ongoing government projects. All of its engineering and technical staff is certified in their respective fields, and many, such as its construction manager and its technical director, have been in the industry and with Jin Ma Construction for over 20 years. Since 2004, Jin Ma Construction has been independently audited and certified as being in conformance with the ISO 9001:2000 standards for quality management system, the ISO 140001:1996 standards for environmental management system, and the GB/T28001:200 standards for occupational safety management system. These certifications, while not mandated by law, provide Jin Ma Construction with a competitive edge over many of its competitors that are not similarly certified, in that they lend further assurance to its customers in the quality of its work.

The Hotel Management Business

Jin Ma Hotel derives revenue primarily from guest room rentals and food and beverage operations at the Inner Mongolia Jin Ma Hotel. The 22-room hotel is a full-service two-star facility, offering amenities such as restaurant, business center, and a lounge. Its guests can also partake in traditional Chinese ceremonies that are offered regularly in its restaurant and banquet facilities. The hotel is located on an approximately 2.16 acre lot, owned by Jin Ma Hotel, and housed in a single building with approximately 5,048 square meters that has been configured for use as the hotel as well as offices on the upper floor of the building for the Jin Ma Companies. The property includes a parking garage for 36 cars. Jin Ma Hotel also owns all of the fixtures, improvements, furniture, and the other contents currently used in the business of the hotel.

Recent Renovation Program

In fiscal 2006, Jin Ma Hotel completed the most significant capital investment program in its history in order to improve comfort, freshen décor and upgrade technology at the hotel. It invested over USD$180,000 into the renovation of the hotel, primarily for all guest rooms as well as non-room guest contact areas such as lobbies, restaurants, exteriors, banquet rooms and landscaping. The capital improvements were funded primarily from existing cash.

Jin Ma Hotel continued to operate the hotel during the renovation process, which limited its ability to maximize occupancy and room rates at these properties during primarily the last two quarters of fiscal 2006. As a result, operating performance at the hotel was negatively impacted. However, as evidenced by its overall occupancy rate of 96% during fiscal 2006, Jin Ma Hotel believes the results of this program have been successful and that its capital investment will continue to improve its operating results.

Competitive Strengths

Locally, Jin Ma Hotel’s competition includes the Inner Mongolia Hotel and the Inner Mongolia Zhao Jun Hotel. However, many well-known hotel operators are also seeking to establish their presence in the area, including the Shangri-La Hotel and Resort in late 2007 and the Sheraton Hohhot Hotel in July 2009. Because many of these hotels are aimed toward the luxury segment of the industry, Jin Ma Hotel believes that it have a competitive advantage in attracting those travelers to the city who are more price-sensitive. With its renovation efforts, it can offer many of the same amenities available at its higher-price competitors, but without increasing the costs to its guests.

Real Estate Development

Jin Ma Real Estate designs, develops, markets and sells high-quality, affordable homes in apartment high-rises, which are targeted at Chinese middle income families. It also designs, develops, markets and sells these homes in mixed-use development projects. Its development projects are all in Hohhot City.

Its apartments are targeted for different segments within the mass residential property market, including young, white-collar employees, middle to senior managers in enterprises, entrepreneurs and families with young children. These upwardly mobile people represent the emerging middle class and are a growing source of demand in the mass residential property market. Certain properties developed by Jin

Ma Real Estate are mixed-use properties that also include retail and commercial floors on the lower levels of the buildings.

Jin Ma Real Estate presently is in the process of obtaining, land use rights certificates in respect of each of these property development projects. Know as Gold Horse Gardens, Jin Ma Real Estate initiated plans and designs for the development of this project in Hohhot City with aggregate site area of approximately 500 acres, and expects to obtain land use rights certificates to the project site prior to the projected commencement date of April 2008. Jin Ma Real Estate intends to continue to solidify its position in Hohhot City, and will also consider quality business opportunities in other fast growing areas of Inner Mongolia, if market conditions are appropriate.

Completed and real estate held for sale currently being sold

TaoYuan Shuixie Residential Apartments. This project includes four buildings with 324 residential apartment units. It is located in Hui District of Hohhot City. Jin Ma Real Estate is the developer of this project. Construction commenced in January 2007, and was completed in June 2007.

Gold Horse Staff Residential Buildings. This project includes four apartment buildings containing 324 residential units. Inner Mongolia Feng Hua (Group) Construction Co., Ltd., a third-party company, was the general contractor for Gold Horse staff, rather than Jin Ma Construction as in its other development projects. Construction commenced in January 2007, and was completed in June 2007.

Current and Future Projects

Name	Location	Property Type	Number of Buildings	Expected Date of Commencement	Expected Date of Completion

Procuratorate Housing Estates	Hohhot	Residential	Seven buildings	March 2008	October 2008

Nan Yuan Estates	Nan Ying Zi Village, Yu Quan District, Hohhot	Residential/Retail Commercial	12 buildings	March 2008	August 2009

Gold Horse Garden (Phases I and II)	Cheng Ji Si Han Street, Hohhot	Residential/Retail Commercial	61 buildings	April 2008	December 2010

The Procuratorate Housing Estates. When completed, Procuratorate Housing will comprise of seven buildings containing 600 residential apartment units sitting on 60 acres. This project is a joint effort with Jin Ma Construction, which will be serving as the general contractor for the construction of this project. Construction is anticipated to commence in March 2008, as Jin Ma Real Estate have completed the design and planning for this project, and its anticipate completion in October 2008. Procuratorate Housing is located in the Yu Quan District of Hohhot City. Jin Ma Real Estate applied for the land use rights certificate in April 2007 and approval is expected in April 2008. At this time, we are not able to determine the amount it will cost Jin Ma Real Estate to acquire these land use rights.

Nan Yuan Estates. When completed, Nan Yuan will comprise of 12 buildings containing 1,100 residential apartment units sitting on 108 acres. Jin Ma Construction is the general contractor in charge of construction for this project. Construction is anticipated to commence in March 2008 and Jin Ma Real Estate anticipates completion in August 2009. Nan Yuan is situated in Yu Quan District, in the western side of Hohhot City. Jin Ma Real Estate has applied for the land use rights certificate in May 2007 and approval is expected after March 2008. At this time, we are not able to determine the amount it will cost Jin Ma Real Estate to acquire these land use rights.

Gold Horse Garden. When completed, the two phases of Gold Horse Garden will comprise in the aggregate of 61 buildings and 5,000 residential units. The entire project site will occupy 500 acres. Jin Ma Construction is building this project. This project is currently in the planning and design phase, with construction by Jin Ma Construction anticipated to commence in April 2008, and completion anticipated in August 2008. The Gold Horse Garden Project is in Hohhot City. Jin Ma Real Estate has not yet applied for land use rights certificate in connection with this project but it expects to file for and receive approval by October 2008.

Jin Ma Real Estate’s Business Strategy

It is focusing on Hohhot City for the development of residential communities. Jin Ma Real Estate believes that the size and growth potential of Hohhot City coupled with the ongoing liberalization of the real estate markets offer it considerable growth opportunities. It intends to develop additional residential communities and mixed-use developments in Hohhot City proper and surrounding areas that are within reasonable commuting distance to Hohhot City. Jin Ma Real Estate believes that the following features of Hohhot City represent continuing growth opportunities for it in the city:

•	a population of more than 2.4 million with established economic development and infrastructure;
•	a significant level of unsatisfied demand for high quality, yet affordable homes;
•

a regulatory environment that encourages the development of our residential communities, in terms of enabling us to obtain necessary permits and approvals to engage in our business without undue difficulty or expense, and encourages individual home ownership through the use of subsidies or otherwise; and

•	available real estate development rights at attractive prices.

Jin Ma Real Estate targets the emerging Chinese middle-income class as home buyers. Its target residential market is the growing Chinese middle income population. China’s home builders have traditionally targeted the upper and lower income market, and largely ignored the middle-income class. Because of banking reforms permitting wider availability of home mortgage loans and the positive effects of China’s economic reforms, Jin Ma Real Estate believes that the home building market for the middle-income class represents substantial growth opportunities for it.

Jin Ma Real Estate provides substantial benefits to home buyers. Jin Ma Real Estate believes that its residential apartments provide the following benefits to home buyers:

•	affordable living space to support large families, frequently include three generations - grandparents, parents and children;
•	living within close proximity to schools, shopping centers, retail shops, offices, medical facilities, city centers and public transportation; and
•	quality building management services including security, landscape and maintenance.

Jin Ma Real Estate aims to continue its commitment to quality. It seeks to construct buildings having a high quality of construction and workmanship.

Jin Ma Real Estate’s strive to enter markets early. It will continue to enter markets early where it can acquire land use rights at reasonable prices and develop residential communities in potential growth centers in and around Hohhot City. Jin Ma Real Estate has successfully implemented this strategy, where it is one of the first home builders to develop a residential community targeted at middle income families. Jin Ma Real Estate believes that early entry into markets will continue to enable it to establish ourselves in these markets before the onset of widespread competition.

Jin Ma Real Estate selects superior sites and carefully evaluate the feasibility of each project. It believes that securing a good location is a major factor in the success of a property development project. It considers the following factors when it evaluates it property development sites:

•	size of land;
•	geographic location;
•	potential financial return;
•	potential market demand for the development;
•	its existing property portfolio and available resources;
•	land cost, affordability and potential financial return;
•	overall market situation and opportunities;
•	access to city centers;
•	geological conditions;
•	demolition and resettlement costs; and
•	infrastructure support.

During the site selection process, it will evaluate and research the economic and social situation of the area, the market demand for and potential returns from a proposed project and the funding and manpower requirements. Once Jin Ma Real Estate has selected a site, it formulates a comprehensive development plan.

Jin Ma Real Estate’s Customers

Its target market for residential customers is Chinese middle income families in key urban markets who want to become home owners in a planned community. It classifies a typical family income of RMB 36,000, or approximately $ 4,600, per year as middle income earners. It believes that families earning this income will be able to purchase its houses costing approximately RMB 200,000, or approximately $26,000, through a down payment of 30% or approximately RMB 60,000, or approximately $7,700, with the balance financed by a bank mortgage having a repayment period ranging from five to 10 years, resulting in a monthly payment of between RMB 1,500 to RMB 2,000, or approximately $190 to $260.

For each development project, Jin Ma Real Estate designates specific employees as a team to handle the related sales and marketing activities. Subject to market conditions and government approval by the relevant land administration bureau, it seeks to pre-sell our development projects at an early stage. It will also arrange with one or more banks to provide mortgage loan facilities to home purchasers for up to 70% of the home purchase price, substantially all of which is guaranteed by Jin Ma Real Estate until the homes are delivered to the buyers. Its sales and marketing strategy involves the following key elements:

•

offering a financing package for home buyers which pre-qualifies home buyers for a 70% mortgage with only a small down payment, or booking fee, which is typically no more than RMB 60,000, or approximately $7,874, and the balance of the purchase price paid over a staggered period between one to two months;

•	advertising through various media, including regional newspapers, magazines, posters, billboards and advertising pamphlets to reach potential purchasers;
•	using sales literature and brochures which describe its projects and its company; and

•	operating a sales center in a high-traffic downtown area where its office is located and on-site.

Jin Ma Real Estate has established a high level of visibility in Hohhot City. Its also believes that local awareness of its project has been facilitated through word of mouth. Sales of its homes are normally made at its sales centers situated either in the city center or at its development site.

Pre-Sale of Jin Ma Real Estate Apartment Units

Jin Ma Real Estate seeks to pre-sell homes in the several phases in its development as early as possible, subject to market conditions and regulatory constraints. Pre-sales occur when units of a project are sold while the project is still under construction. Under Chinese law, pre-sale is only permitted if a pre-sale permit has been granted by the relevant land administration bureau to the project which is still under construction. Pre-selling allows Jin Ma Real Estate to begin marketing its development before it would otherwise be able to do so, and shortens the time during which it has market exposure for the construction and other expenses of its developments. Pre-sales also allow Jin Ma Real Estate to improve its working capital management by accelerating its cash inflow and to minimize market risks associated with its development projects.

In a pre-sale, the first step is that the home buyer pays an initial booking fee. The home buyer then pays 30% of the purchase price less the booking fee upon the execution of a sales and purchase agreement. The remaining 70% must be paid over a staggered period between one to two months although, in most instances, it is paid by the bank providing the mortgage financing upon execution of the sales and purchase agreement. During fiscal 2007, only a small percentage of Jin Ma Real Estate’s units were presold. It plans on using its best efforts to increase the amount of presold units in the future.

Financing for Jin Ma Real Estate Home Purchasers

As part of its pre-sale activities, Jin Ma Real Estate may arrange for commercial banks to provide purchaser financing in the sale of our developments. Unlike mortgage financing in the United States, banks will typically look to the developer and the planned development to determine whether to make a commitment to provide purchaser mortgages. However, the banks retain the right to approve or reject mortgages on an individual basis based upon the perceived credit-worthiness of the home purchaser and other factors that it considers appropriate. Jin Ma Real Estate guarantees a customer’s mortgage until the home is handed over to the customer. Jin Ma Real Estate’s customers typically arrange for mortgages through China Construction Bank, The People’s Bank of China, or Agricultural Bank of China.

Project Finance

Jin Ma Real Estate has financed the development of its development projects to date through bank borrowings, proceeds from the pre-sale of portions of its development projects, credits provided by its contractors and through its internally generated funds. Because each development project will require a substantial amount of capital to finance its construction cost, it is Jin Ma Real Estate’s policy to control the timing of the launch of each of its development projects and the phases of these projects.

Competitive Strengths

The development and sale of residential and commercial real estate markets in China are subject to intense competition. Jin Ma Real Estate competes with numerous small and large developers for sales on the basis of a number of interrelated factors, including location, reputation, amenities, design, quality and price. It also competes for sales with individual resales of existing homes and condominiums and available rental housing. Jin Ma Real Estate believes that it compares favorably to other developers in the Hohhot City area in which it operates, due primarily to its experience within this geographic market, and its responsiveness to market conditions enables it to capitalize on the opportunities for advantageous land acquisitions in desirable locations. Its competitors include the Inner Mongolia Ju Hua Real Estate Development Co., Ltd., Inner Mongolia Chi Cheng Real Estate Development Co., Ltd., Hohhot Jia Di Real Estate Development Co., Ltd. and Inner Mongolia Nai Lun Real Estate Development Co., Ltd., many of whom have greater financial, managerial, marketing and other resources than Jin Ma Real Estate. Residential and commercial property developers compete not only for property buyers, but also for desirable properties, raw materials and skilled subcontractors. Jin Ma Real Estate also expects that continued economic development of China in general and in Hohhot City in particular will be accompanied by further property development and expansion. It believes that its principal competitive strengths are as follows:

•	Jin Ma Real Estate’s management has extensive experience and in-depth knowledge of the Hohhot City and Inner Mongolia real estate markets;
•	its strategy which emphasizes development high-quality residential properties for middle income families;
•	its access to construction capabilities through Jin Ma Construction;
•	its focus on Hohhot City and surrounding areas, in which Jin Ma Real Estate enjoys competitive advantages;
•	its experienced project management team, which effectively and actively controls every stage of the development of its projects; and
•	its close working relationships with both the local and regional governments.

SUPPLIERS

Construction

Jin Ma Construction does not maintain significant inventories of construction materials except for work in process and a limited amount of other construction materials. Generally, the construction materials used in its operations are readily available from numerous sources. Jin Ma Construction owns, maintains and operates approximately 80 vehicles and construction related equipment that can, and are often deployed, on projects that it is serving as general contractor. Jin Ma Construction uses five to seven subcontractors to perform substantially all of its construction services and to develop its real estate projects. Management is aware of similar subcontractors that are available to perform construction services if required and management has plans to engage their services if necessary

Hotel Management

Jin Ma Hotel acquires the supplies for the hotel operation from various local sources. It has no long term agreements with its suppliers, and purchase supplies on a purchase order basis. Management recognizes that this strategy also carries with it the potential disadvantages and risks of shortages and supply interruptions. Jin Ma Hotel’s suppliers generally are meeting its supply requirements, and it believes its relationships with its suppliers are stable.

Real Estate Development

The supply of land is controlled by the government. All such purchases of land are required to be reported to and authorized by the regional government of Inner Mongolia and/or the municipal government of Hohhot City.

Jin Ma Real Estate uses subcontractors for the development of its projects and selects the lowest-cost provider through an open bidding process. Such service providers are numerous in Hohhot City and it foresees no difficulties in securing alternative sources of services as needed.

Government Approval and Regulation of the Jin Ma Companies Principal Products or Services

The Jin Ma Companies believe that each of the its companies has been compliant to date with all registrations and requirements for the issuance and maintenance of all licenses required by the applicable governing authorities in China and that such laws, rules and regulations do not currently have a material impact on its operations:

Construction. China’s construction industry is heavily regulated by the national government. On November 1, 1997, the Central Government of the PRC published the Construction Law of the PRC, Presidential Order No. 91, which is the basic construction law of China. This law outlines the basic requirements and rules for all construction activity in China. Underneath the National Government, the Ministry of Construction also writes laws. On March 14, 2001, the Ministry of Construction published Rule No. 87, which puts forth licensing requirements for all construction companies operating in China. The Ministry of Construction also writes specific standards for all different types of construction. These standards stipulate the basic requirements for construction companies in China in such areas as registered capital, tangible assets, liability insurance, employee regulations and engineering certifications. The standards also have graded levels of qualification. Jin Ma Construction has second class certification of its constructions operation.

In addition, provincial and municipal governments may also enact regulations through their own construction bureaus.

Hotel Management. The hotel industry in China is subject to a number of laws and regulations, including laws and regulations relating specifically to hotel operation and management, as well as those relating to environmental and consumer protection. There are no regulatory ceilings on room rates in China. The market-based pricing is permissible for the hotel industry and room rates may be determined at the sole discretion of hotel management. Relative to other industries in China, regulation of the hotel industry in China is still developing and evolving. As a result, most legislative action has consisted of general measures such as industry standards, rules or circulars issued by different ministries rather than detailed legislation. Many of these standards, rules and circulars date from the late 1990’s, and it is expected that they may be amended, revised or expanded in the coming years as the hotel industry in China matures.

Real Estate Development. Jin Ma Real Estate’s real estate development projects are subject to various laws and governmental regulations, such as zoning regulations, relating to its business operations and project developments. Real estate developers may secure land from the city government by obtaining exploitation and utilization rights over land through public tendering. The maximum term for such leasehold interest ranges from 40 to 70 years depending on the purpose of use.

Leasehold interests obtained legally may be transferred, leased, and mortgaged during the leasehold period. Jin Ma Real Estate must obtain and keep current various licenses, permits and regulatory approvals for its development projects. Due to the increasing levels of development in the areas of China where Jin Ma Real Estate currently operates, it is possible that new laws, rules and/or regulations may be adopted that could affect both its current and proposed development projects. The enactment of such laws, rules or regulations in the future could have a negative impact on its projected growth or profitability, which could decrease its projected revenues or increase its costs of doing business.

Employees

As of January 10, 2008, the Jin Ma Companies collectively had a total of 480 full time employees. Jin Ma Construction accounted for 253 employees, including 26 management personnel; Jin Ma Hotel accounted for 180 employees, including 32 management personnel; Jin Ma Real Estate accounted for 37 employees, all of which are management and sales personnel; and Inner Mongolia (Cayman) Technology & Development Ltd has five administrative employees. Additionally, we employ our chief financial officer on an outsourced basis. Typically, we will enter into employment agreement with an employee after he or she has been employed for three to six months. Management believes that our relations with our employees are good.

We are required, as are the Jin Ma Companies, to contribute a portion of our employees’ total salaries to the Chinese government’s social insurance funds, including medical insurance, unemployment insurance and job injuries insurance, in accordance with relevant regulations. In the last two fiscal years, the Jin Ma Companies contributed, in the aggregate, approximately $18,000 and $14,000 for the fiscal years ended June 30, 2007 and 2006, respectively. We expect the amount of contribution to the government’s social insurance funds to increase in the future as we expand our workforce and operations.

OUR HISTORY

Gold Horse International was originally incorporated on March 31, 2000 in the State of New Jersey under its former name “Segway III”. On June 29, 2007, we executed a Share Exchange Agreement to acquire Gold Horse Nevada. Under the terms of the Share Exchange Agreement, at the closing we issued 48,500,000 shares of our common stock to the Gold Horse Nevada stockholders and their assignees in exchange for 100% of the common stock of Gold Horse Nevada. Additionally, Mr. Andrew Norins, our then President, CEO and sole director, cancelled 9,655,050 shares of our common stock he owned immediately prior to the closing. After giving effect to the cancellation of Mr. Norins’ shares, we had a total of 1,500,002 shares of common stock outstanding immediately prior to closing. After the closing, we had a total of 50,000,002 shares of common stock outstanding, with the Gold Horse Nevada stockholders and their assignees owning 97% of the total of our issued and outstanding shares of common stock. The balance was held by our shareholder who held shares prior to the closing. In addition, immediately prior to the closing, Mr. Norins paid our creditors the amounts satisfying all of our obligations that were outstanding immediately prior to the closing. Following the closing, Gold Horse Nevada became our wholly-owned subsidiary.

Global Rise is a limited liability company incorporated under the laws of the Cayman Islands on May 9, 2007, and is a wholly-owned subsidiary of Gold Horse Nevada. Gold Horse Nevada entered into the Contractual Arrangements with each of the Jin Ma Companies and their respective shareholders on August 31, 2006. On June 29, 2007, concurrently with the closing of the Share Exchange Agreement described above, the Contractual Arrangements were amended and restated by and among Gold Horse Nevada, Global Rise and Gold Horse International on the one hand, and each of the Jin Ma Companies and the Jin Ma Companies shareholders on the other hand, under which, among other things, Global Rise was made a party to the Contractual Arrangements.

On October 29, 2007 we filed a Certificate of Domestication and Articles of Incorporation with the Secretary of State of Florida which result in the domestication of the company in Florida under the name “Gold Horse International, Inc.”

PROPERTY

The Jin Ma Companies’ properties are located in Hohhot City, the capital city of the Autonomous Region of Inner Mongolia in China. To house its staff, and as its corporate headquarters, it maintains an office within the Jin Ma Hotel. The Jin Ma Companies believes that this arrangement is adequate for its current and immediately foreseeable operating needs.

LEGAL PROCEEDINGS

We are not a party to any pending or threatened litigation.

MANAGEMENT

Directors and Executive Officers

Name	Age	Positions
Liankuan Yang	51	Chief Executive Officer, President and Chairman
Adam Wasserman	43	Chief Financial Officer
Runlan Ma	47	Secretary
Jonathan Blum	50	Director
Mingguo Wang	47	Director
Wenbiao Wang	43	Director
Gregory T. Wolfson	31	Director
Yang Yang	25	Director

Liankuan Yang. Mr. Yang has served as our Chief Executive Officer, President, and Chairman of the Board of Directors since July 9, 2007. Mr. Yang founded Jin Ma Construction, Jin Ma Hotel and Jin Ma Real Estate, and is the Chairman and President of all three companies. Mr. Yang, a graduate of the China Agriculture University, has engineering background and has extensive experience in business management. Mr. Yang has been recognized repeatedly as an “Excellent Entrepreneur” by the National Ministry of Construction, the National Ministry of Agriculture and the Regional Government of Inner Mongolia Autonomous Region. In recognition of his business achievements, Mr. Yang is also the recipient of the Special Prize from the Mayor of Hohhot City. Mr. Yang is the husband of Ms. Runlan Ma and the father of Ms. Yang Yang.

Adam Wasserman. Mr. Wasserman has served as our Chief Financial Officer since July 9, 2007. Since November 1999, Mr. Wasserman has been CEO of CFO Oncall, Inc., a Weston, Florida based provider of consultant accounting services specializing in financial reporting, budgeting and planning, mergers and acquisitions, audit preparation services, accounting, automated systems, banking relations and internal controls. Mr. Wasserman has also served as the Chief Financial Officer of Transax International Limited since May 2005 and Lotus Pharmaceuticals, Inc. since October 2006. . From June 1991 to November 1999 he was Senior Audit Manager at American Express Tax and Business Services, in Fort Lauderdale, Florida where his responsibilities included supervising, training and evaluating senior staff members, work paper review, auditing, maintaining positive client relations, preparation of tax returns and preparation of financial statements and the related footnotes. From September 1986 to May 1991, he was employed by Deloitte & Touche, LLP. During his employment, his significant assignments included audits of public (SEC reporting) and private companies, tax preparation and planning, management consulting, systems design, staff instruction, and recruiting. Mr. Wasserman holds a Bachelor of Administration from the State University of New York at Albany. He is a CPA (New York) and a member of The American Institute of Certified Public Accountants and is a director, the treasurer and an executive board member of Gold Coast Venture Capital Association.

Runlan Ma. Ms. Ma has served as Secretary since July 9, 2007. Ms. Ma, a graduate of the Inner Mongolia Institute of Finance and Economy, joined Jin Ma Hotel in 2002 and has since then been in charge of its business operation. Ms. Ma is also presently a supervisor of business operation at Jin Ma Construction and Jin Ma Real Estate. Ms. Ma previously worked as a department manager the Inner Mongolia National Tax Bureau. Ms. Ma is the wife of Mr. Liankuan Yang and the mother of Ms. Yang Yang.

Jonathan Blum. Mr. Blum has been a member of our Board of Directors since July 9, 2007. Jonathan Blum has 20 years of client advisory experience on Wall Street and as a consultant. From 2002 to 2006, Mr. Blum was a Partner and Head of the Investment Banking practice at Jesup & Lamont Securities, a New York based boutique banking firm. Prior to Jesup & Lamont, Mr. Blum was a Managing Director at Prudential Securities Incorporated responsible for the firm’s Real Estate, Energy and Consumer M&A practices. Before joining Prudential Securities, Mr. Blum was a Director of M&A at Salomon Smith Barney and a Managing Director in the M&A practice of Chase Securities, Inc. Mr. Blum graduated summa cum laude with a B.S. in finance from Boston University and received an M.B.A. with distinction from the Harvard Business School. Mr. Blum is a Director of Cornerstone Pharmaceuticals, Inc., an oncology-focused bio-technology company based in New Jersey.

Mingguo Wang. Mr. Wang has been a member of our Board of Directors since July 9, 2007. Mr. Wang is a graduate of the Beijing University of Chinese Medicine and joined Jin Ma Real Estate in 2005 as a director overseeing its business operations. From 1984 to 2004, Mr. Wang was employed Beijing Yong’an Fuxing Pharmaceutical Co., Ltd., initially as a sales representative, then as a deputy manager and finally as a department manager before leaving that company.

Wenbiao Wang. Mr. Wang has been a member of our Board of Directors since July 9, 2007. Since March 1995, Mr. Wang has been the senior engineer at Jin Ma Construction. Mr. Wang has over 20 years of experience in engineering and construction. Mr. Wang attended the Inner Mongolia University of Technology, and joined Jin Ma Construction after his graduation.

Gregory T. Wolfson. Mr. Wolfson has been a member of our Board of Directors since July 9, 2007. Mr. Wolfson has been a director of Gold Horse Nevada since September 2006. Mr. Wolfson was a financial advisor with Austen Morris Associates in Shanghai, China from September 2005 to July 2006. From June 2004 to September 2005, Mr. Wolfson was the chief representative and general manager of Genesis Technology Group in Shanghai, China, overseeing its day-to-day operations. From March 2002 to June 2004, Mr. Wolfson consulted on website development and systems engineering for clients in both California and Massachusetts. Mr. Wolfson was a systems engineer with Worldcare International in Cambridge, Massachusetts from June 2001 to March 2002, and a website and application developer with NSK & Associates in Boston, Massachusetts from October 2000 to June 2001. During 2000, Mr. Wolfson was a website developer and business consultant for Leapfrog Smart Products in Orlando, Florida. From July 1999 to May 2000, Mr. Wolfson was a website developer for Think Tank Consulting in Munich, Germany. Mr. Wolfson is a graduate of Tufts University and is conversant in both Mandarin Chinese and German.

Yang Yang. Ms. Yang has been a member of our Board of Directors since July 9, 2007. Ms. Yang joined Jin Ma Real Estate in September 2004 after completing her studies at AIT University Ms. Yang is the manager at Jin Ma Hotel and Jin Ma Real Estate. Ms. Yang joined the Jin Ma Real Estate after completing her university studies in business management and accounting in Australia. Ms. Yang is the daughter of Mr. Liankuan Yang and Ms. Runlan Ma.

There are no family relationships between any of the executive officers and directors, except as set forth above. Each director is elected at our annual meeting of shareholders and holds office until the next annual meeting of shareholders, or until his successor is elected and qualified.

Mr. Wasserman devotes approximately 20% of his time to our company. As our business grows, we will either seek to increase the amount of time Mr. Wasserman devotes to our company or hire a full-time chief financial officer.

Director Compensation

We have not established standard compensation arrangements for our directors and the compensation, if any, payable to each individual for their service on our Board will be determined from time to time by our Board of Directors based upon the amount of time expended by each of the directors on our behalf. No member of our Board of Directors received compensation for their services for the fiscal year ended June 30, 2007.

Financial Code of Ethics

On February 1, 2006 our Board of Directors adopted a Financial Code of Ethics which applies to our Chief Executive Officer, Chief Financial Officer and members of our financial department. We will provide a copy, without charge, to any person desiring a copy of the Financial Code of Ethics, by written request to, No. 31 Tongdao Road South, Hohhot, Inner Mongolia, China, Attention: Corporate Secretary. In addition, we have filed a copy of the Financial Code of Ethics with the Securities and Exchange Commission as an exhibit to the registration statement of which this prospectus is a part. Please see “Where You Can Find Additional Information” appearing later is this prospectus.

Committees of the Board of Directors

Our Board of Directors has not established any committees, including an Audit Committee, a Compensation Committee or a Nominating Committee, any committee performing a similar function. The functions of those committees are being undertaken by the entire board as a whole. Our board of directors does not believe that it is necessary to have such committees because it believes the functions of such committees can be adequately performed by our Board of Directors as a whole. Further, we are currently quoted on the OTC Bulletin Board, which does not have any qualitative requirements mandating the establishment of any particular committees.

We do not have a policy regarding the consideration of any director candidates which may be recommended by our shareholders, including the minimum qualifications for director candidates, nor has our Board of Directors established a process for identifying and evaluating director nominees. We have not adopted a policy regarding the handling of any potential recommendation of director candidates by our shareholders, including the procedures to be followed. Our Board has not considered or adopted any of these policies as we have never received a recommendation from any stockholder for any candidate to serve on our Board of Directors. Given the nature of our operations and lack of directors and officers insurance coverage, we do not anticipate that any of our shareholders will make such a recommendation in the near future. While there have been no nominations of additional directors proposed, in the event such a proposal is made, all members of our Board will participate in the consideration of director nominees.

None of our directors is an “audit committee financial expert” within the meaning of Item 401(e) of Regulation S-B. In general, an “audit committee financial expert” is an individual member of the audit committee or Board of Directors who:

•	understands generally accepted accounting principles and financial statements,
•	is able to assess the general application of such principles in connection with accounting for estimates, accruals and reserves,
•	has experience preparing, auditing, analyzing or evaluating financial statements comparable to the breadth and complexity to our financial statements,
•	understands internal controls over financial reporting, and
•	understands audit committee functions.

We believe that the members of our Board of Directors are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. We believe that retaining an independent director who would qualify as an “audit committee financial expert” would be overly costly and burdensome and is not warranted in our circumstances.

Executive Compensation

Summary Compensation Table

The following table summarizes all compensation recorded by us in each of the last two completed fiscal years for our principal executive officer, each other executive officer serving as such whose annual compensation exceeded $100,000 and up to two additional individuals for whom disclosure would have been made in this table but for the fact that the individual was not serving as an executive officer of our company at June 30, 2007. The value attributable to any option awards is computed in accordance with FAS 123R.

SUMMARY COMPENSATION TABLE
Name and principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)

Liankuan Yang (1)	2007	7,500	0	0	0	0	0	20,000	27,500
	2006	7,864	0	0	0	0	0	0	7,864

Andrew Norins (2)	2007	0	0	0	0	0	0	0	0
	2006	0	0	0	0	0	0	0	0

(1)	Mr. Yang has served as our Chief Executive Officer since July 2007. Mr. Yang’s fiscal 2007 other compensation includes fees paid for call allowances and personal expenses.

(2)	Mr. Norins served as our Chief Executive Officer until July 2007.

How Mr. Yang’s Compensation is Determined

Mr. Yang is not a party to an employment agreement with either our company or the Jin Ma Companies. His compensation is determined from time to time by the Boards of Directors of the Jin Ma Companies, of which he is a member. In determining the amount of compensation to be paid, such Board of Directors arbitrarily settles upon an amount representing a salary and a benefit package. The amount of compensation is not tied to any performance goals or other traditional measurements and may be increased from time to time at the sole discretion of such Boards.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of June 30, 2007:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
OPTION AWARDS						STOCK AWARDS
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (j)

Likang Yang	0	0	0	n/a	n/a	0	n/a	0	0
Andrew Norris	0	0	0	n/a	n/a	0	n/a	0	0

2007 Equity Compensation Plan

On October 25, 2007 our Board of Directors adopted our 2007 Equity Compensation Plan. The purpose of the 2007 Equity Compensation Plan is to offer to our employees, officers, directors and consultants whose past, present and/or potential contributions to our company have been or are or will be important to our success, an opportunity to acquire a proprietary interest in our company. The issuance of grants under the 2007 Equity Compensation Plan will be made to persons who are closely related to us and who provide bona fide services to us in connection with our business. Under Federal securities laws, these services cannot be in connection with the offer of sale of our securities in a capital raising transaction nor directly or indirectly promote or maintain a market for our securities. We have currently reserved 3,000,000 of our authorized but unissued shares of common stock for issuance under the 2007 Equity Compensation Plan.

Plan options may either be options qualifying as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified options. In addition, the 2007 Equity Compensation Plan allows for the inclusion of a reload option provision, which permits an eligible person to pay the exercise price of the option with shares of common stock owned by the eligible person and receive a new option to purchase shares of common stock equal in number to the tendered shares. Any incentive option granted under the 2007 Equity Compensation Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of grant, but the exercise price of any incentive option granted to an eligible employee owning more than 10% of our outstanding common stock must not be less than 110% of fair market value on the date of the grant. Any non-qualified option granted under the 2007 Equity Compensation Plan must provide for an exercise price of not less than the par value of our common stock. The term of each plan option and the manner in which it may be exercised is determined by the Board of Directors or the compensation committee, provided that no option may be exercisable more than 10 years after the date of its grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of the common stock, no more than five years after the date of the grant. Unless the 2007 Equity Compensation Plan is approved by our stockholders by October 25, 2008, no incentive stock options may be granted and all incentive stock options that may have been previously granted shall automatically be converted into non-qualified stock options.

Subject to the limitation on the aggregate number of shares issuable under the 2007 Equity Compensation Plan, there is no maximum or minimum number of shares as to which a stock grant or plan option may be granted to any person. Shares used for stock grants and plan options may be authorized and unissued shares or shares reacquired by us, including shares purchased in the open market. Shares covered by plan options which terminate unexercised will again become available for grant as additional options, without decreasing the maximum number of shares issuable under the 2007 Equity Compensation Plan, although such shares may also be used by us for other purposes. As of December 31, 2007 we have not made any grants under the 2007 Equity Compensation Plan.

Limitation on Liability

Under our articles of incorporation, our directors are not liable for monetary damages for breach of fiduciary duty, except in connection with:

•          breach of the director’s duty of loyalty to us or our shareholders;

•          acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law;

•          a transaction from which our director received an improper benefit; or

•          an act or omission for which the liability of a director is expressly provided under Florida law.

In addition, our bylaws provides that we must indemnify our officers and directors to the fullest extent permitted by Florida law for all expenses incurred in the settlement of any actions against such persons in connection with their having served as officers or directors.

Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PRC law currently limits foreign equity ownership of Chinese companies. To comply with these foreign ownership restrictions, we operate our business in China through the Contractual Arrangements with each of the Jin Ma Companies and their respective shareholders that were executed on August 31, 2006. Certain of our principal shareholders, executive officers and directors are also principal owners, officers and directors of various of the Jin Ma Companies, including Mr. Yang, Ms. Ma, Messrs. and Wenbio Wang and Ms. Yang.

From time to time, the Jin Ma Companies advance funds to companies related through common ownership for working capital purposes. These advances are non interest bearing, unsecured and payable on demand. At September 30, 2007, the Jin Ma Companies had a net receivable from these related entities of $1,001,314, as follows:

Name	Relationship	Amount
Inner Mongolia Jin Ma Group Ltd and its subsidiaries	Owned by Yang Liankuan	$ 952,783
Mr. Yang Liankuan	Officer and director	48,531
		$1,001,314

As of December 31, 2007, the loan balances from Mr. Yang have been repaid in full.

Director Independence

Our Board of Directors has determined that it does not have a member that is “independent” as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended.

PRINCIPAL SHAREHOLDERS

At January 22, 2008 we had 52,364,603 shares of our common stock issued and outstanding. The following table sets forth information regarding the beneficial ownership of our common stock as of January 22, 2008 by:

•	each person known by us to be the beneficial owner of more than 5% of our common stock;
•	each of our directors;
•	each of our executive officers; and
•	our executive officers, directors and director nominees as a group.

Unless otherwise indicated, the business address of each person listed is in care of No. 31 Tongdao South Road, Hohhot City, Inner Mongolia, China. The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock outstanding on that date and all shares of our common stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	% of Class

Liankuan Yang (1)	22,750,000	43.4%
Adam Wasserman (8)	195,349	*
Runlan Ma (2)	4,500,000	8.6%
Jonathan Blum	0	n/a
Mingguo Wang	0	n/a
Wenbiao Wang	0	n/a
Gregory T. Wolfson	0	n/a
Yang Yang (3)	4,500,000	8.6%
All officers and directors as a group (eight persons) (1), (2), (3)	31,945,349	61.0%
Yinkuan Yang (4)	3,750,000	7.2%
Zhanjun Yang (5)	3,000,000	5.7%
Yongjun Yang (6)	3,000,000	5.7%
Yonggang Zhao (7)	3,000,000	5.7%
Kenneth L. Clinton (9)	3,350,000	6.4%
Genesis Technology Group, Inc. (10)	8,192,500	15.6%

*	represents less than 1%

(1)       Mr. Yang’s holdings include 10,000,000 shares beneficially owned by him and an aggregate of 12,750,000 shares held by Messrs. Xinkuan Yang, his brother, and Messrs. Zhanjun Yang, Yongjun Yang and Zongagng Zhao, his nephews over which he has significant influence and may direct the voting. Mr. Yang’s holdings exclude the holdings of his wife, Ms. Ma, over which he disclaims beneficial ownership. Under the terms of the Pledge and Security Agreement executed in connection with the sale of our 10% Secured Convertible Debentures, Mr. Yang has pledged the 10,000,000 shares of our common stock owned of record by him as additional security for our obligations under the transaction and he has entered into a lock-up agreement whereby he agreed not to offer or sell any shares of our common stock owned by him until the 180th trading day after the date of this prospectus.

(2)       Ms. Ma is Mr. Yang’s wife. Ms. Ma’s holdings exclude the holdings of Mr. Yang over which she disclaims beneficial ownership. Under the terms of the Pledge and Security Agreement executed in connection with the sale of our 10% Secured Convertible Debentures, Ms. Ma has pledged the 4,500,000 shares of our common stock owned of record by her as additional security for our obligations under the transaction and she has entered into a lock-up agreement whereby she agreed not to offer or sell any shares of our common stock owned by her until the 180th trading day after the date of this prospectus.

(3)       Ms. Yang is the adult daughter of Mr. Yang and Ms. Ma. Under the terms of the Pledge and Security Agreement executed in connection with the sale of our 10% Secured Convertible Debentures, Ms. Ma has pledged the 4,500,000 shares of our common stock owned of record by her as additional security for our obligations under the transaction and she has entered into a lock-up agreement whereby she agreed not to offer or sell any shares of our common stock owned by her until the 180th trading day after the date of this prospectus.

(4)       Mr. Yang’s address is No. 9, Unit 3, Building 2, Jinfu New Estate, Hou Shatan, Huimin District, Hohhot, Inner Mongolia, China.

(5)       Mr. Yang’s address is East Room, 3rd Floor, Unit 1, Building 5, No. 3 Xianghe New Estate, Huimin District, Hohhot, Inner Mongolia, China.

(6)       Mr. Yang’s address is No. 1 (continuation), Building 15, South Sihexing, Dormitory Building, Fertilization Factory, Gangtie Road, Huimin District, Hohhot, Inner Mongolia, China.

(7)       Mr. Zhao’s address is No. 13, Bayan Wusu Community, Edros Road, Yuquan District, Hohhot, Inner Mongolia, China.

(8)       Mr. Wasserman’s address is 1643 Royal Grove Way, Weston, Florida 33327.

(9)       Mr. Clinton’s address is 4322 Lincoln Street, Hollywood, Florida 33021.

(10)     Genesis Technology Group, Inc.’s address is 7900 Glades Road, Boca Raton, Florida 33432.

Securities Authorized For Issuance Under Equity Compensation Plans

We have not adopted any equity compensation or similar plans.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 300,000,000 shares of common stock, $0.0001 par value per share, and 20,000,000 shares of preferred stock, par value $0.0001 per share. As of January 22, 2008, there were 52,364,603 shares of common stock and no shares of preferred stock issued and outstanding.

Common stock

Holders of common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, subject to the preferences of any shares of preferred stock which may then be authorized and outstanding, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

Preferred stock

We are authorized to issue up to 20,000,000 shares of preferred stock in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our Board of Directors. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by stockholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock.

10% Secured Convertible Debentures

On November 30, 2007 we entered into a Securities Purchase Agreement pursuant to which we agreed to sell an aggregate of $3,275,000 principal amount 10% Secured Convertible Debentures as described earlier in this prospectus under “Management’s Discussion and Analysis or Plan of Operation - Recent Capital Raising Transaction.” The terms of these debentures are described in that section.

Common Stock Purchase Warrants

In connection with the sale of the $3,275,000 principal amount 10% Secured Convertible Debentures we issued five year common stock purchase warrants to purchase an aggregate of 9,520,352 shares of our common stock at an exercise price of at $0.50 per share. The terms of those warrants are described earlier in this prospectus under “Management’s Discussion and Analysis or Plan of Operation - Recent Capital Raising Transaction.”

Transfer agent

Our transfer agent is Island Stock Transfer, 100 Second Avenue South, Suite 104N, St. Petersburg, Florida, and its telephone number is (727) 289-0100.

SELLING SECURITY HOLDERS

At January 22, 2008 we had 52,364,603 shares of our common stock issued and outstanding. This prospectus relates to periodic offers and sales of shares of our common stock by the selling security holders listed below and their pledgees, donees and other successors in interest, which includes:

•	9,520,352 shares of our common stock which are issuable upon the conversion of $3,275,000 principal amount 10% secured convertible debentures, assuming a conversion price of $0.344 per share, and
•	765,118 shares issuable as interest on those debentures.

As description of the sale of the debentures appears earlier in this prospectus under “Management’s Discussion and Analysis or Plan of Operation - Recent Capital Raising Transaction” beginning on page 31.

The following table sets forth:

•	the name of each selling security holder,
•	the number of common shares owned, and
•	the number of common shares being registered for resale by the selling security holder.

Information on beneficial ownership of securities is based upon a record list of our shareholders. We may amend or supplement this prospectus from time to time to update the disclosure set forth in this prospectus. All of the securities owned by the selling security holders may be offered hereby. Because the selling security holders may sell some or all of the securities owned by them, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the securities, no estimate can be given as to the number of securities that will be held by the selling security holders upon termination of any offering made hereby. If all the securities offered hereby are sold, the selling security holders will not own any securities after the offering.

Name of Selling Security Holder	Number of Shares Owned	Shares to be offered	Shares to be owned after offering	Percentage to be owned after offering
Alpha Capital Anstalt (1)	2,839,882	2,355,451	2,180,233	3.8%
Whalehaven Capital Fund Limited (2)	2,862,571	2,590,995	2,398,256	4.2%
Ancora Greater China Fund, LP (3)	2,764,253	1,570,301	1,453,489	2.6%
Excalibur Small-Cap Opportunities LP (4)	2,728,121	1,413,271	1,308,140	2.4%
Enable Growth Partners LP (5)	2,805,849	2,002,133	1,853,198	3.3%
Enable Opportunity Partners LP (6)	454,688	235,546	218,024	*
Pierce Diversified Strategy Master Fund LLC, Ena (7)	227,344	117,773	109,012	*
Total		10,285,470

*	represents less than 1%

(1)       Alpha Capital Anstalt is the record holder of a $750,000 principal amount 10% secured convertible debenture together with a common stock purchase warrant to purchase 2,180,223 shares of our common stock at an exercise price of $0.50 per share. The number of shares offered includes 2,180,233 shares which are issuable upon the conversion of $750,000 principal amount 10% secured convertible debentures and 175,218 shares issuable as interest payments on the debentures.. The holder is not entitled to exercise the warrant if the effect of such exercise would be that the number of shares of common stock beneficially owned by the holder after giving effect to such exercise would be result in beneficial ownership by the holder and its affiliates of more than 4.99% of our then outstanding shares of common stock on such date, except during the 45 day period immediately prior to the expiration date of the warrant. Messrs. Konrad Ackerman and Rainer Posch have voting and dispositive control over securities held by Alpha Capital Anstalt.

(2)       Whalehaven Capital Fund Limited is the record holder of a $825,000 principal amount 10% secured convertible debenture together with a common stock purchase warrant to purchase 2,398,256 shares of our common stock at an exercise price of $0.50 per share. The number of shares offered includes 2,398,256 shares which are issuable upon the conversion of $825,000 principal amount 10% secured convertible debentures and 192,739 shares issuable as interest payments on the debentures. The holder is not entitled to exercise the warrant if the effect of such exercise would be that the number of shares of common stock beneficially owned by the holder after giving effect to such exercise would be result in beneficial ownership by the holder and its affiliates of more than 4.99% of our then outstanding shares of common stock on such date, except during the 45 day period immediately prior to the expiration date of the warrant. Mr. Michael Finkelstein has voting and dispositive control over securities held by Whalehaven Capital Fund Limited.

(3)       Ancora Greater China Fund, LP is the record holder of a $500,000 principal amount 10% secured convertible debenture together with a common stock purchase warrant to purchase 1,453,489 shares of our common stock at an exercise price of $0.50 per share. The number of shares offered includes 1,453,489 shares which are issuable upon the conversion of $500,000 principal amount 10% secured convertible debentures and 116,812 shares issuable as interest payments on the debentures. The holder is not entitled to exercise the warrant if the effect of such exercise would be that the number of shares of common stock beneficially owned by the holder after giving effect to such exercise would be result in beneficial ownership by the holder and its affiliates of more than 4.99% of our then outstanding shares of common stock on such date, except during the 45 day period immediately prior to the expiration date of the warrant. Mr. John P. Michlitsch has voting and dispositive control over securities held by Ancora Greater China Fund, LP.

(4)       Excalibur Small-Cap Opportunities LP is the record holder of a $450,000 principal amount 10% secured convertible debenture together with a common stock purchase warrant to purchase 1,308,140 shares of our common stock at an exercise price of $0.50 per share. The number of shares offered includes 1,308,140 shares which are issuable upon the conversion of $450,000 principal amount 10% secured convertible debentures and 105,131 shares issuable as interest payments on the debentures. The holder is not entitled to exercise the warrant if the effect of such exercise would be that the number of shares of common stock beneficially owned by the holder after giving effect to such exercise would be result in beneficial ownership by the holder and its affiliates of more than 4.99% of our then outstanding shares of common stock on such date, except during the 45 day period immediately prior to the expiration date of the warrant. Mr. Will Hecther has voting and dispositive control over securities held by Excalibur Small-Cap Opportunities LP.

(5)       Enable Growth Partners LP is the record holder of a $637,500 principal amount 10% secured convertible debenture together with a common stock purchase warrant to purchase 1,853,198 shares of our common stock at an exercise price of $0.50 per share. The number of shares offered includes 1,853,198 shares which are issuable upon the conversion of $637,500 principal amount 10% secured convertible debentures and 148,935 shares issuable as interest payments on the debentures. The holder is not entitled to exercise the warrant if the effect of such exercise would be that the number of shares of common stock beneficially owned by the holder after giving effect to such exercise would be result in beneficial ownership by the holder and its affiliates of more than 4.99% of our then outstanding shares of common stock on such date, except during the 45 day period immediately prior to the expiration date of the warrant. Mr. Mitch Levine in his capacity as managing director has voting and dispositive control over securities held by Enable Growth Partners LP.

(6)       Enable Opportunity Partners LP is the record holder of a $75,000 principal amount 10% secured convertible debenture together with a common stock purchase warrant to purchase 218,024 shares of our common stock at an exercise price of $0.50 per share. The number of shares offered includes 218,024 shares which are issuable upon the conversion of $75,000 principal amount 10% secured convertible debentures and 17,522 shares issuable as interest payments on the debentures. The holder is not entitled to exercise the warrant if the effect of such exercise would be that the number of shares of common stock beneficially owned by the holder after giving effect to such exercise would be result in beneficial ownership by the holder and its affiliates of more than 4.99% of our then outstanding shares of common stock on such date, except during the 45 day period immediately prior to the expiration date of the warrant. Mr. Mitch Levin in his capacity as managing director has voting and dispositive control over securities held by Enable Opportunity Partners LP.

(7)       Pierce Diversified Strategy Master Fund LLC, Ena is the record holder of a $37,500 principal amount 10% secured convertible debenture together with a common stock purchase warrant to purchase 109,012 shares of our common stock at an exercise price of $0.50 per share. The number of shares offered includes 109,012 shares which are issuable upon the conversion of $37,500 principal amount 10% secured convertible debentures and 8,761 shares issuable as interest payments on the debentures. The holder is not entitled to exercise the warrant if the effect of such exercise would be that the number of shares of common stock beneficially owned by the holder after giving effect to such exercise would be result in beneficial ownership by the holder and its affiliates of more than 4.99% of our then outstanding shares of common stock on such date, except during the 45 day period immediately prior to the expiration date of the warrant. Mr. Mitch Levin in his capacity as managing director has voting and dispositive control over securities held by Pierce Diversified Strategy Master Fund LLC, Ena.

None of the selling security holders are broker-dealers. None of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, other than as described previously in this section.

We have agreed to pay full costs and expenses, incentives to the issuance, offer, sale and delivery of the shares, including all fees and expenses in preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of those items. We will not pay selling commissions and expenses associated with any sale by the selling security holders.

PLAN OF DISTRIBUTION

Each selling security holder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling security holder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority (FINRA) NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of the common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling security holder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling security holders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling security holders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling security holders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Shares Eligible For Future Sale

At January 22, 2008 we had 52,364,603 shares of common stock issued and outstanding, of which approximately 52,343,902 shares are “restricted securities.” In general, under Rule 144, as currently in effect, a person, or persons whose shares are aggregated, who owns shares that were purchased from us, or any affiliate, at least one year previously, including a person who may be deemed our affiliate, is entitled to sell within any three month period, a number of shares of our common stock that does not exceed the greater of 1% of the then outstanding shares of our common stock. The Securities and Exchange Commission has adopted changes to Rule 144 which are effective on February 15,208 which will shorten the holding period for non-affiliates to six months after which time unlimited public resales may be made subject to the availability of current public information about us.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements. Any person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of “restricted securities” under Rule 144 under the Securities Act that were purchased from us, or any affiliate, at least two years previously, is entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements. This two year holding period will be reduced to one year effective February 15, 2008, after which time unlimited public resales may be made without compliance with any other provisions of Rule 144.

Future sales of restricted common stock under Rule 144 or otherwise or of the shares which we are registering under this prospectus could negatively impact the market price of our common stock. We are unable to estimate the number of shares that may be sold in the future by our existing shareholders or the effect, if any, that sales of shares by such shareholders will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock by existing shareholders could adversely affect prevailing market prices.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Schneider Weinberger & Beilly LLP. Members of the firm are the owners of 100,000 shares of our common stock.

EXPERTS

Our financial statements as of and for the years ended June 30, 2007 and 2006 included in this prospectus have been audited by Kabani & Company, Inc., independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC the registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement.

We file annual and special reports and other information with the SEC. Certain of our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room Office

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES

(FORMERLY SPEEDHAUL HOLDINGS, INC.)

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

QUARTERLY PERIOD ENDED SEPTEMBER 30, 2007

CONTENTS

Consolidated Financial Statements:

Consolidated Balance Sheet (Unaudited) As of September 30, 2007	F-2

Consolidated Statements of Operations (Unaudited)
For the Three Months Ended September 30, 2007 and 2006	F-3

Consolidated Statements of Cash Flows (Unaudited)
For the Three Months Ended September 30, 2007 and 2006	F-4

Notes to Unaudited Consolidated Financial Statements	F-5 to F-18

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES

(FORMERLY SPEEDHAUL HOLDINGS, INC.)

CONSOLIDATED BALANCE SHEET

September 30, 2007

(Unaudited)

ASSETS

Cash and cash equivalents	$806,186
Accounts receivable, net	6,832,470
Inventories	49,231
Advance to supplier	372,936
Other receivable, net	227,599
Real estate held for sale	668,541
Deposit on land use rights	2,321,280
Cost and estimated earnings in excess of billings	1,908
Deposit	133,021

Total Current Assets	11,413,172

Due from related parties, net	1,001,314
Accounts receivable, net	512,180
Property and equipment, net	6,226,781
Intangible asset	162,775

Total Assets	$19,316,222

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Loans payable	$133,021
Accounts payable	3,101,574
Accrued expenses	963,500
Taxes payable	378,509
Advances from customers	755,814
Billings in excess of costs and estimated earnings	173,315

Total Current Liabilities	5,505,733

Loans payable, long-term, net of current portion	1,577,099

Total Liabilities	7,082,832

Commitments

Stockholders’ equity:
Preferred stock ($.0001 par vale; 20,000,000 shares authorized; none issued and outstanding)	—
Common stock ($.0001 par vale; 100,000,000 shares authorized; 50,000,002 shares issued and outstanding)	5,000
Non controlling Interest in Variable Interest Entities	5,954,807
Shares to be issued (624,459 shares)	624,459
Statutory reserve	674,423
Retained earnings	4,270,749
Other comprehensive gain - foreign currency	703,952

Total Stockholders’ Equity	12,233,390

Total Liabilities and Stockholders’ Equity	$19,316,222

See accompanying notes to unaudited consolidated financial statements

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES

(FORMERLY SPEEDHAUL HOLDINGS, INC.)

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30,
	2007	2006
	(Unaudited)	(Unaudited)
NET REVENUES
Construction	$7,883,769	$6,120,011
Hotel	856,186	687,865
Real estate	930,814	—

Total Revenues	9,670,769	6,807,876

COST OF SALES
Construction	6,690,373	5,150,450
Hotel	482,379	359,769
Real estate	564,654	—

Total Cost of Sales	7,737,406	5,510,219

GROSS PROFIT	1,933,363	1,297,657

OPERATING EXPENSES:
Hotel operating expenses	35,176	69,561
Bad debt expense	300,894	543,883
Salaries and employee benefits	134,201	46,796
Depreciation and amortization	99,426	53,132
General and administrative	165,471	402,701

Total Operating Expenses	735,168	1,116,073

INCOME FROM OPERATIONS	1,198,195	181,584

OTHER INCOME (EXPENSE):
Other expense	—	(1,697)
Interest income	87	5,032
Interest expense	(64,713)	(61,168)

Total Other Expense	(64,626)	(57,833)

INCOME BEFORE INCOME TAX	1,133,569	123,751

INCOME TAX	398,699	201,860

NET INCOME (LOSS)	734,870	(78,109)

COMPREHENSIVE INCOME:
Unrealized foreign currency translation gain	159,074	86,277

COMPREHENSIVE INCOME	$893,944	$8,168

NET INCOME PER COMMON SHARE:
Basic	$0.01	$—
Diluted	$0.01	$—

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	50,000,002	48,500,000
Diluted	50,000,002	48,500,000

See accompanying notes to unaudited consolidated financial statements

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES

(FORMERLY SPEEDHAUL HOLDINGS, INC.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended September 30,
	2007	2006
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$734,870	$(78,109)
Adjustments to reconcile net income (loss) from operations to net cash provided by operating activities:
Depreciation	99,426	53,132
Bad debt expense	300,894	543,883
Changes in assets and liabilities:
Accounts receivable	(2,251,612)	(6,408,883)
Inventories	(28,269)	(92,420)
Other receivables	(30,808)	24,360
Advance to suppliers	(170,828)	695,835
Costs and estimated earnings in excess of billings	13,454	—
Real estate held for sale	494,377	—
Deposit	—	(125,359)
Accounts payable and accrued expenses	2,322,996	4,330,948
Income tax payable	(160,241)	255,875
Advances from customers	136,612	897,662
Billings in excess of costs and estimated earnings	47,203	—
NET CASH PROVIDED BY OPERATING ACTIVITIES	1,508,074	96,924

CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease in amounts due from related parties	2,677	—
Increase in construction in progress	—	(26,125)
Payment of deposit for land use rights	(66,058)	—
Purchase of property and equipment	(1,517,860)	(107,132)
NET CASH USED IN INVESTING ACTIVITIES	(1,581,241)	(133,257)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from related party advances	—	71,196
Repayments on related party advances	—	(102,244)
Proceeds from sale of common stock	624,459	—
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	624,459	(31,048)

EFFECT OF EXCHANGE RATE ON CASH	3,850	1,537

NET INCREASE (DECREASE) IN CASH	555,142	(65,844)

CASH - beginning of year	251,044	180,924

CASH - end of the period	$806,186	$115,080

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$—	$61,168
Income taxes	$534,451	$201,860

See accompanying notes to unaudited consolidated financial statements.

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES

(FORMERLY SPEEDHAUL HOLDINGS, INC.)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2007

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

The Company was incorporated on March 21, 2000 under the laws of the State of New Jersey under its former name “Segway III”. Prior to June 29, 2007, the Company was a development stage company attempting to implement our business plan to become a fully integrated online provider that links the supply and demand sides of the ground trucking industry. In November 2007, the Company filed a Certificate of Domestication in the State of Florida whereby the Company domesticated as a Florida corporation under the name Gold Horse International, Inc.

On June 29, 2007, the Company executed a Share Exchange Agreement (“Share Exchange Agreement”) with Gold Horse International, Inc. (“Gold Horse Nevada”), a Nevada corporation, whereby the Company acquired all of the outstanding common stock of Gold Horse Nevada in exchange for newly-issued stock of the Company to Gold Horse Nevada shareholders. Gold Horse Nevada was incorporated on August 14, 2006 in the State of Nevada.

Under the Share Exchange Agreement, on June 29, 2007, the Company issued 48,500,000 shares of its common stock to the Gold Horse Nevada Stockholders and their assignees in exchange for 100% of the common stock of Gold Horse International. Additionally, the Company’s prior President, CEO and sole director, cancelled 9,655,050 of the Company’s common stock he owned immediately prior to the closing. After giving effect to the cancellation of shares, the Company had a total of 1,500,002 shares of common stock outstanding immediately prior to Closing. After the Closing, the Company had a total of 50,000,002 shares of common stock outstanding, with the Gold Horse Nevada Stockholders and their assignees owning 97% of the total issued and outstanding shares of the Company’s common stock.

Gold Horse Nevada became a wholly-owned subsidiary of the Company and Gold Horse Nevada’s former shareholders own the majority of the Company’s voting stock.

Gold Horse Nevada owns 100% of Global Rise International, Limited (“Global Rise”), a Cayman Islands corporation incorporated on May 9, 2007. Through Global Rise, Gold Horse Nevada  operates, controls and beneficially owns the construction, hotel and real estate development businesses in China under a series of contractual arrangements (the “Contractual Arrangements”) with Inner Mongolia Jin Ma Real Estate Development Co., Ltd. (“Jin Ma Real Estate”), Inner Mongolia Jin Ma Construction Co., Ltd. (“Jin Ma Construction”) and Inner Mongolia Jin Ma Hotel Co., Ltd. (“Jin Ma Hotel”), (collectively referred to as the “Jin Ma Companies”). Other than the Contractual Arrangements with the Jin Ma Companies, the Company, Gold Horse Nevada or Global Rise has no business or operations. The Contractual Arrangements are discussed below.

The relationship among the above companies as follows:

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES

(FORMERLY SPEEDHAUL HOLDINGS, INC.)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2007

As a result of these Contractual Agreements, the acquisition of Gold Horse Nevada and the Jin Ma Companies by the Company was accounted for as a reverse merger because on a post-merger basis, the former shareholders of Gold Horse Nevada held a majority of the outstanding common stock of the Company on a voting and fully-diluted basis. As a result, Gold Horse Nevada is deemed to be the acquirer for accounting purposes. Accordingly, the consolidated financial statement data presented are those of the Jin Ma Companies for all periods prior to the Company’s acquisition of Gold Horse Nevada on June 29, 2007, and the financial statements of the consolidated companies from the acquisition date forward.

PRC law currently places certain limitations on foreign ownership of Chinese companies. To comply with these foreign ownership restrictions, the Company operates its business in China through the Jin Ma Companies, each of which is a limited liability company headquartered in Hohhot, the capital city of the Autonomous Region of Inner Mongolia in China, and organized under PRC laws. Each of the Jin Ma Companies has the relevant licenses and approvals necessary to operate the Company’s businesses in China. The Company has Contractual Arrangements with each of the Jin Ma Companies and their shareholders (collectively the Jin Ma Companies Shareholders”) pursuant to which the Company provides business consulting and other general business operation services to the Jin Ma Companies. Through these Contractual Arrangements, the Company also has the ability to control the daily operations and financial affairs of the Jin Ma Companies, appoint each of their senior executives and approve all matters requiring shareholder approval. As a result of these Contractual Arrangements, which enable the Company to control the Jin Ma Companies, the Company is considered the primary beneficiary of the Jin Ma Companies. Accordingly, the Company consolidates the Jin Ma Companies’ results, assets and liabilities in its financial statements

The Contractual Arrangements are comprised of a series of agreements, including a Consulting Services Agreement and an Operating Agreement, through which the Company has the right to advise, consult, manage and operate each of the Jin Ma Companies, and collect and own all of their respective net profits. Additionally, under a Shareholders’ Voting Rights Proxy Agreement, the Jin Ma Companies Shareholders have vested their voting control over the Jin Ma Companies to the Company. In order to further reinforce the Company’s rights to control and operate the Jin Ma Companies, these companies and their shareholders have granted the Company, under an Option Agreement, the exclusive right and option to acquire all of their equity interests in the Jin Ma Companies or, alternatively, all of the assets of the Jin Ma Companies. Further the Jin Ma Companies Shareholders have pledged all of their rights, titles and interests in the Jin Ma Companies to the Company under an Equity Pledge Agreement.

Gold Horse Nevada entered into the Contractual Arrangements with each of the Jin Ma Companies and their respective shareholders on August 31, 2006. On June 29, 2007, concurrently with the closing of the Share Exchange Transaction, the Contractual Arrangements were amended and restated by and among Gold Horse Nevada, Global Rise, the Company’s wholly-owned subsidiary, and the Company on the one hand, and each of the Jin Ma Companies and their respective shareholders on the other hand, under which the Company was made a party to the Contractual Arrangements.

The Company’s relationships with the Jin Ma Companies and their respective shareholders are governed by the Contractual Arrangements. Under PRC laws, each of Gold Horse International, Gold Horse Nevada, Global Rise, Jin Ma Real Estate, Jin Ma Construction and Jin Ma Hotel is an independent legal person and none of them is exposed to liabilities incurred by the other party. Other than pursuant to the Contractual Arrangements, the Jin Ma Companies do not transfer any other funds generated from their respective operations to the Company. The Company has entered into the following Contractual Arrangements with each of the Jin Ma Companies:

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES

(FORMERLY SPEEDHAUL HOLDINGS, INC.)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2007

Consulting Services Agreements. Pursuant to the exclusive Consulting Services Agreements with each of the Jin Ma Companies, the Company exclusively provide to the Jin Ma Companies general business operations services and consulting services as well as general business operation advice and strategic planning (the “Services”). Each of the Jin Ma Companies shall pay a quarterly consulting service fees in Renminbi (“RMB”) to us that is equal to all of its net profit for such quarter.

Operating Agreements. Pursuant to the Operating Agreements with the Jin Ma Companies and their respective shareholders, the Company provides guidance and instructions on the Jin Ma Companies’ daily operations, financial management and employment issues. The Jin Ma Companies Shareholders must designate the candidates recommended by the Company as their representatives on each of the Jin Ma Companies’ board of directors. The Company has the right to appoint senior executives of the Jin Ma Companies. In addition, the Company agreed to guarantee the Jin Ma Companies’ performance under any agreements or arrangements relating to the Jin Ma Companies’ business arrangements with any third party. Each of the Jin Ma Companies, in return, agrees to pledge its accounts receivable and all of its assets to the Company. Moreover, each of the Jin Ma Companies agrees that without the Company’s prior consent, it will not engage in any transactions that could materially affect its assets, liabilities, rights or operations, including, without limitation, incurrence or assumption of any indebtedness, sale or purchase of any assets or rights, incurrence of any encumbrance on any of its assets or intellectual property rights in favor of a third party or transfer of any agreements relating to its business operation to any third party. The term of this agreement is ten (10) years and may be extended only upon our written confirmation prior to the expiration of this agreement, with the extended term to be mutually agreed upon by the parties.

Equity Pledge Agreements. Under the Equity Pledge Agreements, the shareholders of the Jin Ma Companies pledged all of their equity interests in the Jin Ma Companies to the Company to guarantee the Jin Ma Companies’ performance of their obligations under the exclusive consulting services agreements. If the Jin Ma Companies or its shareholders breach their respective contractual obligations, the Company, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interests. The shareholders of the Jin Ma Companies also agreed that upon occurrence of any event of default, we shall be granted an exclusive, irrevocable power of attorney to take actions in the place and stead of the shareholders of the Jin Ma Companies to carry out the security provisions of the equity pledge agreement and take any action and execute any instrument that we may deem necessary or advisable to accomplish the purposes of the equity pledge agreement. The shareholders of the Jin Ma Companies agreed not to dispose of the pledged equity interests or take any actions that would prejudice our interest. The equity pledge agreement will expire two (2) years after the Jin Ma Companies’ obligations under the exclusive consulting services agreements have been fulfilled.

Option Agreements. Under the Option Agreements, the shareholders of the Jin Ma Companies irrevocably granted us or our designee an exclusive option to purchase, to the extent permitted under PRC law, all or part of the equity interests in the Jin Ma Companies for the cost of the initial contributions to the registered capital or the minimum amount of consideration permitted by applicable PRC law. We, or our designee, have sole discretion to decide when to exercise the option, whether in part or in full. The term of this agreement is ten (10) years and may be extended prior to its expiration by written agreement of the parties.

Proxy Agreements. Pursuant to the Proxy Agreements, the shareholders of the Jin Ma Companies agreed to irrevocably grant a person to be designated by us with the right to exercise their voting rights and their other rights, in accordance with applicable laws and their respective Article of Association, including but not limited to the rights to sell or transfer all or any of their equity interests of the Jin Ma Companies, and appoint and vote for the directors and chairman as the authorized representative of the shareholders of the Jin Ma Companies.

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES

(FORMERLY SPEEDHAUL HOLDINGS, INC.)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2007

Inner Mongolia Jin Ma Construction Company Ltd.

Inner Mongolia Jin Ma Construction Co., Ltd. (“Jin Ma Construction”) is an engineering and construction company that offers general contracting, construction management and building design services primarily in Hohhot City, in the Autonomous Region of Inner Mongolia in China. In operation since 1980, Jin Ma Construction was formally registered as a limited liability company in Hohhot City in March 2002.

Inner Mongolia Jin Ma Hotel Co. Ltd.

Mongolia Jin Ma Hotel Co., Ltd. (“Jin Ma Hotel”) was founded in 1999 and formally registered in April 2004 as a limited liability company in Hohhot City. Jin Ma Hotel presently owns, operates and manages the Inner Mongolia Jin Ma Hotel (the “Hotel”), a 22-room full service hotel situated in Hohhot City approximately 15 kilometers from the Hohhot Baita Airport.

Inner Mongolia Jin Ma Real Estate Development Co. Ltd.

Inner Mongolia Jin Ma Real Estate Development Co., Ltd. (“Jin Ma Real Estate”), established in 1999, was formally registered as a limited liability company in Hohhot City in February 2004.

Basis of presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Company’s functional currency is the Chinese Renminbi; however the accompanying consolidated financial statements have been translated and presented in United States Dollars ($).

Principles of consolidation

The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America and present the financial statements of the Company and its wholly owned and majority-owned subsidiaries including variable interest entities (“VIEs”) for which the Company is the primary beneficiary.

The accompanying consolidated financial statements include the accounts of Speedhaul Holdings, Inc. and its wholly owned subsidiaries Gold Horse Nevada and Global Rise, and its variable interest entities Jin Ma Construction, Jin Ma Hotel and Jin Ma Real Estate. All significant inter-company accounts and transactions have been eliminated in consolidation.

The Company has adopted FASB Interpretation No. 46R “Consolidation of Variable Interest Entities” (“FIN 46R”), an Interpretation of Accounting Research Bulletin No. 51. FIN 46R requires a Variable Interest Entity (VIE) to be consolidated by a company if that company is subject to a majority of the risk of loss for the VIE or is entitled to receive a majority of the VIE’s residual returns. VIEs are those entities in which the Company, through contractual arrangements, bears the risks of, and enjoys the rewards normally associated with ownership of the entities, and therefore the Company is the primary beneficiary of these entities.

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES

(FORMERLY SPEEDHAUL HOLDINGS, INC.)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2007

Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates. Significant estimates for the three months ended September 30, 2007 and 2006 include the allowance for doubtful accounts and the useful life of property and equipment, costs and estimated earnings in excess of billings, and billings in excess of costs and estimated earnings.

Accounts and other receivables

The Company has a policy of reserving for uncollectible accounts based on its best estimate of the amount of probable credit losses in its existing accounts receivable. The Company periodically reviews its accounts receivable and other receivables to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt. Account balances deemed to be uncollectible are charged to the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. At September 30, 2007, the Company has established, based on a review of its outstanding accounts receivable balances, an allowance for doubtful accounts in the amount of $172,449 on its current accounts receivable and $822,634 on its long-term accounts receivable. Additionally, at September 30, 2007, the Company has established, based on a review of its outstanding other receivable balances, an allowance for doubtful accounts in the amount of $816,140.

Inventories

Inventories, consisting of construction materials and consumable goods related to the Company’s operations are stated at the lower of cost or market utilizing the first-in, first-out method.

Advances to suppliers

The Company advances to certain vendors for purchase of its material. The advances to suppliers are interest free and unsecured. The advances to suppliers amounted to $372,936 as at September 30, 2007.

Property and equipment

Property and equipment are carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. Depreciation is computed using straight line method over the estimated useful lives of the assets, ranging from five to forty years.

Real estate held for sale

The Company capitalizes as real estate held for sale the direct construction and development costs, property taxes, interest incurred on costs related to land under development and other related costs (i.e. engineering, surveying, landscaping, etc.) until the property reaches its intended use. At September 30, 2007, real estate held for sale amounted to $668,541.

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES

(FORMERLY SPEEDHAUL HOLDINGS, INC.)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2007

Costs in excess of billings

Costs in excess of billings are stated at cost, unless events or circumstances indicate that cost cannot be recovered, in which case the carrying value is reduced to estimated fair value. Estimated fair value: (i) is based on the Company’s plans for the development of each property; and (ii) considers the cost to complete and the estimated fair value of the completed projects.

Direct construction, development costs, property taxes and other related costs to the construction projects are capitalized during periods those activities which are necessary to get the projects ready for its intended use. The capitalization ends when the construction is substantially completed and the projects are ready for its intended use.

Advances from customers

Advances from customers at September 30, 2007 of $755,814 consist of prepayments from third party customers to the Company for construction and real estate transactions to ensure sufficient funds are available to complete the real estate and construction projects. The Company will recognize the deposits as revenue upon transfer of title to the buyer, in compliance with its revenue recognition policy.

Impairment of long-lived assets

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” The Company periodically reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. The Company did not consider it necessary to record any impairment charges during the three months ended September 30, 2007.

Income taxes

The Company is governed by the Income Tax Law of the People’s Republic of China and the United States. The Company utilizes SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. At September 30, 2007, there were no significant book and tax basis differences.

Pursuant to the PRC Income Tax Laws, the Company is subject to Enterprise Income Taxes (“EIT”) at a statutory rate of 33%, which comprises 30% national income tax and 3% local income tax.

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES

(FORMERLY SPEEDHAUL HOLDINGS, INC.)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2007

Earnings and diluted earnings per common share

Earnings per share is calculated in accordance with the Statement of financial accounting standards No. 128 (SFAS No. 128), “Earnings per share”. SFAS No. 128 superseded Accounting Principles Board Opinion No.15 (APB 15). Net loss per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted income per share is computed by dividing net income by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period. At September 30, 2007 and 2006, the Company did not have any common stock equivalents.

Revenue recognition

The Company follows the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin 104 for revenue recognition. In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. The following policies reflect specific criteria for the various revenues streams of the Company:

Real estate sales which primarily involve the sale of multi-family homes and community environments are reported in accordance with the provisions of Statement of Financial Accounting Standard No. 66, “Accounting for Sales of Real Estate”. Profit from the sales of development properties, less 5% business tax, is recognized by the full accrual method when the sale is consummated. A sale is not considered consummated until (1) the parties are bound by the terms of a contract, (2) all consideration has been exchanged, (3) any permanent financing of which the seller is responsible has been arranged, (4) all conditions precedent to closing have been performed, (5) the seller does not have substantial continuing involvement with the property, and (6) the usual risks and rewards of ownership have been transferred to the buyer. Sales transactions not meeting all the conditions of the full accrual method are accounted for using the deposit method of accounting. Under the deposit method, all costs are capitalized as incurred, and payments received from the buyer are recorded as a deposit liability (reflected as advances from customers in the Company’s consolidated balance sheets).

Revenue from the performance of general contracting, construction management and design-building services is recognized upon completion of the service.

Revenue primarily derived from hotel operations, including the rental of rooms and food and beverage sales, is recognized when rooms are occupied and services have been rendered.

In accounting for long-term engineering and construction-type contracts, the Company follows the provisions of the AICPA’s Statement of Position 81-1—Accounting for Performance of Construction-Type and Certain Production-Type Contracts. The Company recognizes revenues using the percentage of completion method of accounting by relating contract costs incurred to date to the total estimated costs at completion. Contract price and cost estimates are reviewed periodically as work progresses and adjustments proportionate to the percentage of completion are reflected in contract revenues and gross profit in the reporting period when such estimates are revised. This method of revenue recognition requires the Company to prepare estimates of costs to complete contracts in progress. In making such estimates, judgments are required to evaluate contingencies such as potential variances in schedule, the cost of materials and labor, and productivity; and the impact of change orders, liability claims, contract disputes, and achievement of contractual performance standards which may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES

(FORMERLY SPEEDHAUL HOLDINGS, INC.)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2007

The asset, “costs and estimated earnings in excess of billings,” represents revenues recognized in excess of amounts billed. The liability, “billings in excess of costs and estimated earnings,” represents billings in excess of revenues recognized.

Concentrations of credit risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. The Company places its cash with high credit quality financial institutions in China. Total cash in state-owned banks at September 30, 2007 amounted to $806,186, of which no deposits are covered by insurance.

The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts. A portion of the Company’s sales are credit sales which are primarily to customers whose ability to pay is dependent upon the industry economics prevailing in these areas; however, concentrations of credit risk with respect to trade accounts receivables is limited due to generally short payment terms. The Company also performs ongoing credit evaluations of its customers to help further reduce credit risk.

Stock-based compensation

The Company adopted SFAS 123(R) using the modified prospective transition method. In accordance with the modified prospective transition method, the Company’s financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R). There were no options outstanding as of September 30, 2007 and 2006.

Foreign currency translation and comprehensive income

The reporting currency is the U.S. dollar. The functional currency of the Company is the local currency, the Chinese Renminbi (“RMB”). The financial statements of the Company are translated into United States dollars in accordance with Statement of Financial Accounts Standards (“SFAS”) No. 52, “Foreign Currency Translation”, using year-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues, costs, and expenses and historical rates for the equity. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income. At September 30, 2007, the cumulative translation adjustment of $705,343 was classified as an item of other comprehensive income in the stockholders’ equity section of the consolidated balance sheet. For the three months ended September 30, 2007 and 2006, accumulated other comprehensive income was $160,465 and $86,277, respectively.

Segment reporting

Statement of Financial Accounting Standards No. 131 (“SFAS 131”), “Disclosure About Segments of an Enterprise and Related Information” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. During the three months ended September 30, 2007 and 2006, the Company operated in three reportable business segments - (1) the Construction segment (2) Hotel segment and (3) Real estate development segment (Refer to Note 10).

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES

(FORMERLY SPEEDHAUL HOLDINGS, INC.)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2007

Recent accounting pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157), which provides guidance for how companies should measure fair value when required to use a fair value measurement for recognition or disclosure purposes under generally accepted accounting principle (GAAP). SFAS 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact, if any, the adoption of SFAS 157 will have on its financial statements.

In September 2006, the FASB issued SFAS 158 (“SFAS 158”), “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. This statement requires an employer to recognize the over funded or under funded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity. This statement also requires an employer to measure the funded status of a plan as of the date of its year end statement of financial position, with limited exceptions. The Company will be required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year end statement of financial position is effective for fiscal years ending after December 15, 2008, or fiscal 2009 for the Company. The Company is currently assessing the impact, if any, the adoption of SFAS 157 will have on its financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115” , under which entities will now be permitted to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis. This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS 157. The Company is currently assessing the impact, if any, the adoption of SFAS 159 will have on its financial statements.

NOTE 2 – INVENTORIES

At September 30, 2007, inventories consisted of the following:

Construction materials	$14,288
Consumable goods	34,943

$49,231

NOTE 3 – COSTS AND ESTIMATED EARNINGS IN EXCESS OF BILLINGS

Costs in excess of billings at September 30, 2007 consisted of:

Costs incurred on uncompleted contracts	$9,335,526
Estimated earnings	2,049,947
11,385,473
Less billings to date	(11,556,880)

$(171,407)

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES

(FORMERLY SPEEDHAUL HOLDINGS, INC.)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2007

Amounts are included in the accompanying balance sheet under the following captions:

Costs and estimated earnings in excess of billings	$1,908
Billings in excess of costs and estimated earnings	(173,315)

$(171,407)

NOTE 4 – DEPOSIT ON LAND USE RIGHTS

The Company has recorded as a deposit on land use rights the costs paid to a local government agency to acquire a long-term interest to utilize certain land to construct real property for sale. In order to obtain the provincial government’s permission to build on top on the land, the Company will need to make additional payments to the higher level government. The Company has not received the final license to build on the land. Additionally, during the three months ended September 30, 2007, the Company deposited funds to obtained land use rights on additional land. Accordingly, the Company has reflected amounts paid as of September 30, 2007 of $2,321,280 as a deposit on land use rights on the accompanying consolidated balance sheet.

NOTE 5 – PROPERTY AND EQUIPMENT

At September 30, 2007, property and equipment consist of the following:

	Useful Life
Office equipment	5 Years	$54,482
Machinery equipment	5-15 Years	3,980,313
Vehicles	10 Years	108,571
Building and building improvements	20 – 40 Years	3,812,013
		7,955,379

Less: accumulated depreciation		(1,728,598)

		$6,226,781

Depreciation of property and equipment is provided using the straight-line method. For the three months ended September 30, 2007 and 2006, depreciation expense amounted to $99,426 and $53,132, respectively.

NOTE 6 – INTANGIBLE ASSET

All land in the People’s Republic of China is owned by the government and cannot be sold to any individual or company. The Company has recorded the costs paid to a local government agency to acquire a long-term interest to utilize certain land to construct real property for sale. This type of arrangement is common for the use of land in the PRC. The land use rights are valued at a fixed amount RMB 1,223,679, fluctuated by the exchange rate. At September 30, 2007, the land use rights are valued at $162,775. Under the terms of the agreement, the Company has rights to use certain land for a period to be specified when the land is put into use. As of September 30, 2007, this land has not been entered into service. The Company will amortize these land use rights over the contract period when determined.

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES

(FORMERLY SPEEDHAUL HOLDINGS, INC.)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2007

NOTE 7 – ACCRUED EXPENSES

At September 30, 2007, accrued expenses consist of the following:

Accrued interest expenses	$751,391
Employees benefit	144,872
Accrued payroll	61,238
Other accounts payable	5,999
$963,500

NOTE 8 – LOANS PAYABLE

Loans payable are for working capital purposes and consisted of the following at September 30, 2007:

Loans to various unrelated parties, due in January 2010 with annual interest of 14.4% and unsecured.	$1,007,768

Loans to various unrelated parties, due in December 2009 with annual interest of 14.4% and unsecured.	170,267

Loans to various unrelated parties, due in January 2010 with annual interest of 18% and unsecured.	86,464

Loans to various unrelated parties, due in April 2012 with annual interest of 18% and unsecured	172,928

Loans to various unrelated parties, due in August 2008 with annual interest of 14.4% and unsecured	133,021

Loans to various unrelated parties, due in August 2011 with annual interest of 18% and unsecured	33,255

Loans to various unrelated parties, due in September 2012 with annual interest of 18% and unsecured	106,417
Total loans payable	1,710,120
Less : Current portion	(133,021)
Long term liability	$1,577,099

For the three months ended September 30, 2007 and 2006, interest expense amount to $64,713 and $61,168, respectively. Future maturities of long-term debt are as follows:

Period ended September,
2008 (current liability)	$133,021
2010	$1,264,499
2011	$33,255
2012	$279,345

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES

(FORMERLY SPEEDHAUL HOLDINGS, INC.)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2007

NOTE 9 – RELATED PARTY TRANSACTIONS

Due from related parties:

From time to time, the Company advanced funds to companies related through common ownership for working capital purposes. These advances are non interest bearing, unsecured and payable on demand. At September 30, 2007, the Company had a net receivable from these related entities of $1,001,314. At September 30, 2007, due from related parties was due from the following;

Name	Relationship	Amount
Inner Mongolia Jin Ma Group Ltd and its subsidiaries	Owned by Yang Liankuan	$952,783
Yang Liankuan (a)	Officer and director	48,531

		$1,001,314

(a)	The amount due from the officer and director was an advance.

NOTE 10 – SEGMENT INFORMATION

Statement of Financial Accounting Standards No. 131 (“SFAS 131”), “Disclosure About Segments of an Enterprise and Related Information” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

During the three months ended September 30, 2007 and 2006, the Company operated in three reportable business segments - (1) the Construction segment (2) Hotel segment and (3) Real estate development segment. The Company’s reportable segments are strategic business units that offer different products. The Company’s reportable segments, although integral to the success of the others, offer distinctly different products and services and require different types of management focus. As such, these segments are managed separately.

Condensed information with respect to these reportable business segments for the three months ended September 30, 2007 and 2006 is as follows:

Three Months Ended September 30, 2007:	Construction Segment	Hotel Segment	Real estate development segment	Unallocated	Consolidated
Net revenues from unaffiliated customers	$7,883,769	$856,186	$930,814	$—	$9,670,769
Cost of sales	6,690,373	482,379	564,654	—	7,737,406
Operating expenses (excluding depreciation)	383,046	114,940	68,451	69,305	635,742
Depreciation	35,030	61,964	2,432	—	99,426
Interest expense	64,713	—	—	—	64,713
Net income (loss)	474,372	131,926	197,877	(69,305)	734,870
Identifiable assets	12,392,112	3,616,891	3,307,219	—	19,316,222

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES

(FORMERLY SPEEDHAUL HOLDINGS, INC.)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2007

Three Months Ended September 30, 2006:	Construction Segment	Hotel Segment	Real estate development segment	Consolidated
Net revenues from unaffiliated customers	$6,120,011	$687,865	$—	$6,807,876
Cost of sales	5,150,450	359,769	—	5,510,219
Operating expenses (excluding depreciation)	891,862	170,997	82	1,062,941
Depreciation	29,999	20,717	2,416	53,132
Interest expense	61,168	—	—	61,168
Net income (loss)	(157,379)	81,553	(2,283)	(78,109)
Identifiable assets	20,813,508	3,153,791	1,920,798	25,888,097

NOTE 11 – STOCKHOLDERS’ EQUITY

During the three months ended September 30, 2007, the Company sold 624,459 shares of common stock to 36 individuals residing in China for net proceeds of $624,459. As of September 30, 2007, these shares had not been issued and are reflected as common stock issuable on the accompanying consolidated balance sheet.

NOTE 12 – STATUTORY RESERVES

As stipulated by the Company Law of the People’s Republic of China (PRC), net income after taxation can only be distributed as dividends after appropriation has been made for the following:

1.	Making up cumulative prior years’ losses, if any;

2.

Allocations to the “Statutory surplus reserve” of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company’s registered capital;

3.

Through December 31, 2005, allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company’s “Statutory common welfare fund”, which is established for the purpose of providing employee facilities and other collective benefits to the Company’s employees; and

4.	Allocations to the discretionary surplus reserve, if approved in the shareholders’ general meeting.

In accordance with the Chinese Company Law, the Company allocated 10% of income after taxes to the statutory surplus reserve for the three months ended September 30, 2007 and 2006. . The amount included in the statutory reserves as of September 30, 2007 amounted to $674,423.

NOTE 13 – OPERATING RISK

(a) Country risk

Currently, the Company’s revenues are primarily derived from construction projects, real estate and hotel revenues to customers in the Peoples Republic of China (PRC). The Company hopes to expand its operations to countries outside the PRC, however, such expansion has not been commenced and there are no assurances that the Company will be able to achieve such an expansion successfully. Therefore, a downturn or stagnation in the economic environment of the PRC could have a material adverse effect on the Company’s financial condition.

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES

(FORMERLY SPEEDHAUL HOLDINGS, INC.)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2007

(b) Products risk

In addition to competing with other construction companies, real estate companies, and hotel operations, the Company competes with larger Chinese and international companies who may have greater funds available for expansion, marketing, buying power, resources, and the ability to attract more qualified personnel. These Chinese companies may be able to offer products at a lower price. There can be no assurance that the Company will remain competitive should this occur.

(c) Political risk

Currently, PRC is in a period of growth and is openly promoting business development in order to bring more business into PRC. Additionally PRC allows a Chinese corporation to be owned by a United States corporation. If the laws or regulations are changed by the PRC government, the Company’s ability to operate the PRC subsidiaries could be affected.

(d) Exchange risk

The Company can not guarantee that the current exchange rate will remain steady, therefore there is a possibility that the Company could post the same amount of profit for two comparable periods and because of a fluctuating exchange rate actually post higher or lower profit depending on exchange rate of Chinese Renminbi (RMB) converted to U.S. dollars on that date. The exchange rate could fluctuate depending on changes in the political and economic environments without notice.

NOTE 14 – MAJOR CUSTOMERS & VENDORS

One customer provided 73% of the Company’s revenue for the three months ended September 30, 2007 for an aggregate percentage of 73%. At September 30, 2007, the Company had $ 5.395.005 of accounts receivable due from this customer.

The Company uses five to seven subcontractors to perform its construction services and to develop its real estate projects. Management is aware of similar subcontractors that are available to perform construction services if required and management has plans to engage their services if necessary.

NOTE 16 – SUBSEQUENT EVENT

In October 2007, the Company sold 1,594,793 shares of common stock to 99 individuals residing in China for net proceeds of $1,594,793.

SPEEDHAUL HOLDINGS, INC. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED JUNE 30, 2007 AND 2006

CONTENTS

Report of Independent Registered Public Accounting Firm	F-20

Consolidated Financial Statements:

Consolidated Balance Sheet as of June 30, 2007	F-21

Consolidated Statements of Income for the years ended
June 30, 2007 and 2006	F-22

Consolidated Statements of Stockholders’ Equity for the
Years ended June 30, 2007 and 2006	F-23

Consolidated Statements of Cash Flows for the years ended
June 30, 2007 and 2006	F-24

Notes to Consolidated Financial Statements	F-25 to F-40

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Speedhaul Holdings, Inc. and Subsidiaries

Hohhot, Inner Mongolia, China

We have audited the accompanying consolidated balance sheet of Speedhaul Holdings, Inc. and Subsidiaries as of June 30, 2007 and the related consolidated statements of income, stockholders’ equity and cash flows for the years ended June 30, 2007 and 2006. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amount and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Speedhaul Holdings, Inc. and Subsidiaries as of June 30, 2007, and the results of their consolidated operations and their cash flows for the years ended June 30, 2007 and 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ Kabani & Company, Inc.

Certified Public Accountants

Los Angeles, California

September 21, 2007

SPEEDHAUL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

June 30, 2007

ASSETS

Cash	$251,044
Accounts receivable, net of allowance for doubtful accounts of $740,338	5,246,986
Inventories	20,477
Advance to supplier	198,113
Other receivable, net of allowance for doubtful accounts of $923,803	193,815
Due from related parties	1,047,832
Real estate held for sale	1,149,906
Deposit on land use rights	2,223,069
Cost and estimated earnings in excess of billings	15,237
Deposit	131,151

Total Current Assets	10,477,630

Property and equipment, net	4,731,168
Intangible asset	160,487

Total Assets	$15,369,285

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Accounts payable	$611,215
Accrued expenses	1,091,154
Taxes payable	532,257
Advances from customers	609,574
Billings in excess of costs and estimated earnings	124,021

Total Current Liabilities	2,968,221

Loans payable, long-term	1,686,077

Total Liabilities	4,654,298

Commitments

Stockholders’ equity:
Preferred stock ($.0001 par vale; 20,000,000 shares authorized; none issued and outstanding)	—
Common stock ($.0001 par vale; 100,000,000 shares authorized; 50,000,002 shares issued and outstanding)	5,000
Additional paid-in capital	5,954,807
Statutory reserve	594,006
Retained earnings	3,616,296
Other comprehensive gain - foreign currency	544,878

Total Stockholders’ Equity	10,714,987

Total Liabilities and Stockholders’ Equity	$15,369,285

See accompanying notes to consolidated financial statements

SPEEDHAUL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	For the Years Ended June 30,
	2007	2006

NET REVENUES
Construction	$21,615,061	$17,474,915
Hotel	2,747,727	2,503,971
Real estate	3,959,518	2,629,869

Total Revenues	28,322,306	22,608,755

COST OF SALES
Construction	18,178,472	15,232,045
Hotel	1,440,978	1,264,664
Real estate	2,750,522	1,812,053

Total Cost of Sales	22,369,972	18,308,762

GROSS PROFIT	5,952,334	4,299,993

OPERATING EXPENSES:
Hotel operating expenses	171,879	220,054
Bad debt expense	530,963	516,032
Salaries and employee benefits	359,473	326,595
Depreciation and amortization	348,059	209,645
General and administrative	127,808	315,716

Total Operating Expenses	1,538,182	1,588,042

INCOME FROM OPERATIONS	4,414,152	2,711,951

OTHER INCOME (EXPENSE):
Other income	2,453	20,947
Other expense	(2,334)	(2,121)
Interest income	618	191
Interest expense	(250,272)	(240,372)

Total Other Expense	(249,535)	(221,355)

INCOME BEFORE INCOME TAX	4,164,617	2,490,596

INCOME TAX	1,570,091	821,897

NET INCOME	2,594,526	1,668,699

COMPREHENSIVE INCOME:
Unrealized foreign currency translation gain	453,154	108,145

COMPREHENSIVE INCOME	$3,047,680	$1,776,844

NET INCOME PER COMMON SHARE:
Basic	$0.05	$0.03
Diluted	$0.05	$0.03

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	48,504,110	48,500,000
Diluted	48,504,110	48,500,000

See accompanying notes to consolidated financial statements

SPEEDHAUL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Years Ended June 30, 2007 and 2006

	Common Stock		Additional			Other	Total
	Number of		Paid-in	Retained	Statutory	Comprehensive	Stockholders’
	Shares	Amount	Capital	Earnings	Reserve	Income	Equity

Balance, June 30, 2005	48,500,000	$4,850	$5,954,957	$1,264,850	$167,683	$(16,421)	$7,375,919

Distribution to LLC members	—	—	—	(1,485,456)	—	—	(1,485,456)

Adjustment to statutory reserve	—	—	—	(166,870)	166,870	—	—

Foreign currency translation adjustment	—	—	—	—	—	108,145	108,145

Net income for the year	—	—	—	1,668,699	—	—	1,668,699

Balance, June 30, 2006	48,500,000	4,850	5,954,957	1,281,223	334,553	91,724	7,667,307

Recapitalization of Company	1,500,002	150	(150)	—	—	—	—

Adjustment to statutory reserve	—	—	—	(259,453)	259,453	—	—

Foreign currency translation adjustment	—	—	—	—	—	453,154	453,154

Net income for the year	—	—	—	2,594,526	—	—	2,594,526

Balance, June 30, 2007	50,000,002	$5,000	$5,954,807	$3,616,296	$594,006	$544,878	$10,714,987

See accompanying notes to consolidated financial statements

SPEEDHAUL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended June 30,
	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,594,526	$1,668,699
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation	348,059	209,645
Bad debt expense	593,236	516,032
Changes in assets and liabilities:
Accounts receivable	5,786,777	(5,064,591)
Inventories	173,451	709,209
Other receivables	(213,943)	(178,721)
Advance to suppliers	1,274,467	(280,765)
Costs and estimated earnings in excess of billings	(14,841)	—
Real estate held for sale	(947,019)	1,666,989
Deposit	(127,738)	61,876
Accounts payable and accrued expenses	(8,500,105)	5,501,971
Income tax payable	32,000	529,898
Advances from customers	123,643	(3,626,756)
Billings in excess of costs and estimated earnings	120,793	—
NET CASH PROVIDED BY OPERATING ACTIVITIES	1,243,306	1,713,486

CASH FLOWS FROM INVESTING ACTIVITIES:
Increase in amounts due from related parties	(891,019)	(39,567)
Decrease in construction in progress	101,429	1,632,037
Payment of deposit for land use rights	—	(1,237,520)
Purchase of property and equipment	(394,242)	(311,033)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(1,183,832)	43,917

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments on loans payable	—	(267,799)
Repayments on related party advances	—	(520,269)
Distribution to prior LLC members	—	(1,485,456)
NET CASH USED IN FINANCING ACTIVITIES	—	(2,273,524)

EFFECT OF EXCHANGE RATE ON CASH	10,646	(98,524)

NET (DECREASE) INCREASE IN CASH	70,120	(614,645)

CASH - beginning of year	180,924	795,569

CASH - end of the year	$251,044	$180,924

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$—	$—
Income taxes	$1,220,790	$226,879

See accompanying notes to consolidated financial statements

SPEEDHAUL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2007

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Speedhaul Holdings, Inc. (the “Company”, “we”, “us”, “our”) was incorporated on March 21, 2000 under the laws of the State of New Jersey under its former name “Segway III”. Prior to June 29, 2007, the Company was a development stage company attempting to implement our business plan to become a fully integrated online provider that links the supply and demand sides of the ground trucking industry.

On June 29, 2007, the Company executed a Share Exchange Agreement (“Share Exchange Agreement”) with Gold Horse International, Inc. (“Gold Horse”), a Nevada corporation, whereby the Company acquired all of the outstanding common stock of Gold Horse in exchange for newly-issued stock of the Company to Gold Horse shareholders.  Gold Horse was incoporated on August 14, 2006 in the State of Nevada.

Under the Share Exchange Agreement, on June 29, 2007, the Company issued 48,500,000 shares of its common stock to the Gold Horse Stockholders and their assignees in exchange for 100% of the common stock of Gold Horse. Additionally, the Company’s prior President, CEO and sole director, cancelled 9,655,050 of the Company’s common stock he owned immediately prior to the closing. After giving effect to the cancellation of shares, the Company had a total of 1,500,002 shares of common stock outstanding immediately prior to Closing. After the Closing, the Company had a total of 50,000,002 shares of common stock outstanding, with the Gold Horse Stockholders and their assignees owning 97% of the total issued and outstanding shares of the Company's common stock.

Gold Horse became a wholly-owned subsidiary of the Company and Gold Horse’s former shareholders own the majority of the Company’s voting stock.

Gold Horse owns 100% of Global Rise International, Limited (“Global Rise”), a Cayman Islands corporation incorporated on May 9, 2007. Through Global Rise, Gold Horse operates, controls and beneficially owns the construction, hotel and real estate development businesses in China under a series of contractual arrangements (the “Contractual Arrangements”) with Inner Mongolia Jin Ma Real Estate Development Co., Ltd. (“Jin Ma Real Estate”), Inner Mongolia Jin Ma Construction Co., Ltd. (“Jin Ma Construction”) and Inner Mongolia Jin Ma Hotel Co., Ltd. (“Jin Ma Hotel”), (collectively referred to as the “Jin Ma Companies”). Other than the Contractual Arrangements with the Jin Ma Companies, the Company, Gold Horse or Global Rise has no business or operations. The Contractual Arrangements are discussed below.

The relationship among the above companies as follows:

SPEEDHAUL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2007

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

As a result of these Contractual Agreements, the acquisition of Gold Horse and the Jin Ma Companies by the Company was accounted for as a reverse merger because on a post-merger basis, the former shareholders of Gold Horse held a majority of the outstanding common stock of the Company on a voting and fully-diluted basis. As a result, Gold Horse is deemed to be the acquirer for accounting purposes. Accordingly, the consolidated financial statement data presented are those of the Jin Ma Companies for all periods prior to the Company's acquisition of Gold Horse on June 29, 2007, and the financial statements of the consolidated companies from the acquisition date forward.

PRC law currently places certain limitations on foreign ownership of Chinese companies. To comply with these foreign ownership restrictions, the Company operates its business in China through the Jin Ma Companies, each of which is a limited liability company headquartered in Hohhot, the capital city of the Autonomous Region of Inner Mongolia in China, and organized under PRC laws. Each of the Jin Ma Companies has the relevant licenses and approvals necessary to operate the Company’s businesses in China. The Company has Contractual Arrangements with each of the Jin Ma Companies and their shareholders (collectively the Jin Ma Companies Shareholders”) pursuant to which the Company provides business consulting and other general business operation services to the Jin Ma Companies. Through these Contractual Arrangements, the Company also has the ability to control the daily operations and financial affairs of the Jin Ma Companies, appoint each of their senior executives and approve all matters requiring shareholder approval. As a result of these Contractual Arrangements, which enable the Company to control the Jin Ma Companies, the Company is considered the primary beneficiary of the Jin Ma Companies. Accordingly, the Company consolidates the Jin Ma Companies' results, assets and liabilities in its financial statements

The Contractual Arrangements are comprised of a series of agreements, including a Consulting Services Agreement and an Operating Agreement, through which the Company has the right to advise, consult, manage and operate each of the Jin Ma Companies, and collect and own all of their respective net profits. Additionally, under a Shareholders' Voting Rights Proxy Agreement, the Jin Ma Companies Shareholders have vested their voting control over the Jin Ma Companies to the Company. In order to further reinforce the Company’s rights to control and operate the Jin Ma Companies, these companies and their shareholders have granted the Company, under an Option Agreement, the exclusive right and option to acquire all of their equity interests in the Jin Ma Companies or, alternatively, all of the assets of the Jin Ma Companies. Further the Jin Ma Companies Shareholders have pledged all of their rights, titles and interests in the Jin Ma Companies to the Company under an Equity Pledge Agreement.

Gold Horse entered into the Contractual Arrangements with each of the Jin Ma Companies and their respective shareholders on August 31, 2006. On June 29, 2007, concurrently with the closing of the Share Exchange Transaction, the Contractual Arrangements were amended and restated by and among Gold Horse, Global Rise, the Company’s wholly-owned subsidiary, and the Company on the one hand, and each of the Jin Ma Companies and their respective shareholders on the other hand, under which the Company was made a party to the Contractual Arrangements.

The Company’s relationships with the Jin Ma Companies and their respective shareholders are governed by the Contractual Arrangements. Under PRC laws, each of Speedhaul, Gold Horse, Global Rise, Jin Ma Real Estate, Jin Ma Construction and Jin Ma Hotel is an independent legal person and none of them is exposed to liabilities incurred by the other party. Other than pursuant to the Contractual Arrangements, the Jin Ma Companies do not transfer any other funds generated from their respective operations to the Company. The Company has entered into the following Contractual Arrangements with each of the Jin Ma Companies:

SPEEDHAUL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2007

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Consulting Services Agreements.  Pursuant to the exclusive Consulting Services Agreements with each of the Jin Ma Companies, the Company exclusively provide to the Jin Ma Companies general business operations services and consulting services as well as general business operation advice and strategic planning (the “Services”). Each of the Jin Ma Companies shall pay a quarterly consulting service fees in Renminbi (“RMB”) to us that is equal to all of its net profit for such quarter.

Operating Agreements.  Pursuant to the Operating Agreements with the Jin Ma Companies and their respective shareholders, the Company provides guidance and instructions on the Jin Ma Companies' daily operations, financial management and employment issues. The Jin Ma Companies Shareholders must designate the candidates recommended by the Company as their representatives on each of the Jin Ma Companies' board of directors. The Company has the right to appoint senior executives of the Jin Ma Companies. In addition, the Company agreed to guarantee the Jin Ma Companies' performance under any agreements or arrangements relating to the Jin Ma Companies' business arrangements with any third party. Each of the Jin Ma Companies, in return, agrees to pledge its accounts receivable and all of its assets to the Company. Moreover, each of the Jin Ma Companies agrees that without the Company’s prior consent, it will not engage in any transactions that could materially affect its assets, liabilities, rights or operations, including, without limitation, incurrence or assumption of any indebtedness, sale or purchase of any assets or rights, incurrence of any encumbrance on any of its assets or intellectual property rights in favor of a third party or transfer of any agreements relating to its business operation to any third party. The term of this agreement is ten (10) years and may be extended only upon our written confirmation prior to the expiration of this agreement, with the extended term to be mutually agreed upon by the parties.

Equity Pledge Agreements. Under the Equity Pledge Agreements, the shareholders of the Jin Ma Companies pledged all of their equity interests in the Jin Ma Companies to the Company to guarantee the Jin Ma Companies' performance of their obligations under the exclusive consulting services agreements. If the Jin Ma Companies or its shareholders breach their respective contractual obligations, the Company, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interests. The shareholders of the Jin Ma Companies also agreed that upon occurrence of any event of default, we shall be granted an exclusive, irrevocable power of attorney to take actions in the place and stead of the shareholders of the Jin Ma Companies to carry out the security provisions of the equity pledge agreement and take any action and execute any instrument that we may deem necessary or advisable to accomplish the purposes of the equity pledge agreement. The shareholders of the Jin Ma Companies agreed not to dispose of the pledged equity interests or take any actions that would prejudice our interest. The equity pledge agreement will expire two (2) years after the Jin Ma Companies' obligations under the exclusive consulting services agreements have been fulfilled.

Option Agreements. Under the Option Agreements, the shareholders of the Jin Ma Companies irrevocably granted us or our designee an exclusive option to purchase, to the extent permitted under PRC law, all or part of the equity interests in the Jin Ma Companies for the cost of the initial contributions to the registered capital or the minimum amount of consideration permitted by applicable PRC law. We, or our designee, have sole discretion to decide when to exercise the option, whether in part or in full. The term of this agreement is ten (10) years and may be extended prior to its expiration by written agreement of the parties.

Proxy Agreements. Pursuant to the Proxy Agreements, the shareholders of the Jin Ma Companies agreed to irrevocably grant a person to be designated by us with the right to exercise their voting rights and their other rights, in accordance with applicable laws and their respective Article of Association, including but not limited to the rights to sell or transfer all or any of their equity interests of the Jin Ma Companies, and appoint and vote for the directors and chairman as the authorized representative of the shareholders of the Jin Ma Companies.

SPEEDHAUL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2007

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Inner Mongolia Jin Ma Construction Company Ltd.

Inner Mongolia Jin Ma Construction Co., Ltd. (“Jin Ma Construction”) is an engineering and construction company that offers general contracting, construction management and building design services primarily in Hohhot City, in the Autonomous Region of Inner Mongolia in China. In operation since 1980, Jin Ma Construction was formally registered as a limited liability company in Hohhot City in March 2002.

Inner Mongolia Jin Ma Hotel Co. Ltd.

Mongolia Jin Ma Hotel Co., Ltd. (“Jin Ma Hotel”) was founded in 1999 and formally registered in April 2004 as a limited liability company in Hohhot City.  Jin Ma Hotel presently owns, operates and manages the Inner Mongolia Jin Ma Hotel (the “Hotel”), a 22-room full service hotel situated in Hohhot City approximately 15 kilometers from the Hohhot Baita Airport.

Inner Mongolia Jin Ma Real Estate Development Co. Ltd.

Inner Mongolia Jin Ma Real Estate Development Co., Ltd. (“Jin Ma Real Estate”), established in 1999, was formally registered as a limited liability company in Hohhot City in February 2004.

Basis of presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Company’s functional currency is the Chinese Renminbi; however the accompanying consolidated financial statements have been translated and presented in United States Dollars ($).

Principles of consolidation

The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America and present the financial statements of the Company and its wholly owned and majority-owned subsidiaries including variable interest entities ("VIEs") for which the Company is the primary beneficiary.

The accompanying consolidated financial statements include the accounts of Speedhaul Holdings, Inc. and its wholly owned subsidiaries Gold Horse and Global Rise, and its variable interest entities Jin Ma Construction, Jin Ma Hotel and Jin Ma Real Estate. All significant inter-company accounts and transactions have been eliminated in consolidation.

The Company has adopted FASB Interpretation No. 46R "Consolidation of Variable Interest Entities" ("FIN 46R"), an Interpretation of Accounting Research Bulletin No. 51. FIN 46R requires a Variable Interest Entity (VIE) to be consolidated by a company if that company is subject to a majority of the risk of loss for the VIE or is entitled to receive a majority of the VIE's residual returns. VIEs are those entities in which the Company, through contractual arrangements, bears the risks of, and enjoys the rewards normally associated with ownership of the entities, and therefore the Company is the primary beneficiary of these entities.

SPEEDHAUL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2007

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates. Significant estimates in 2007 and 2006 include the allowance for doubtful accounts and the useful life of property and equipment, costs and estimated earnings in excess of billings, and billings in excess of costs and estimated earnings.

Fair value of financial instruments

Statement of Financial Accounting Standard No. 107, "Disclosures about Fair Value of Financial Instruments", requires that the Company disclose estimated fair values of financial instruments.

The carrying amounts reported in the balance sheet for cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, and advances from customers approximate their fair market value based on the short-term maturity of these instruments.

Cash and cash equivalents

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less and money market accounts to be cash equivalents.

Accounts and other receivables

The Company has a policy of reserving for uncollectible accounts based on its best estimate of the amount of probable credit losses in its existing accounts receivable. The Company periodically reviews its accounts receivable and other receivables to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt. Account balances deemed to be uncollectible are charged to the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. At June 30, 2007, the Company has established, based on a review of its outstanding accounts receivable balances, an allowance for doubtful accounts in the amount of $740,338. Additionally, at June 30, 2007, the Company has established, based on a review of its outstanding other receivable balances, an allowance for doubtful accounts in the amount of $923,803.

Inventories

Inventories, consisting of construction materials and consumable goods related to the Company’s operations are stated at the lower of cost or market utilizing the first-in, first-out method.

Advances to suppliers

The Company advances to certain vendors for purchase of its material. The advances to suppliers are interest free and unsecured. The advances to suppliers amounted to $198,113 as at June 30, 2007.

SPEEDHAUL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2007

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Property and equipment

Property and equipment are carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. Depreciation is computed using straight line method over the estimated useful lives of the assets, ranging from five to forty years.

Real estate held for sale

The Company capitalizes as real estate held for sale the direct construction and development costs, property taxes, interest incurred on costs related to land under development and other related costs (i.e. engineering, surveying, landscaping, etc.) until the property reaches its intended use. At June 30, 2007, real estate held for sale amounted to $1,149,906.

Advertising

Advertising is expensed as incurred. Advertising expenses for the years ended June30, 2007 and 2006 were not material.

Costs in excess of billings

Costs in excess of billings are stated at cost, unless events or circumstances indicate that cost cannot be recovered, in which case the carrying value is reduced to estimated fair value. Estimated fair value: (i) is based on the Company’s plans for the development of each property; and (ii) considers the cost to complete and the estimated fair value of the completed projects.

Direct construction, development costs, property taxes and other related costs to the construction projects are capitalized during periods those activities which are necessary to get the projects ready for its intended use. The capitalization ends when the construction is substantially completed and the projects are ready for its intended use.

Advances from customers

Advances from customers at June 30, 2007 of $609,574 consist of prepayments from third party customers to the Company for construction and real estate transactions to ensure sufficient funds are available to complete the real estate and construction projects. The Company will recognize the deposits as revenue upon transfer of title to the buyer, in compliance with its revenue recognition policy.

Impairment of long-lived assets

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," The Company periodically reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. The Company did not consider it necessary to record any impairment charges during the year ended June 30, 2007.

SPEEDHAUL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2007

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income taxes

The Company is governed by the Income Tax Law of the People’s Republic of China and the United States. The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. At June 30, 2007, there was no significant book and tax basis differences.

Pursuant to the PRC Income Tax Laws, the Company is subject to Enterprise Income Taxes (“EIT”) at a statutory rate of 33%, which comprises 30% national income tax and 3% local income tax.

Earnings and diluted earnings per common share

Earnings per share is calculated in accordance with the Statement of financial accounting standards No. 128 (SFAS No. 128), “Earnings per share”. SFAS No. 128 superseded Accounting Principles Board Opinion No.15 (APB 15). Net loss per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted income per share is computed by dividing net income by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period. At June 30, 2007 and 2006, the Company did not have any common stock equivalents.

Revenue recognition

The Company follows the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin 104 for revenue recognition.  In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured.  The following policies reflect specific criteria for the various revenues streams of the Company:

Real estate sales which primarily involve the sale of multi-family homes and community environments are reported in accordance with the provisions of Statement of Financial Accounting Standard No. 66, "Accounting for Sales of Real Estate". Profit from the sales of development properties, less 5% business tax, is recognized by the full accrual method when the sale is consummated. A sale is not considered consummated until (1) the parties are bound by the terms of a contract, (2) all consideration has been exchanged, (3) any permanent financing of which the seller is responsible has been arranged, (4) all conditions precedent to closing have been performed, (5) the seller does not have substantial continuing involvement with the property, and (6) the usual risks and rewards of ownership have been transferred to the buyer. Sales transactions not meeting all the conditions of the full accrual method are accounted for using the deposit method of accounting. Under the deposit method, all costs are capitalized as incurred, and payments received from the buyer are recorded as a deposit liability (reflected as advances from customers in the Company’s consolidated balance sheets).

SPEEDHAUL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2007

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue from the performance of general contracting, construction management and design-building services is recognized upon completion of the service.

Revenue primarily derived from hotel operations, including the rental of rooms and food and beverage sales, is recognized when rooms are occupied and services have been rendered.

In accounting for long-term engineering and construction-type contracts, the Company follows the provisions of the AICPA’s Statement of Position 81-1—Accounting for Performance of Construction-Type and Certain Production-Type Contracts. The Company recognizes revenues using the percentage of completion method of accounting by relating contract costs incurred to date to the total estimated costs at completion. Contract price and cost estimates are reviewed periodically as work progresses and adjustments proportionate to the percentage of completion are reflected in contract revenues and gross profit in the reporting period when such estimates are revised. This method of revenue recognition requires the Company to prepare estimates of costs to complete contracts in progress. In making such estimates, judgments are required to evaluate contingencies such as potential variances in schedule, the cost of materials and labor, and productivity; and the impact of change orders, liability claims, contract disputes, and achievement of contractual performance standards which may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. The asset, "costs and estimated earnings in excess of billings," represents revenues recognized in excess of amounts billed.  The liability, "billings in excess of costs and estimated earnings," represents billings in excess of revenues recognized.

Concentrations of credit risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. The Company places its cash with high credit quality financial institutions in China. Total cash in state-owned banks at June 30, 2007 amounted to $251,044, of which no deposits are covered by insurance.

The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts. A portion of the Company's sales are credit sales which are primarily to customers whose ability to pay is dependent upon the industry economics prevailing in these areas; however, concentrations of credit risk with respect to trade accounts receivables is limited due to generally short payment terms. The Company also performs ongoing credit evaluations of its customers to help further reduce credit risk.

Stock-based compensation

Effective September 1, 2006, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123(R), “Share-Based Payment” (“SFAS 123(R)”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including stock options based on their fair values. SFAS 123(R) supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), which the Company previously followed in accounting for stock-based awards. In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (SAB 107) to provide guidance on SFAS 123(R). The Company has applied SAB 107 in its adoption of SFAS 123(R).

The Company adopted SFAS 123(R) using the modified prospective transition method as of and for the year ended June 30, 2007. In accordance with the modified prospective transition method, the Company’s financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R). There were no options outstanding as of June 30, 2007 and 2006.

SPEEDHAUL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2007

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Foreign currency translation and comprehensive income

The reporting currency is the U.S. dollar. The functional currency of the Company is the local currency, the Chinese Renminbi (“RMB”). The financial statements of the Company are translated into United States dollars in accordance with Statement of Financial Accounts Standards (“SFAS”) No. 52, “Foreign Currency Translation”, using year-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues, costs, and expenses and historical rates for the equity. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income. At June 30, 2007, the cumulative translation adjustment of $544,878 was classified as an item of other comprehensive income in the stockholders’ equity section of the consolidated balance sheet. For the years ended June 30, 2007 and 2006, accumulated other comprehensive income was $453,154 and $108,493, respectively.

Statement of cash flows

In accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," cash flows from the Company's operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Segment reporting

Statement of Financial Accounting Standards No. 131 (“SFAS 131”), “Disclosure About Segments of an Enterprise and Related Information” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. During the years ended June 30, 2007 and 2006, the Company operated in three reportable business segments - (1) the Construction segment (2) Hotel segment and (3) Real estate development segment (Refer to Note 11).

Recent accounting pronouncements

In February 2006, FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments". SFAS No. 155 amends SFAS No 133, "Accounting for Derivative Instruments and Hedging Activities", and SFAF No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS No. 155, permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of the Company's first fiscal year that begins after September 15, 2006. The Company has not evaluated the impact of this pronouncement its financial statements.

SPEEDHAUL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2007

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In March 2006, FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets - an amendment to FASB Statement No. 140.” The new standard requires recognition of servicing assets in connection with any obligation to service a financial asset arising from 1) a servicing contract entered into as part of a transfer of assets meeting the requirements for sale accounting, 2) the transfer of assets to a special purpose entity in a guaranteed mortgage securitization where the transferor retains a controlling interest in the securitized asset, or 3) an acquisition or assumption of obligations to service financial assets not related to the servicer or its consolidated affiliates. The servicing assets and liabilities must be measured at fair value initially, if practicable, and the assets or liabilities must either be amortized or recorded at fair value at each reporting date. The statement allows a one-time reclassification for entities with servicing rights and subsequently requires separate presentation of servicing assets and liabilities at fair value in the statement of financial position. This statement is effective for the first fiscal year beginning after September 15, 2006, with earlier adoption permitted. The Company does not expect this implementation to have a material effect on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157), which provides guidance for how companies should measure fair value when required to use a fair value measurement for recognition or disclosure purposes under generally accepted accounting principle (GAAP). SFAS 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact, if any, the adoption of SFAS 157 will have on its financial statements.

In September 2006, the FASB issued SFAS 158 (“SFAS 158”), “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. This statement requires an employer to recognize the over funded or under funded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity. This statement also requires an employer to measure the funded status of a plan as of the date of its year end statement of financial position, with limited exceptions. The Company will be required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year end statement of financial position is effective for fiscal years ending after December 15, 2008, or fiscal 2009 for the Company. The Company is currently assessing the impact, if any, the adoption of SFAS 157 will have on its financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115” , under which entities will now be permitted to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis. This Statement is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS 157. The Company is currently assessing the impact, if any, the adoption of SFAS 159 will have on its financial statements.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes,” an interpretation of FASB Statement No. 109 (“SFAS 109”). The interpretation clarifies the accounting for uncertainty in income taxes recognized in an entity's financial statements in accordance with SFAS 109, “Accounting for Income Taxes.” It prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken on a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this interpretation did not have an impact on the Company's consolidated financial statements.

SPEEDHAUL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2007

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In December 2006, FASB Staff Position No. EITF 00-19-2, “Accounting for Registration Payment Arrangements,” was issued. The FSP specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with SFAS No. 5, “Accounting for Contingencies.” The Company believes that its current accounting is consistent with the FSP.

Reclassifications

Certain prior period balances have been reclassified to conform to the current period's financial statement presentation. These reclassifications had no impact on previously reported financial position, results of operations or cash flows.

NOTE 2 – INVENTORIES

At June 30, 2007, inventories consisted of the following:

Construction materials	$1,746
Consumable goods	18,731

$20,477

NOTE 3 – COSTS AND ESTIMATED EARNINGS IN EXCESS OF BILLINGS

Costs in excess of billings at June 30, 2007 consisted of:

Costs incurred on uncompleted contracts	$8,980,006
Estimated earnings	2,072,159
11,052,165
Less billings to date	(11,160,949)

$(108,784)

Amounts are included in the accompanying balance sheet under the following captions:

Costs and estimated earnings in excess of billings	$15,237
Billings in excess of costs and estimated earnings	(124,021)

$(108,784)

NOTE 4 – DEPOSIT ON LAND USE RIGHTS

The Company has recorded as a deposit on land use rights the costs paid to a local government agency to acquire a long-term interest to utilize certain land to construct real property for sale. In order to obtain the provincial government’s permission to build on top on the land, the Company will need to make additional payments to the higher level government. Accordingly, the Company has not received the final license to build on the land and has reflected amounts paid as of June 30, 2007 of $2,223,069 as a deposit on land use rights on the accompanying consolidated balance sheet.

SPEEDHAUL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2007

NOTE 5 – PROPERTY AND EQUIPMENT

At June 30, 2007, property and equipment consist of the following:

	Useful Life
Office equipment	5 Years	$49,230
Machinery equipment	5-15 Years	2,467,724
Vehicles	10 Years	61,390
Building and building improvements	20 – 40 Years	3,758,419
		6,336,763

Less: accumulated depreciation		(1,605,595)

		$4,731,168

Depreciation of property and equipment is provided using the straight-line method. For the year ended June 30, 2007 and 2006, depreciation expense amounted to $348,059 and $209,645, respectively.

NOTE 6 – INTANGIBLE ASSET

All land in the People’s Republic of China is owned by the government and cannot be sold to any individual or company. The Company has recorded the costs paid to a local government agency to acquire a long-term interest to utilize certain land to construct real property for sale. This type of arrangement is common for the use of land in the PRC. The land use rights are valued at a fixed amount RMB 1,223,679, fluctuated by the exchange rate. At June 30, 2007, the land use rights are valued at $160,487. Under the terms of the agreement, the Company has rights to use certain land for a period to be specified when the land is put into use. As of June 30, 2007, this land has not been entered into service. The Company will amortize these land use rights over the contract period when determined.

NOTE 7 – RELATED PARTY TRANSACTIONS

Due from related parties:

From time to time, the Company advanced funds to companies related through common ownership for working capital purposes. These advances are non interest bearing, unsecured and payable on demand. At June 30, 2007, the Company had a receivable from these related entities of $1,047,832. Through monthly payments, the related companies intend to repay these advances. At June 30, 2007, due from related parties was due from the following;

Name	Relationship	Amount
Inner Mongolia Jin Ma Group Ltd and its subsidiaries	Owned by Yang Liankuan	$999,984
Yang Liankuan (a)	Officer and director	47,848

		$1,047,832

(a)	The amount due from the officer and director was an advance and will be paid back prior to December 31, 2007.

SPEEDHAUL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2007

NOTE 8 – ACCRUED EXPENSES

At June 30, 2007, accrued expenses consist of the following:

Construction payable	$223,309
Accrued interest expenses	676,587
Employees benefit	148,791
Accrued payroll	28,638
Other accounts payable	13,829

$1,091,154

NOTE 9 – LOANS PAYABLE

Loans payable are for working capital purposes and consisted of the following at June 30, 2007:

Loans to various unrelated parties, due in January 2010 with annual interest of 14.4% and unsecured.	$993,600

Loans to various unrelated parties, due in December 2009 with annual interest of 14.4% and unsecured.	167,873

Loans to various unrelated parties, due in January 2010 with annual interest of 18% and unsecured.	85,248

Loans to various unrelated parties, due in April 2012 with annual interest of 18% and unsecured	170,496

Loans to various unrelated parties, due in August 2008 with annual interest of 14.4% and unsecured	131,151

Loans to various unrelated parties, due in August 2011 with annual interest of 18% and unsecured	32,788

Loans to various unrelated parties, due in September 2012 with annual interest of 18% and unsecured	104,921

Total loans payable	$1,686,077

The interest expense on the above loans for the years ended June 30, 2007 and 2006 were $250,272 and $240,372, respectively.

Future maturities of long-term debt is as follows:

Fiscal year ended June, 30,
2009	$131,151
2010	$1,246,721
2011	$–
2012	$203,284
2013	$104,921

SPEEDHAUL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2007

NOTE 10 – INCOME TAXES

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, ‘‘Accounting for Income Taxes’’ (‘‘SFAS 109’’). SFAS 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carryforwards. SFAS 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. Realization of deferred tax assets are dependent upon future earnings, if any, of which the timing and amount are uncertain. The Company is governed by the Income Tax Law of the People’s Republic of China and the U.S..

The operations of the Company are in China and are governed by the Income Tax Law of the People's Republic of China and local income tax laws (the "PRC Income Tax Law"). Pursuant to the PRC Income Tax Law, the Company is subject to tax at a statutory rate of 33% (30% state income tax plus 3% local income tax).

The table below summarizes the differences between the U.S. statutory federal rate and the Company’s effective tax rate and as follows for years ended June 30, 2007 and 2006:

	2007	2006
U.S statutory rates	34.0%	34.0%
Foreign income not recognized in the U.S.	(34.0%)	(34.0%)
China income taxes	33.0%	33.0%
Permanent difference	4.7%	.0%

Total provision for income taxes	37.7%	33.0%

At June 30, 2007, there were no significant book and tax basis differences except for the permanent differences.

The income tax expenses for the years ended June 30, 2007 and 2006 are $1,570,091 and $821,897 respectively.

NOTE 11 – SEGMENT INFORMATION

The following information is presented in accordance with SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. In the periods ended June 30, 2007 and 2006, the Company operated in three reportable business segments - (1) the Construction segment (2) Hotel segment and (3) Real estate development segment. The Company's reportable segments are strategic business units that offer different products. The Company's reportable segments, although integral to the success of the others, offer distinctly different products and services and require different types of management focus. As such, these segments are managed separately.

Condensed information with respect to these reportable business segments for the years ended June 30, 2007 and 2006 is as follows:

SPEEDHAUL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2007

NOTE 11 – SEGMENT INFORMATION (continued)

Year Ended June 30, 2007:

	Construction segment	Hotel segment	Real estate development segment	Consolidated
Net Revenues	$ 21,615,061	$ 2,747,727	$ 3,959,518	$ 28,322,306
Cost of sales	18,178,472	1,440,978	2,750,522	22,369,972
Operating expenses (excluding depreciation)	545,067	535,461	109,595	1,190,123
Depreciation	131,786	206,799	9,474	348,059
Interest expense	250,272	—	—	250,272
Net income	1,542,188	344,000	708,338	2,594,526
Segment Assets	9,049,034	3,562,409	2,757,842	15,369,285

Year Ended June 30, 2006:

	Construction segment	Hotel segment	Real estate development segment	Consolidated
Net Revenues	$ 17,474,915	$ 2,503,971	$ 2,629,869	$ 22,608,755
Cost of sales	15,232,045	1,264,664	1,812,053	18,308,762
Operating expenses (excluding depreciation)	654,510	640,929	82,958	1,378,397
Depreciation	127,891	66,469	15,285	209,645
Interest expense	238,914	—	1,458	240,372
Net income	742,323	367,315	559,061	1,668,699
Segment Assets	15,275,770	3,012,135	1,852,694	20,140,599

NOTE 12 – STOCKHOLDERS’ EQUITY

On June 29, 2007, the Company issued 48.500,000 shares of its common stock in connection with a share exchange agreement. Additionally, Andrew Norins, the Company’s prior President, CEO and sole director, cancelled 9,655,050 of the Company’s common stock he owned immediately prior to the closing on the share exchange agreement (see Note 1).

NOTE 13 – STATUTORY RESERVES

As stipulated by the Company Law of the People's Republic of China (PRC), net income after taxation can only be distributed as dividends after appropriation has been made for the following:

1.	Making up cumulative prior years' losses, if any;

2.

Allocations to the "Statutory surplus reserve" of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital;

3.

Through December 31, 2005, allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company's "Statutory common welfare fund", which is established for the purpose of providing employee facilities and other collective benefits to the Company's employees; and

4.	Allocations to the discretionary surplus reserve, if approved in the shareholders' general meeting.

SPEEDHAUL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2007

In accordance with the Chinese Company Law, the Company allocated 10% of income after taxes to the Statutory surplus reserve for the years ended June 30, 2007 and 2006. . The amount included in the statutory reserves as of June 30, 2007 amounted to $594,006.

NOTE 14 – OPERATING RISK

(a) Country risk

Currently, the Company’s revenues are primarily derived from construction projects, real estate and hotel revenues to customers in the Peoples Republic of China (PRC). The Company hopes to expand its operations to countries outside the PRC, however, such expansion has not been commenced and there are no assurances that the Company will be able to achieve such an expansion successfully. Therefore, a downturn or stagnation in the economic environment of the PRC could have a material adverse effect on the Company’s financial condition.

(b) Products risk

In addition to competing with other construction companies, real estate companies, and hotel operations, the Company competes with larger Chinese and international companies who may have greater funds available for expansion, marketing, buying power, resources, and the ability to attract more qualified personnel. These Chinese companies may be able to offer products at a lower price. There can be no assurance that the Company will remain competitive should this occur.

(c) Political risk

Currently, PRC is in a period of growth and is openly promoting business development in order to bring more business into PRC. Additionally PRC allows a Chinese corporation to be owned by a United States corporation. If the laws or regulations are changed by the PRC government, the Company's ability to operate the PRC subsidiaries could be affected.

(d) Exchange risk

The Company can not guarantee that the current exchange rate will remain steady, therefore there is a possibility that the Company could post the same amount of profit for two comparable periods and because of a fluctuating exchange rate actually post higher or lower profit depending on exchange rate of Chinese Renminbi (RMB) converted to U.S. dollars on that date. The exchange rate could fluctuate depending on changes in the political and economic environments without notice.

NOTE 15 – MAJOR CUSTOMERS & VENDORS

Three customers provided 20%, 36% and 15% of the Company’s revenue for the year ended June 30, 2007 for an aggregate percentage of 71%. At June 30, 2007, the Company had $ 3,929,793 of accounts receivable due from these customers. Two customers provided 11% and 10.5% of the Company’s revenue for the year ended June 30, 2006.

For the year ended June 30, 2007, four vendors provided 24.7%, 12.6%, 19.2% and 19.2% of the Company’s construction work. At June 30, 2007, the Company had $136,397 in accounts payable to theses vendors. The Company did not have any vendor concentrations in fiscal 2006. The Company uses five to seven subcontractors to perform its construction services and to develop its real estate projects. Management is aware of similar subcontractors that are available to perform construction services if required and management has plans to engage their services if necessary.

NOTE 16 – SUBSEQUENT EVENT

From July to October 2007, the Company sold 1,468,458 shares of common stock to 67 individuals residing in China for net proceeds of $1,468,458

No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the company or any of the underwriters. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

TABLE OF CONTENTS

Page
Prospectus Summary	2
Selected Consolidated Financial Data	3
Risk Factors	4
Cautionary Statements Regarding
Forward-Looking Information	17	GOLD HORSE INTERNATIONAL, INC.
Market for Common Equity and Related
Stockholder Matters	18
Capitalization	19
Use of Proceeds	19	PROSPECTUS
Management’s Discussion and
Analysis or Plan of Operation	19
Our Business	34
Management	54
Certain Relationships and		_______________, 2008
Related Transactions	59
Principal Shareholders	60
Description of Securities	62	10,825,470 Shares of Common Stock
Selling Security Holders	63
Plan of Distribution	65
Legal Matters	68
Experts	68
Where You Can Find Additional
Information	68
Financial Statements	F-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

The Florida Business Corporation Act permits the indemnification of directors, employees, officers and agents of Florida corporations. Our Articles of Incorporation and Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Florida Business Corporation Act.

The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for our best interests in a proceeding by or in the right of a shareholder. The statute does not affect a director’s responsibilities under any other law, such as the Federal securities laws. The effect of the foregoing is to require our company to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the distribution of the securities being registered are as follows:

SEC Registration and Filing Fee	$140
Legal Fees and Expenses*	30,000
Accounting Fees and Expenses*	7,500
Financial Printing*	2,500
Transfer Agent Fees*	500
Blue Sky Fees and Expenses*	500
Miscellaneous*	250
TOTAL	$41,390

* Estimated

Item 26. Recent Sales of Unregistered Securities.

Following are all issuances of securities by the small business issuer during the past three years which were not registered under the Securities Act of 1933, as amended (the “Securities Act”). In each of these issuances the recipient represented that he was acquiring the shares for investment purposes only, and not with a view towards distribution or resale except in compliance with applicable securities laws. No general solicitation or advertising was used in connection with any transaction, and the certificate evidencing the securities that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. Unless specifically set forth below, no underwriter participated in the transaction and no commissions were paid in connection with the transactions.

On June 29, 2007, pursuant to the Share Exchange Agreement, we issued 48,500,000 shares of our common stock to the shareholders of Gold Horse Nevada in exchange for 100% of the outstanding shares of Gold Horse Nevada. The issuance of these shares was exempt from registration pursuant to Regulation S under the Securities Act of 1933. We made this determination based on the representations of Gold Horse Nevada shareholders, which included, in pertinent part, that such stockholders were not a “U.S. person” as that term is defined in Rule 902(k) of Regulation S under the Securities Act, and that such stockholders were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that such stockholders understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

Between September 2007 and October 30, 2007 we sold an aggregate of 2,219,252 shares of our common stock at an offering price of $1.00 per share to 135 accredited investors in a private placement exempt from registration under the Securities Act in reliance on an exemption provided by Regulation S of that act. We received proceeds of $2,219,252 in this offering. We did not pay any commissions, placement agent fees, finder’s fee or other compensation in the transaction and we intend to use the proceeds from this offering for property acquisitions and general working capital.

On November 30, 2007 we entered into a Securities Purchase Agreement pursuant to which we have agreed to sell an aggregate of $3,275,000 principal amount 10% Secured Convertible Debentures to six accredited investors and to issue those investors common stock purchase warrants to purchase an aggregate of 9,520,352 shares of our common stock in a private transaction exempt from registration under the Securities Act of 1933 in reliance on the exemptions provided by Section 4(2) and Rule 506 of Regulation D of that act.

In December 2007 we issued 145,349 shares of our common stock valued at $50,000 to our Chief Financial Officer and/or his assigns as compensation for services rendered or to be rendered to us. The recipient is an accredited investor and the issuance of the shares was exempt from registration under the Securities Act of 1933 in reliance on the exemption provided by Section 4(2) of that act.

Item 27. Exhibits.

No.	Description

2.1	Share Exchange Agreement dated June 29, 2007, among Speedhaul Holdings, Inc., Gold Horse International, Inc. and the shareholders of Gold Horse International, Inc.(4)
3.1	Certificate of Incorporation (2)
3.2	Bylaws (2)
3.3	Certificate of Amendment to the Certificate of Incorporation (2)
3.4	Text of Amendments to Bylaws (4)
3.5	Certificate of Domestication as filed with the Secretary of State of Florida (5)
4.1	Form of 10% Secured Convertible Debenture *
4.2	Form of common stock purchase warrant *
5.1	Opinion of Schneider Weinberger & Beilly, LLP *
10.1

Amended and Restated Consulting Services Agreement dated June 29, 2007 by and among Speedhaul Holdings, Inc., Gold Horse International, Inc., Global Rise International, Limited and Inner Mongolia Jin Ma Construction Co., Ltd. (“Jin Ma Construction”) and shareholders of Jin Ma Construction (4)

10.2

Amended and Restated Operating Agreement dated June 29, 2007 by and among Speedhaul Holdings, Inc., Gold Horse International, Inc., Global Rise International Limited, Jin Ma Construction and shareholders of Jin Ma Construction (4)

10.3

Amended and Restated Equity Pledge Agreement dated June 29, 2007 by and among Speedhaul Holdings, Inc., Gold Horse International, Inc., Global Rise International Limited, Jin Ma Construction and shareholders of Jin Ma Construction (4)

10.4

Amended and Restated Option Agreement dated June 29, 2007 by and among Speedhaul Holdings, Inc., Gold Horse International, Inc., Global Rise International Limited, Jin Ma Construction and shareholders of Jin Ma Construction (4)

10.5

Amended and Restated Shareholders’ Voting Rights Proxy Agreement dated June 29, 2007 by and among Speedhaul Holdings, Inc., Gold Horse International, Inc., Global Rise International Limited and the shareholders of Jin Ma Construction (4)

10.6

Amended and Restated Consulting Services Agreement dated June 29, 2007 by and between Speedhaul Holdings, Inc., Gold Horse International, Inc., Global Rise International Limited and Inner Mongolia Jin Ma Hotel Co., Ltd. (“Jin Ma Hotel”) (4)

10.7

Amended and Restated Operating Agreement dated June 29, 2007 by and among Speedhaul Holdings, Inc., Gold Horse International, Inc., Global Rise International Limited, Jin Ma Hotel and shareholders of Jin Ma Hotel (4)

10.8

Amended and Restated Equity Pledge Agreement dated June 29, 2007 by and among Speedhaul Holdings, Inc., Gold Horse International, Inc., Global Rise International Limited, Jin Ma Hotel and shareholders of Jin Ma Hotel (4)

10.9

Amended and Restated Option Agreement dated June 29, 2007 by and among Speedhaul Holdings, Inc., Gold Horse International, Inc., Global Rise International Limited, Jin Ma Hotel and shareholders of Jin Ma Hotel (4)

10.10

Amended and Restated Shareholders’ Voting Rights Proxy Agreement dated June 29, 2007 by and among Speedhaul Holdings, Inc., Gold Horse International, Inc., Global Rise International Limited and the shareholders of Jin Ma Hotel (4)

10.11

Amended and Restated Consulting Services Agreement dated June 29, 2007 by and between Speedhaul Holdings, Inc., Gold Horse International, Inc., Global Rise International Limited and Inner Mongolia Jin Ma Real Estate Development Co., Ltd. (“Jin Ma Real Estate”) (4)

10.12

Amended and Restated Operating Agreement dated June 29, 2007 by and among Speedhaul Holdings, Inc., Gold Horse International, Inc., Global Rise International Limited, Jin Ma Real Estate and shareholders of Jin Ma Real Estate (4)

10.13

Amended and Restated Equity Pledge Agreement dated June 29, 2007 by and among Speedhaul Holdings, Inc., Gold Horse International, Inc., Global Rise International Limited, Jin Ma Real Estate and shareholders of Jin Ma Real Estate (4)

10.14

Amended and Restated Option Agreement dated June 29, 2007 by and among Speedhaul Holdings, Inc., Gold Horse International, Inc., Global Rise International Limited, Jin Ma Real Estate and shareholders of Jin Ma Real Estate (4)

10.15

Amended and Restated Shareholders’ Voting Rights Proxy Agreement dated June 29, 2007 by and among Speedhaul Holdings, Inc., Gold Horse International, Inc., Global Rise International Limited and the shareholders of Jin Ma Real Estate (4)

10.16	Stock Purchase Agreement dated July 24, 2007 (2)
10.17	2007 Equity Compensation Plan (6)
10.18	Form of Securities Purchase Agreement *
10.19	Form of Registration Rights Agreement *
10.20	Form of Pledge and Security Agreement *
14.1	Code of Financial Ethics (3)
21.1	Subsidiaries of the Registrant (2)
23.1	Consent of Kabani & Company, Inc.*
23.2	Consent of Schneider Weinberger & Beilly LLP (included in Exhibit 5.1)*

*	filed herewith

(1)	Incorporated by reference to the exhibit filed to the Registration Statement on Form SB-2, as amended, SEC File No. 333-131534.
(2)	Incorporated by reference to the exhibit filed to the Annual Report on Form 10-KSB for the fiscal year ended June 30, 2007.
(3)	Incorporated by reference to the exhibit filed to the Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006.
(4)	Incorporated by reference to the exhibit filed to the Current Report on Form 8-K as filed on July 9, 2007.
(5)	Incorporated by reference to the exhibit filed to the Current Report on Form 8-K as filed on November 13, 2007.
(6)	Incorporated by reference to the exhibit filed to the Current Report on Form 8-K as filed on October 31, 2007.

Item 28. Undertakings.

The small business issuer will:

(1)       File, during any period in which it offers or sales securities, a post-effective amendment to this registration statement to:

(i)        Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)      Include any additional or changed material information to the plan of distribution.

(2)       For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)       File a post-effective amendment to remove from registration any of the securities that remain unsold at then end of the offering.

(4)       For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.          Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

ii.         Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer;

iii.        Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser;

iv.        Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(5)       For determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the Hohhot, Inner Mongolia, China on January 23, 2008.

Gold Horse International, Inc.

By: /s/ Liankuan Yang

Liankuan, Yang, Chief Executive Officer, President, and Director and principal executive officer

By: /s/ Adam Wasserman

Adam Wasserman, Chief Financial Officer, and principal financial and accounting officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Adam Wasserman his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to the registration statement, including post-effective amendments, and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Liankuan Yang Liankuan Yang	President, Chief Executive Officer, director and, principal executive officer	January 23, 2008

/s/ Jonathan Blum Jonathan Blum	Director	January 23, 2008

/s/ Mingguo Wang Mingguo Wang	Director	January 23, 2008

/s/ Wenbiao Wang Wenbiao Wang	Director	January 23, 2008

/s/ Gregory T. Wolfson Gregory T. Wolfson	Director	January 23, 2008

/s/ Yang Yang Yang Yang	Director	January 23, 2008